   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27, 1996.


                                             REGISTRATION STATEMENT NO. 333-5798
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                AMENDMENT No. 2

                                       TO
                                    Form S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                         AES CHINA GENERATING CO. LTD.
             (Exact name of registrant as specified in its charter)

            BERMUDA                          4911, 4961                         98-0152612
 (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
      of incorporation or            Classification Code Number)            Identification No.)
          organization)

                          3/F(W), GOLDEN BRIDGE PLAZA
                         NO. 1(A) JIANGUOMENWAI AVENUE
                  BEIJING, 100020, PEOPLE'S REPUBLIC OF CHINA
                                (8610) 6508-9619
   (Address and telephone number of registrant's principal executive offices)
                      ------------------------------------
                   THE PRENTICE-HALL CORPORATION SYSTEM, INC.
                               375 HUDSON STREET
                         NEW YORK, NEW YORK 10014-3660
                                 (212) 463-2700
           (Name, address and telephone number of agent for service)
                      ------------------------------------

                                   COPIES TO:

                 MICHAEL V. GISSER                                  DANFORTH TOWNLEY
       SKADDEN, ARPS, SLATE, MEAGHER & FLOM                       DAVIS POLK & WARDWELL
                   (INTERNATIONAL)                             THE HONG KONG CLUB BUILDING
               PEREGRINE TOWER 30/F                                  3A CHATER ROAD
            LIPPO CENTRE, 89 QUEENSWAY                             CENTRAL, HONG KONG
                CENTRAL, HONG KONG                                   (852) 2533-3300
                  (852) 2820-0700

                      ------------------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE



----------------------------------------------------------------------------------------------------------------------
                                                                                  PROPOSED MAXIMUM        AMOUNT OF
      TITLE OF EACH CLASS            AMOUNT TO BE    PROPOSED MAXIMUM OFFERING    AGGREGATE OFFERING    REGISTRATION
OF SECURITIES TO BE REGISTERED        REGISTERED       PRICE PER UNIT(1)(2)          PRICE(1)(2)           FEE(3)
----------------------------------------------------------------------------------------------------------------------
     % Notes Due 2006..........      $180,000,000              100%                 $180,000,000           $54,546
----------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
(2) Exclusive of accrued interest, if any.

(3) Of this amount $45,455 has been previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)

Issued November 27, 1996



                                 US$180,000,000


                         AES China Generating Co. Ltd.
                                     % NOTES DUE 2006
                            ------------------------
                    Interest payable          and
                            ------------------------

    The Notes are redeemable at the option of the Company (i) on or after
         , 2001, in whole or in part, at the redemption prices set forth herein, plus accrued interest and (ii) at any time, in whole but not in part, at the option of the Company at 100% of the principal amount at maturity thereof, together with interest accrued thereon to the redemption date, if the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts. Upon a Change of Control Triggering Event, the Company will be obligated to make an offer to purchase all outstanding Notes at a price of not less than 101% of their principal amount, plus interest accrued thereon, if any, to the date of purchase. The Company will be obligated to make an offer to purchase the Notes with the Excess Proceeds of an Asset Sale (other than an Asset Sale of the assets, property or Capital Stock of any Existing Subsidiary or Existing Joint Venture), under certain circumstances, at not less than 100% of their principal amount, plus interest accrued thereon to the date of purchase. The Company will also be obligated, under certain circumstances, to make an offer to purchase the Notes at a price of not less than 101% of their principal amount, plus interest accrued thereon, to the date of purchase, with certain proceeds of (i) Asset Sales of the assets, property or Capital Stock of any Existing Subsidiary or Existing Joint Venture, (ii) Designated Financings or (iii) Restricted Designation Events.


    Upon issuance of the Notes, the Company will deposit with the Collateral
Agent in the Debt Service Reserve Account US$         million as the Interim
Reserve and US$         million as the Debt Payment Reserve. The Interim Reserve
will be used to make interest payments due on or prior to July   , 1998. The
Debt Payment Reserve will be maintained in the Debt Service Reserve Account for so long as the Notes remain outstanding. Amounts in the Debt Service Reserve Account may be comprised of cash or Dollar Permitted Investments.


    The Notes will be represented by a single Global Note, in registered form, without coupons, which will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company ("DTC") for persons holding beneficial interests in the Global Note directly or indirectly through DTC participants. Beneficial interests in the Global Note will be represented by, and transfers thereof will be effected only through, book-entry accounts maintained by DTC and its participants (including Euroclear and Cedel). Except in limited circumstances, definitive Notes will not be issued in exchange for beneficial interests in the Global Note. See "Description of the Notes."
                            ------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.
                           ------------------------

                     PRICE          % AND ACCRUED INTEREST
                            ------------------------

                                                        PRICE TO        UNDERWRITING DISCOUNTS       PROCEEDS TO
                                                        PUBLIC(1)         AND COMMISSIONS(2)         COMPANY(3)
                                                 ---------------------------------------------------------------------
Per Note....................................                %                      %                      %
Total.......................................                $                      $                      $

------------


    (1) Plus accrued interest, if any, from          , 1996.


    (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."

    (3) Before deducting expenses payable by the Company estimated at          ,
        including          as partial reimbursement of the Underwriters'
        expenses.
                            ------------------------


    The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that the
delivery of the Notes will be made on or about December   , 1996 through the
book-entry facilities of DTC, against payment therefor in immediately available funds.


                            ------------------------

MORGAN STANLEY & CO.      DONALDSON, LUFKIN & JENRETTE
   Incorporated              Securities Corporation


December   , 1996

                                     [MAP]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AES CHINA GENERATING CO. LTD. (THE "COMPANY") OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                             AVAILABLE INFORMATION

     The Company has filed with the United States Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Notes. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Notes, reference is made to the Registration Statement, including the exhibits thereto and financial statements, schedules and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files periodic and current reports and other information with the Commission. Information concerning directors and officers, their remuneration, the principal holders of securities of the Company and any material interest of such persons in transactions with the Company, as of particular dates, is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Class A Common Stock, par value $.01 (the "Class A Common Stock"), is quoted on the National Association of Securities Dealers Automated Quotation National Market System. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-23148) pursuant to the Exchange Act are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

     1. The Company's Annual Report on Form 10-K for the year ended November 30, 1995.

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended February 29, 1996, May 31, 1996 and August 31, 1996.

     3. The Company's Current Report on Form 8-K dated November 12, 1996.

     4. The Company's Current Report on Form 8-K dated October 2, 1996.

     5. The Company's Proxy Statement dated March 1, 1996 for the Annual Meeting held April 3, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the request of any such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this Prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to AES China Generating Co. Ltd., at 9/F, Allied Capital Resources Building, 32-38 Ice House Street, Central, Hong Kong, Telephone (852) 2842-5111, Attention: Jeffery A. Safford.

                            ------------------------

                      ENFORCEABILITY OF CIVIL LIABILITIES

     The Company is a Bermuda company, and substantially all of its assets are located outside the United States. The Company has appointed The Prentice-Hall Corporation System, Inc., 375 Hudson Street, New York, New York 10014-3660, as its agent to receive service of process with respect to any action brought against it in the United States District Court for the Southern District of New York under the securities laws of the United States or any state thereof, or any action brought against it in the Supreme Court of the State of New York in the County of New York under the securities laws of New York State. However, it may be difficult for investors to enforce outside the United States judgments against the Company obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal securities laws. In addition, certain of the directors and officers of the Company are or may be residents of Bermuda or the People's Republic of China and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws. The Company has been advised by its Bermuda counsel, Conyers, Dill & Pearman, and its China counsel, Commerce & Finance Law Office, that the United States does not currently have treaties providing for reciprocal recognition and enforcement of judgments in civil and commercial matters with Bermuda or China and that there is doubt (i) whether a final judgment for the payment of money rendered by a federal or state court in the United States based on civil liability, whether or not predicated solely upon the civil liability provisions of the United States federal securities laws, would be enforceable in Bermuda or China against the Company or the Company's officers and directors and (ii) whether an action could be brought in Bermuda or China against the Company or the Company's officers and directors in the first instance on the basis of liability predicated solely upon the provisions of the United States federal securities laws.
                            ------------------------

                                 EXCHANGE RATES

     References in this Prospectus to "Renminbi," "Y" and "RMBY" are to Renminbi yuan, the lawful currency of the PRC and references to "US dollars," "$" and "US$" are to United States dollars. Translations of amounts from Renminbi to US dollars are solely for the convenience of the reader. Unless otherwise indicated, any amounts translated from Renminbi to US dollars in this Prospectus are translated at the rate of US$1.00 to RMBY 8.3317, the noon buying rate in The City of New York for cable transfers of Renminbi yuan per US$1.00 as certified for customs purposes by the Federal Reserve Bank of New York ("Noon Buying Rate") on September 30, 1996. Such translations may differ from translations of amounts which appear in other disclosure documents of the Company which used amounts translated at a different exchange rate. No representation is made that the Renminbi or US dollar amounts referred to herein could have been or could be converted into US dollars or Renminbi, as the case may be, at any particular rate or at all. See "Risk Factors -- Risks Pertaining to the PRC -- Restrictions on Foreign Currency Convertibility and Remittance Abroad" and "Appendix A -- The People's Republic of China."
                            ------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements under the captions "Prospectus Summary," "Risk Factors," "Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: political and economic considerations, restrictions on foreign currency convertibility and remittance abroad, exchange rate fluctuations and developing legal system, in each case pertaining to the PRC; limited operating history and deficiency of earnings to cover fixed charges of the Company; limited security applicable to the Notes; holding company structure of the Company; absence of an established market for the Notes; regulation and restrictions; tariffs; governmental approval processes; environmental matters; construction, operating and fuel risks; load growth, dispatch and transmission constraints; reliance on and creditworthiness of PRC counterparties; conflict of interest of contracting parties; control by The AES Corporation; limitations resulting from the Amalgamation (as defined below) and adherence to the AES principles; and other factors referenced in this Prospectus. See "Risk Factors."
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Certain Definitions...................      5
Prospectus Summary....................      7
Risk Factors..........................     16
The Company...........................     24
Use of Proceeds.......................     26
Capitalization........................     27
Selected Consolidated Financial and
  Other Data..........................     28
Discussion and Analysis of Financial
  Condition and Results of
  Operations..........................     30
The PRC Electric Power Industry.......     34
Business..............................     41
Management............................     63
Relationship with AES.................     68

                                        PAGE
                                        -----
The Amalgamation......................     70
Description of the Notes..............     72
Taxation..............................    107
Certain Foreign Issuer
  Considerations......................    109
Underwriters..........................    110
Legal Matters.........................    110
Experts...............................    111
Index to Consolidated Financial
  Statements..........................    F-1
Appendix A -- The People's Republic of
  China...............................    A-1
Appendix B -- Glossary of Power
  Industry Terms......................    B-1

                              CERTAIN DEFINITIONS

     Certain definitions are set forth below. Other definitions may be found in the text of this Prospectus. For definitions of certain power industry terms used in this Prospectus, see "Appendix B -- Glossary of Power Industry Terms." For certain additional definitions with respect to the Notes, see "Description of the Notes."

     "Aixi Heart River" means the 50 MW coal-fired power plant in Nanchuan, Sichuan Province, owned by Sichuan Fuling Aixi Power Company Ltd. ("Fuling Aixi"), a Company Joint Venture.

     "Central Government" means the national government of the PRC and its various ministries, agencies and commissions.

     "Chengdu Lotus City" means the 48 MW natural gas-fired power plant in Chengdu, Sichuan Province, owned by Chengdu-AES-Kaihua Gas Turbine Power Co. Ltd. ("Chengdu-AES-Kaihua"), a Company Joint Venture.

     "Cili Misty Mountain" means the 26.2 MW hydroelectric power plant in Cili County, Hunan Province, owned by Hunan Xiangci-AES Hydro Power Company Ltd. ("Xiangci-AES"), a Company Joint Venture.

     "Current Projects" means Aixi Heart River, Chengdu Lotus City, Cili Misty Mountain, Hefei Prosperity Lake, Jiaozuo Aluminum Power, Wuhu Grassy Lake, Wuxi Tin Hill and Yangchun Sun Spring.

     "Hefei Prosperity Lake" means the 115.2 MW oil-fired combined cycle power plant in Hefei, Anhui Province, owned by Anhui Liyuan AES Power Company Ltd. ("Liyuan-AES") and Hefei Zhongli Energy Company Ltd. ("Zhongli Energy"), two Company Joint Ventures.

     "Jiaozuo Aluminum Power" means the 250 MW coal-fired power plant in Jiaozuo, Henan Province, owned by Jiaozuo Wan Fang Power Company Ltd. ("Jiaozuo Wan Fang"), a Company Joint Venture.

     "Jinhua Golden China" means the 106 MW oil-fired combined cycle power plant to be located in Jinhua, Zhejiang Province, owned by Jinhua Longhua Heat Recovery Generating Co. Ltd. ("Jinhua Longhua") and Jinhua Jinlong Gas Turbine Generating Co. Ltd. ("Jinhua Jinlong"), two Company Joint Ventures.

     "Joint Ventures" means the PRC joint venture limited liability companies formed to develop, construct, own and operate the Current Projects with respect to which the Company, or one of its wholly-owned subsidiaries, has made a contribution to the registered capital (equity). "Joint Venture" refers to any one of them.

     "local governments" means governments in the PRC at all administrative levels below the Central Government, including provincial governments, governments of municipalities directly under the Central Government, municipal governments, county governments and township governments. "local government" refers to any one of them.

     "Ministry of Electric Power" or "MOEP" means the Ministry of Electric Power of the Central Government.

     "Ministry of Foreign Trade and Economic Cooperation" or "MOFTEC" means the Ministry of Foreign Trade and Economic Cooperation of the Central Government.

     "Nanpu Southern Delta" means the 700 MW coal-fired power plant to be located in Huian County, Fujian Province, and owned by Fujian Nanpu Power Company Ltd., a Company Joint Venture.

     "Potential Projects" means Jinhua Golden China, Tianjin TEDA, Nanpu Southern Delta and Yangcheng Sun City.

     "PRC" or "China" means the People's Republic of China and includes all territory under the control of the Central Government.

     "PRC Government" means the Central Government and local governments.

     "provinces" means provinces, autonomous regions and municipalities directly under the Central Government.

     "State Administration of Exchange Control" or "SAEC" means the State Administration of Exchange Control of the Central Government.

     "State Council" means the State Council of the PRC, the highest administrative organ of the Central Government.

     "State-owned" means under the ownership or administrative control of the Central Government.

     "State Plan" means the plans devised and implemented by the PRC Government in relation to the economic and social development of the PRC.

     "State Planning Commission" or "SPC" means the State Planning Commission of the Central Government.

     "Tianjin TEDA" means the 100 MW coal-fired cogeneration power plant to be located near Tianjin, and owned by Tianjin TEDA-AES Power Co. Ltd., a Company Joint Venture.

     "tons" means metric tons.

     "Wuhu Grassy Lake" means the 250 MW coal-fired power plant near Wuhu, Anhui Province, owned by Wuhu Shaoda Electric Power Development Company Ltd. ("Wuhu Shaoda"), a Company Joint Venture.

     "Wuxi Tin Hill" means the 63 MW oil-fired combined cycle power plant owned by Wuxi-AES-CAREC Gas Turbine Power Company Ltd. ("Wuxi-AES-CAREC") and Wuxi-AES-Zhonghang Power Co. Ltd. ("Wuxi-AES-Zhonghang"), two Company Joint Ventures located in Xishan (previously known as Wuxi County), Jiangsu Province.

     "Yangcheng Sun City" means the 2,100 MW coal-fired power plant to be located near Yangcheng, Shanxi Province, owned by Yangcheng International Power Generating Company Ltd. ("Yangcheng International Power"), a Company Joint Venture.

     "Yangchun Sun Spring" means the 15.1 MW diesel engine power plant in Yangchun, Guangdong Province, owned by Yangchun Fuyang Diesel Engine Power Co. Ltd. ("Yangchun Fuyang"), a Company Joint Venture.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto contained elsewhere in this Prospectus. Certain statements set forth below constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 4 of this Prospectus and "Risk Factors" for additional factors relating to such forward-looking statements.

                                  THE COMPANY

     AES China Generating Co. Ltd (the "Company") is a leading independent power generation company in China and one of the few international developers that has successfully completed the development of electric power projects in the country. The Company was founded in December 1993 by The AES Corporation ("AES"), a Delaware corporation, and currently serves as the exclusive vehicle for AES to develop, acquire, finance, construct, own and operate electric power generation facilities in the PRC. AES is one of the largest independent power producers in the world. AES currently holds a substantial equity interest in the Company. AES and the Company have entered into an Amalgamation Agreement (as defined below) providing for the acquisition by AES of the remaining equity in the Company.

     Since commencing business, the Company has committed $259.6 million and as of October 7, 1996 has invested $130.4 million in eight power projects, the Current Projects, in operation or under construction in the PRC having an aggregate nameplate capacity of approximately 818 MW (approximately 422 MW of which is attributable to the Company's interests in the Joint Ventures). The Current Projects include coal, oil, natural gas and hydro power plants located in six different provinces in China.

     The Company has signed joint venture contracts and is in various stages of negotiation to develop four additional power projects in the PRC, the Potential Projects, with an aggregate nameplate capacity of approximately 3,006 MW (approximately 869 MW of which would be attributable to the Company's interests in the proposed project companies).

     The purpose of this Offering is to raise additional funds for the Company to finance the requirements of the Current Projects and, to the extent funds are available and subject to the AES Debt Covenants (as defined elsewhere in this Prospectus), to finance investments in the Potential Projects or other future electric power projects. See "Use of Proceeds." The Company does not currently have any long-term debt other than shareholder loans incurred by certain of its Joint Ventures.

                             RELATIONSHIP WITH AES

     AES is a global power company supplying electricity, either directly, or through affiliates like the Company, to customers in eight countries, including the PRC. AES was one of the original entrants in the independent power market. In addition to the Company's power plants, AES has ownership interests in, and operating responsibility for, 22 power plants world-wide, representing approximately 9,398 MW in operation and approximately 1,084 MW under construction. In the 15 years since its inception, AES's total assets have grown to more than $3.2 billion and it is currently one of the largest companies in this market. AES prides itself on being a market leader in the operation of power plants. In 1995, AES's power plants maintained an average availability of 94%. AES's position in the market and record of operations have allowed it to successfully finance its projects at competitive rates.

     AES currently owns all of the outstanding shares of Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock"), and is entitled to elect one-half of the members of the Board of Directors. The outstanding shares of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock") represent approximately 52% of the outstanding capital stock of the Company.

                                THE AMALGAMATION


     The Company and AES have entered into an Agreement and Plan of Amalgamation, dated as of November 12, 1996 (the "Amalgamation Agreement"), providing among other things for the Company to become a wholly owned subsidiary of AES (the "Amalgamation"). The Amalgamation is subject to various conditions, including the approval of the holders of the Class A Common Stock, and there can be no assurance that the Amalgamation will be consummated.



     The Company is not currently affected by the covenants contained in various AES debt agreements because it is not a subsidiary of AES. As a result of the Amalgamation, the Company will become a subsidiary of AES and intends to comply with the limitations contained in the AES Debt Covenants applicable to subsidiaries of AES. Among other things, the AES Debt Covenants would effectively limit any further investment in power plant projects by the Company to the funds currently held by the Company, plus the net proceeds of the Notes remaining after the funding of the Debt Service Reserve Account (as defined elsewhere in the Prospectus). Assuming the Company makes investments equal to the full amount of its existing investment commitments to the Current Projects,
upon consummation of the Amalgamation, a maximum amount of $      would be
available to fund the Potential Projects and other future projects, as well as any additional investment required in the Current Projects. After the Amalgamation, no dividends paid to the Company by its subsidiaries or funds thereafter raised by the Company could be invested in Current Projects or the Potential Projects or other future projects. Any additional investment in the Potential Projects or other future power projects could only be made by other investors, including AES. The Company's business requires a long period of investment in development and construction before any revenues are generated by a new project. Accordingly, although the AES Debt Covenants impose significant limitations on investment in projects, it is not anticipated that the Company's ability to satisfy its obligations under the Notes will be adversely affected by the application of the AES Debt Covenants following the Amalgamation.



     In connection with the Amalgamation, the Non-Competition Agreement (as defined elsewhere in the Prospectus) will be terminated, which would allow AES to invest directly in PRC power projects and the Company to invest in projects outside the PRC. The Company is not currently exploring any opportunities to invest outside the PRC. Whether or not the Amalgamation occurs, the Notes are solely the obligations of the Company and do not benefit from a guarantee or other credit support of AES.


                                COMPANY STRATEGY

     The Company's mission is to help meet China's need for electricity in a socially responsible manner, balancing the interests of customers, partners, communities, suppliers, investors and its people. After the Amalgamation, the Company's operations will be subject to certain limitations under the AES Debt Covenants. The Company's business strategy focuses on:

     Experience in the China Market. The Company currently employs 43 people in the PRC with 30 people in Beijing and 13 people in other parts of the country. The Company's principal office is in Beijing and its president and chief executive officer resides in Beijing. The Company also maintains an office in Hong Kong with 26 people. This commitment to the PRC has enabled the Company to build an expertise in the China power market.


     Diversified Project Portfolio. The Company believes that national diversification of projects in different provinces reduces the risk of being overly dependent on a single power purchaser or the demand for power in a single region. The Company's Current Projects are located in six provinces. Certain of the Company's Current Projects include smaller projects that have been developed on a rapid time schedule. These projects have enabled the Company to establish its position in the market, develop strategic relationships and generate immediate cash flow. Certain other of the Current Projects and the Potential Projects have high visibility and the support of the Central Government. These projects are expected to generate substantial cash flow following the commencement of their operation.



     Strategic Relationships with Strong Partners. The Company believes that its presence in China, its available capital and the well-regarded reputation of AES have allowed the Company to develop strategic relationships with key Chinese partners. The Company has included ministry level companies and affiliates of provincial and local economic commissions as well as affiliates of regional, provincial and local power bureaus as partners in its Joint Ventures. These partners participate in the construction and operation of the Company's Current Projects, expedite the approval process and mitigate project construction, operation and tariff adjustment risks. Similarly, the Company will seek to develop the Potential Projects and other future projects in the PRC in cooperation with strong Chinese business partners that have comparable economic interests and a variety of complementary strengths, including business experience and political relationships.


     Location in Regions of High Power Demand. The Company believes that its Current Projects and the Potential Projects are located in regions of high power demand. In the course of developing its projects, the Company carefully reviews the regional and local demand and supply for power. In addition, in the course of project development, the Company evaluates the proposed power purchaser, usually a provincial or local government power bureau, to determine its economic resources and credit profile. One important criterion for any project developed by the Company is that the tariff to be charged by the proposed project must be affordable in light of the overall rates charged in the region, while also being competitive with the cost of new electric power.



     Significant Participation in Operational Management. The Company seeks to obtain, and has obtained in the case of the Current Projects and the Potential Projects, significant rights to participate in major decisions of the project company that owns the power plant. The Company typically exerts its influence through directors appointed to the board of directors of the project company and by appointing either the general manager of the power plant and/or a deputy general manager in charge of finance or operations for the power plant. Several of the Company's officers have significant prior experience with AES in the development and operation of power plants in other countries. The Company is also developing a core group of local managers who will be focused on constructing and operating projects in China.


     AES's Capabilities. The Company draws on AES's people and expertise in development, construction oversight and operation of independent electric power generation projects. In particular, the Company draws on AES's extensive experience operating coal-fired power plants around the world. The Company believes this relationship has provided it with a competitive advantage in the China power market, which relies primarily on coal-fired power plants.

                        CHINA'S ECONOMY AND POWER MARKET

     Since 1978, the PRC Government has been implementing market oriented economic reforms in an effort to revitalize the PRC's economy and improve its citizens' standard of living. The reforms have marked a shift from a more rigid, centrally-planned economy to a more mixed economy in which market forces play an increased role and the government has a reduced role. State-owned enterprises still constitute the largest sector of the economy, but implementation of the economic reforms has led to, among other things, the delegation to managers of enterprises of more decision-making powers and responsibilities regarding matters such as production, marketing, use of funds and employment of people. Other reform measures have included the conversion of selected State-owned enterprises into joint stock limited companies which have issued shares to the public and private investors (including their employees); the gradual reduction of PRC Government control over producer prices; and the designation of certain coastal areas and cities as special economic development zones with greater local autonomy. The PRC Government has also implemented policies designed to attract foreign investment and technology. The PRC Government's reforms have resulted in significant economic growth. The gross domestic product of China increased at an average annual rate of 12.1% during the period from 1991 to 1995. The growth rate of gross domestic product is projected by the Asian Development Bank to be 8.9% in 1996.

     Because investments in and construction of electric power generation facilities in the PRC have not been able to keep pace with the demand associated with this economic growth, foreign investment in the China power market is now actively encouraged. Based on statements by the Ministry of Electric Power ("MOEP"), China will need an average of approximately 16,000 MW of new electric generating capacity annually through the year 2000. In 1995, approximately 17,323 MW of installed electric generating capacity was added in the PRC, making China's electric power industry one of the fastest growing in the world. Since domestic investment is insufficient to meet the PRC's requirements, MOEP estimates that approximately 20% of the capital required for PRC electric power development through the year 2000 will need to come from foreign sources. MOEP estimates that approximately $20.0 billion of foreign investment will be needed to reach its target of increasing installed capacity to 290,000 MW by the year 2000. See "The PRC Electric Power Industry."

                                  THE OFFERING

     The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the detailed provisions thereof. Capitalized terms used herein but not defined have the meanings set forth under "Description of the Notes."


The Offering........................     US$180,000,000 aggregate principal
                                         amount of the Company's Notes due 2006
                                         (the "Notes"). See "Description of the
                                         Notes" and "Underwriters."


Interest Rate.......................          % per annum. Interest will be
                                         computed on the basis of a 360-day year
                                         consisting of twelve 30-day months.

Interest Payment Dates..............              and          of each year,
                                         commencing          , 1997 to holders
                                         of record at the close of business on
                                                  and          (whether or not a
                                         Business Day).

Maturity Date.......................              , 2006.

Issue Price.........................          % of the principal amount, plus
                                         accrued interest from          , 1996.

Ranking.............................     The Notes will rank at least pari passu
                                         in right of payment with all existing
                                         and future senior unsecured
                                         Indebtedness of the Company. The
                                         holders of the Notes will have a claim
                                         on the amounts on deposit in the
                                         Collateral Accounts that is prior to
                                         the claims of other creditors of the
                                         Company. See "Description of the Notes
                                         -- Security Agreement."


Debt Service Reserve Account;
Special Proceeds Account............     Upon issuance of the Notes, the Company
                                         will deposit with the Collateral Agent
                                         in the Debt Service Reserve Account
                                         US$     million as the Interim Reserve
                                         and US$     million as the Debt Payment
                                         Reserve. The Interim Reserve will be
                                         used to make interest payments due on
                                         or prior to July   , 1998. The Debt
                                         Payment Reserve will be maintained in
                                         the Debt Service Reserve Account for so
                                         long as the Notes remain outstanding.
                                         Following the occurrence of any Special
                                         Proceeds Event the Issuer is required
                                         to deposit all Special Proceeds in the
                                         Special Proceeds Account. Amounts on
                                         deposit in the Special Proceeds Account
                                         will be withdrawn by the Collateral
                                         Agent and delivered to the Trustee to
                                         pay the aggregate purchase price of
                                         Notes properly tendered by Holders
                                         pursuant to a Special Proceeds Offer.
                                         Amounts in the Debt Service Reserve
                                         Account and the Special Proceeds
                                         Account may be comprised of cash or
                                         Dollar Permitted Investments. See
                                         "Description of the Notes -- Security
                                         Agreement."



Maintenance of Certain Cash
Amounts.............................     At all times prior to January 1, 2000
                                         and in certain circumstances
                                         thereafter, the Company will be
                                         required to maintain a balance of cash
                                         and Permitted Invest-
                                         ments of the type referred to in
                                         clauses (vi) and (vii) of the
                                         definition thereof in an amount equal
                                         to or greater than a defined amount of
                                         cash flow from Existing Joint Ventures
                                         and Existing Subsidiaries less a
                                         defined amount of costs, interest
                                         expense and amounts used to repurchase
                                         Notes. See "Description of the
                                         Notes -- Covenants -- Maintenance of
                                         Certain Cash Amounts."


Withholding Taxes...................     Principal of, and interest on, the
                                         Notes are payable by the Company free
                                         and clear of, and without withholding
                                         or deduction for Bermuda taxes. In the
                                         event that the Company is required by
                                         law to deduct or withhold Bermuda taxes
                                         with respect to payments on the Notes,
                                         the Company will be obligated to pay to
                                         the holders of the Notes such
                                         Additional Amounts in respect of such
                                         withholding taxes on such payments. See
                                         "Description of the Notes -- Additional
                                         Amounts."


Tax Redemption......................     Subject to certain exceptions and as
                                         more fully described herein, the Notes
                                         may be redeemed, in whole but not in
                                         part, at the option of the Company at
                                         any time, at 100% of the principal
                                         amount at maturity thereof, together
                                         with interest accrued thereon to the
                                         redemption date, if the Company has
                                         become or would become obligated to
                                         pay, on the next date on which any
                                         amount would be payable with respect to
                                         the Notes, any Additional Amounts. See
                                         "Description of the
                                         Notes -- Redemption -- Optional
                                         Redemption for Changes in Withholding
                                         Taxes."



Optional Redemption by the
Company.............................     The Notes will be redeemable at the
                                         option of the Company, in whole or in
                                         part, on or after           , 2001, at
                                         the redemption prices set forth herein,
                                         plus accrued interest. See "Description
                                         of the Notes -- Redemption -- Optional
                                         Redemption."


Change of Control...................     Upon a Change of Control Triggering
                                         Event, the Company will be obligated to
                                         make an offer to purchase all
                                         outstanding Notes at a price of not
                                         less than 101% of their principal
                                         amount, plus interest accrued thereon,
                                         if any, to the date of purchase. See
                                         "Description of the Notes -- Covenants
                                         -- Change of Control."

Excess Proceeds Offer; Special
Proceeds Offer......................     The Company will be obligated to make
                                         an offer to purchase the Notes with the
                                         Excess Proceeds of an Asset Sale (other
                                         than an Asset Sale of the assets,
                                         property or Capital Stock of any
                                         Existing Subsidiary or Existing Joint
                                         Venture), under certain circumstances,
                                         at a price of not less than 100% of
                                         their principal amount, plus interest
                                         accrued thereon to the date of
                                         purchase. The Company will also be
                                         obligated, under certain circumstances,
                                         to make an offer to purchase the Notes
                                         at a price of not less than 101% of
                                         their principal amount, plus interest
                                         accrued thereon to the date of
                                         purchase, with certain proceeds of (i)
                                         Asset Sales of the assets, property or
                                         Capital Stock of any Existing
                                         Subsidiary or Existing Joint Venture,
                                         (ii) Designated Financings, (iii) or
                                         Restricted Designation Events. See
                                         "Description of the Notes -- Covenants
                                         -- Limitation on Sales of Assets and
                                         Refinancings."

Certain Covenants...................     The Indenture will limit, among other
                                         things, (i) the payment of dividends on
                                         and redemptions of Equity Interests by
                                         the Company and the Project Companies;
                                         (ii) the redemption of Subordinated
                                         Indebtedness; (iii) the making of
                                         Investments, other than Permitted
                                         Investments; (iv) the incurrence by the
                                         Company and the Project Companies of
                                         certain Indebtedness; (v) the
                                         imposition by the Company or any
                                         Project Company of restrictions on the
                                         payment of dividends, the payment on
                                         certain obligations owed to the Company
                                         or any other Project Company or the
                                         transfer of property or assets to the
                                         Company or any other Project Company;
                                         (vi) the creation by the Company or any
                                         Project Company of certain Liens; (vii)
                                         certain transactions with affiliates of
                                         the Company; (viii) Asset Sales and
                                         Refinancing Indebtedness; (ix) issuance
                                         of stock by Restricted Subsidiaries;
                                         (x) change of the nature of the
                                         Company's business; and (xi) merger and
                                         consolidation of the Company and the
                                         Project Companies with other entities.
                                         The Indenture will also obligate the
                                         Company and the Project Companies to
                                         maintain certain insurance, obtain
                                         required government approvals, maintain
                                         good title to their properties and
                                         operate and maintain their power
                                         generation facilities in accordance
                                         with prudent industry operating and
                                         maintenance practices. See "Description
                                         of the Notes."

Events of Default...................     Payment of the principal amount of the
                                         Notes, together with all interest
                                         accrued thereon, may be accelerated
                                         upon the occurrence of certain Events
                                         of Default, including, among other
                                         things, (i) failure to pay interest
                                         within 30 days or failure to pay
                                         principal at maturity or upon
                                         redemption or repurchase of the Notes;
                                         (ii) a default in the performance of
                                         the covenants contained in the
                                         Indenture; (iii) a default under any
                                         evidence of indebtedness of the Company
                                         or any Project Company in the amount of
                                         US$5,000,000 or more (other than under
                                         the Notes or any Non-Recourse Debt);
                                         and (iv) the rendering of a judgment
                                         against the Company or any Project
                                         Company in an amount in excess of
                                         US$5,000,000. See "Description of the
                                         Notes -- Events of Default."

Ratings of the Notes................     The Notes have been rated        by
                                         Standard & Poor's Rating Group and
                                                Moody's Investors Service. Such
                                         ratings of the Notes do not constitute
                                         a recommendation to buy, sell or hold
                                         the Notes and may
                                         be subject to revision or withdrawal at
                                         any time by such ratings organizations.
                                         Each such rating should be evaluated
                                         independently of any other rating of
                                         the Notes, other securities of the
                                         Company or of the Company.

Form, Denominations and
Registration........................     The Notes will be issued in fully
                                         registered form in minimum
                                         denominations of US$1,000 and integral
                                         multiples thereof. The Notes will be
                                         represented by a single Global Note,
                                         registered in the name of Cede & Co.,
                                         as nominee of DTC. Beneficial interests
                                         in the Global Note will be shown on,
                                         and the transfer thereof will be
                                         effected only through, records
                                         maintained by DTC and its direct and
                                         indirect participants (including
                                         Euroclear and CEDEL). Settlement of all
                                         secondary market trading activity in
                                         the Notes will be made in immediately
                                         available funds. See "Description of
                                         the Notes -- Form, Denomination and
                                         Registration."


Use of Proceeds.....................     The net proceeds to the Company from
                                         the issuance of the Notes will be
                                         approximately US$     million. Of the
                                         total net proceeds, US$     million
                                         will be deposited upon completion of
                                         the Offering with the Trustee in the
                                         Debt Service Reserve Account, of which
                                         US$     million will fund the Interim
                                         Reserve and US$     million will fund
                                         the Debt Payment Reserve. See
                                         "Description of the Notes -- Security
                                         Agreement -- Debt Service Reserve
                                         Account." The Company intends to use
                                         the remaining US$     million of the
                                         proceeds of the issuance of the Notes
                                         to fund investment commitments to the
                                         Current Projects, for general corporate
                                         purposes and, to the extent funds are
                                         available and subject to the AES Debt
                                         Covenants, for the Potential Projects
                                         and other future projects. Pending such
                                         use, the Company will invest such
                                         proceeds in marketable securities that
                                         are Permitted Investments (as defined
                                         below under "Description of the Notes
                                         -- Certain Definitions").


Risk Factors........................     Investment in the Notes involves
                                         certain risks which should be carefully
                                         considered by potential investors. See
                                         "Risk Factors."

Governing Law.......................     The Indenture, the Notes and the
                                         Security Agreement will be governed by,
                                         and construed in accordance with, the
                                         laws of the State of New York.

     For a more detailed description of the Notes, see "Description of the Notes."

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table sets forth certain financial and operating data for the period ended November 30, 1994 and the fiscal year ended November 30, 1995 and for the nine months ended August 31, 1995 and August 31, 1996. The table should be read in conjunction with the Consolidated Financial Statements, the "Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited consolidated financial statements of the Company for the nine months ended August 31, 1995 and August 31, 1996 which are included elsewhere in this Prospectus. The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). In the opinion of management, the unaudited consolidated financial statements for the nine months ended August 31, 1995 and August 31, 1996 contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position and consolidated results of operations of the Company for those periods. Results of operations for the nine months ended August 31, 1996 are not necessarily indicative of the results of operations for the full fiscal year ending November 30, 1996.

                                                   FISCAL PERIOD ENDED        NINE MONTHS ENDED
                                                      NOVEMBER 30,               AUGUST 31,
                                                  ---------------------     ---------------------
                                                    1994         1995         1995         1996
                                                  --------     --------     --------     --------
                                                    (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE
                                                                     AMOUNTS)
INCOME STATEMENT DATA:
Revenues:
  Electricity sales...........................    $     38     $    702     $    916     $  6,553
  Construction delay fee......................          --          680           --          400
                                                  --------     --------     --------     --------
          Total revenues......................          38        1,382          916        6,953
Operating costs and expenses:
  Costs of sales..............................          68          635          496        3,867
  Development, selling, general and
     administrative expenses..................       6,927        9,259        6,920        5,229
                                                  --------     --------     --------     --------
          Total operating costs and
            expenses..........................       6,995        9,894        7,416        9,096
                                                  --------     --------     --------     --------
Operating loss................................      (6,957)      (8,512)      (6,500)      (2,143)
Other income/(expense):
  Interest income.............................       6,589       10,529        8,060        5,001
  Interest expense............................          --           --           --         (679)
  Equity in earnings of affiliates............          --          206          102          441
                                                  --------     --------     --------     --------
Income/(loss) before income taxes and minority
  interest....................................        (368)       2,223        1,662        2,620
  Income taxes................................          --           --           --          455
  Minority interest...........................           3           85           93          218
                                                  --------     --------     --------     --------
Net income/(loss).............................    $   (371)    $  2,138     $  1,569     $  1,947
                                                  --------     --------     --------     --------
Net income/(loss) per share...................    $  (0.03)    $   0.12     $   0.09     $   0.12
                                                  ========     ========     ========     ========
Weighted average shares outstanding...........      14,817       17,391       17,487       15,649
                                                  ========     ========     ========     ========
OTHER FINANCIAL DATA:
Ratio of Earnings to Fixed Charges(1).........          --         4.42x       11.26x        1.18x
Adjusted Cash Flow(2).........................    $ (4,355)    $ (6,569)    $ (4,081)    $ (4,224)
Pro Forma Fixed Charge Coverage Ratio(3)......

                                                              AS OF NOVEMBER 30,         AS OF
                                                             ---------------------     AUGUST 31,
                                                               1994         1995          1996
                                                             --------     --------     ----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..........................................    $186,467     $154,959      $  97,015
Total assets.............................................     210,870      229,871        270,302
Long-term debt (including current portion)(4)............          --        7,017         35,347
Minority interest........................................       7,219       19,082         33,345
Shareholders' equity.....................................     201,584      187,585        188,120

---------------

(1) In calculating this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees, whether expensed or capitalized, plus one-third of rental expenses under operating leases. For the fiscal period ended November 30, 1994, earnings were inadequate to cover fixed charges, and the coverage deficiency was approximately $.4 million.


(2) Adjusted Cash Flow is calculated as defined under "Description of the
     Notes -- Certain Definitions." Of the total net proceeds of the Offering,
     $          million will be deposited in the Debt Service Reserve Account,
     of which $          million will fund the Interim Reserve and $
     million will fund the Debt Payment Reserve. The Interim Reserve will be
     used to make interest payments due on the Notes on or prior to July      ,
     1998. The Debt Payment Reserve will be maintained in the Debt Service Reserve Account for so long as the Notes remain outstanding. See "Description of the Notes -- Security Agreement -- Debt Service Reserve Account."


(3) The Fixed Charge Coverage Ratio is calculated as defined under "Description of the Notes -- Certain Definitions" for the four consecutive fiscal quarters ending on the last day of the fiscal periods presented and is presented on a pro forma basis to reflect the additional interest expense associated with the Notes offered hereby.

(4) Long-term debt consists of loans from minority shareholders in the Company's subsidiaries.

                                  RISK FACTORS

     Prospective purchasers of the Notes should consider carefully all of the information contained in this Prospectus and, in particular, should evaluate the risks and special considerations set forth below. Certain statements set forth below constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 4 of this Prospectus for additional factors relating to such forward-looking statements.

RISKS PERTAINING TO THE PRC

     The Company has substantially all of its assets in, and derives substantially all of its revenues from, power plants owned by its Joint Ventures located in the PRC. Therefore, the Company and its operations are affected generally by developments in or affecting the PRC.

     POLITICAL AND ECONOMIC CONSIDERATIONS

     General economic conditions in the PRC could have a significant impact on the business prospects of the Company. The economy of the PRC differs from the economies of most countries belonging to the Organization for Economic Co-operation and Development in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, self-sufficiency, rate of inflation and balance of payments position, among others. For over 40 years, the economy of the PRC has been primarily a planned economy characterized by state ownership and control of productive assets and the management of such assets through a series of economic and social development plans. Although the majority of the PRC's productive assets are still owned by the PRC Government, the adoption of economic reform policies since 1978 has resulted in a gradual reduction in the role of state economic plans in the allocation of resources, pricing and management of such assets, an increased emphasis on the utilization of market forces, and rapid growth in the PRC economy. However, such growth has been uneven among various regions of the country and among various sectors of the economy. The success of the Company depends in part on the continued economic growth of the regions where the Joint Ventures are located. At times, the economic reform measures adopted by the PRC Government may be inconsistent or ineffectual, and therefore the Joint Ventures may not be able to enjoy the potential benefits of such reforms. Further, these measures may be adjusted or modified in particular ways in particular areas, possibly resulting in such economic liberalization measures being inconsistent from time to time or from industry to industry or across different regions of the PRC.

     The Company may also be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, methods to address inflation, currency conversion, rates and methods of taxation, or the method by which electricity tariffs are set and approved, among other things. While the PRC Government is expected to continue its economic reform policies, many of the reforms are new or experimental and may be refined or changed. It is also possible that a change in the PRC Government leadership could lead to changes in economic policy.

     The PRC economy has experienced rapid growth in the past five years. This growth has also been accompanied by rising inflation, which reached an annual rate of 21.7% in 1994. The PRC Government has implemented policies from time to time to restrain the rate of such economic growth and control inflation in order to achieve coordinated economic development. In July 1993, the Central Government began implementation of a number of austerity measures to control economic growth and curb inflation, including increasing interest rates on bank loans and deposits and postponing certain planned price reforms. While inflation has since moderated to 8.6% for the first ten months of 1996, there can be no assurance that such austerity measures will not be strengthened or result in future severe dislocations in the PRC economy. Austerity measures intended to slow economic growth may affect the demand for electricity and the prospects for the financing of some of the Joint Ventures. Depending on the nature and implementation of such additional measures, the Joint Ventures' economic prospects at times may be adversely affected through, among other possible measures, placing additional controls on the increase of electric power rates. Any such development could also adversely affect the Joint Ventures' operations or the ability of the Joint Ventures' customers to honor their obligations under their power purchase contracts, which could adversely affect the Company. See "Appendix A -- The People's Republic of China."

     A significant portion of the economic activity in the PRC is related to exports and may therefore be affected by developments in the economies of the PRC's principal trading partners. Trade sanctions imposed by the PRC's main trading partners, including the revocation or conditional extension by the United States of China's Most Favored Nation ("MFN") trading status, could adversely affect the trade and economic development of the PRC and the ability of the Joint Ventures' customers to honor their obligations under their power purchase contracts with the Joint Ventures. In addition, current or future disputes between the PRC and its main trading partners over specific trade issues, such as intellectual property, the balance of trade or other political issues, such as regional affairs or arms sales policies, could lead to the imposition of trade or other sanctions which could adversely affect the demand for power in the PRC.

     RESTRICTIONS ON FOREIGN CURRENCY CONVERTIBILITY AND REMITTANCE ABROAD

     The Joint Ventures will receive nearly all of their revenues in Renminbi. A significant portion of this revenue will need to be converted to other currencies, primarily US dollars, and remitted outside of the PRC to meet foreign currency obligations to equipment suppliers, to repay borrowings from foreign third party lenders and to make payments to the Company in respect of equity distributions and shareholder loans, which will permit the Company to make payment of interest and principal on the Notes. The Renminbi is not freely convertible into US dollars. Although the receipt of approvals to convert Renminbi into foreign currencies and to remit foreign currencies outside of the PRC is routine for approved foreign investment enterprises such as the Joint Ventures, there can be no assurance that the PRC Government will continue to provide such approvals. Moreover, while in the last two years foreign currency has been readily available, no assurance can be given that the Joint Ventures will in the future be able to convert sufficient amounts of Renminbi to foreign currency in China's foreign exchange markets to meet their foreign currency obligations, or that the Joint Ventures will freely be able to remit foreign currency abroad. For additional information on Renminbi convertibility, see "Appendix A -- The People's Republic of China -- Foreign Exchange Controls and Exchange Rate Information."

     EXCHANGE RATE FLUCTUATIONS

     Prior to 1994, the Renminbi had experienced a significant net devaluation against most major currencies, and during certain periods, significant volatility in the market-based exchange rate. Since the beginning of 1994, the Renminbi to US dollar exchange rate has largely stabilized. While the Joint Ventures will receive nearly all of their revenues in Renminbi, the Company expects its Joint Ventures to have significant US dollar obligations with respect to distributions to the Company. Under the terms of all of their power purchase contracts, the Company's Joint Ventures are entitled to obtain tariff adjustments for future Renminbi devaluation. While the Company expects that its Joint Ventures will be able to pass on increased costs resulting from a devaluation of the Renminbi by means of such tariff adjustments, no assurance can be given that the Joint Ventures will be able to obtain approval for a sufficient tariff adjustment.

     DEVELOPING LEGAL SYSTEM

     China's legal system is relatively new, and the government is still in the process of developing a comprehensive system of laws, a process that has been ongoing since 1979. Considerable progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. Such legislation has significantly enhanced the protection afforded to foreign investors. However, foreign investors may be adversely affected by new laws, changes to existing laws (or interpretations thereof) and preemption of provincial or local regulations by national laws or regulations. Moreover, experience with respect to the implementation, interpretation and enforcement of such laws and regulations is limited. Such administrative and judicial interpretation and implementation and the enforcement of commercial claims and resolution of commercial disputes may be subject to the exercise of considerable discretion by both administrative and judicial organs and may be influenced by external forces unrelated to the legal merits of a particular matter or dispute. Even where adequate laws exist and contractual terms are clearly stated, there can be no assurance that the Company or a Joint Venture will obtain swift and equitable enforcement of its rights.

RISKS ASSOCIATED WITH THE NOTES

     LIMITED OPERATING HISTORY; DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES.

     The Company's Joint Ventures have little or no operating history or experience. Approximately 204 MW of electric power generating capacity has been brought on line by the Joint Ventures since the formation of the Company. In addition, the Joint Ventures currently have approximately 614 MW of electric power under construction and targeted to begin commercial operation over the course of 1997 and 1998. Accordingly, purchasers of the Notes do not at present have a substantial operating history of the Company upon which to rely in forming an investment decision.

     The Company expects that it will have a deficiency of earnings to cover fixed charges over the course of the fiscal year ending November 30, 1997, given the expected limited commercial operations of its Joint Ventures during such period and the incurrence of indebtedness pursuant to this Offering. The successful completion of the power plants under construction by the Joint Ventures is necessary for the Company to meet its debt service requirements. A portion of the proceeds of the Offering will be deposited in the Company's Debt Service Reserve Account in order to meet the debt service requirements of the
Company for the period from the date of the Offering through July   , 1998.

     LIMITED SECURITY; HOLDING COMPANY STRUCTURE


     Other than a security interest to be granted in the Debt Service Reserve Account and Special Proceeds Account, the Notes are unsecured obligations of the Company, and AES is not guaranteeing payment with respect to the Notes. The Company's primary assets are its loans to and ownership interests in the Joint Ventures in China. Accordingly, the Company's ability to pay its expenses and meet its obligations under the Notes will depend upon its receipt of principal and interest payments on the shareholder loans made by the Company to the Joint Ventures and equity distributions from the Joint Ventures. See "Business -- Description of the Current Projects."


     The Company conducts substantially all of its operations through the Joint Ventures. Creditors of such entities, including trade creditors, would have a claim on the Joint Ventures' assets that would be prior to the claims of the holders of the Notes. As of August 31, 1996, the debt (excluding trade debt) of the Joint Ventures included on the consolidated balance sheet of the Company was $35.8 million.

     ABSENCE OF AN ESTABLISHED MARKET FOR THE NOTES

     The Notes constitute a new issue of securities for which there is currently no public market. The Company does not intend to apply for listing of the Notes on any securities exchange. Although the Underwriters intend to make a market in the Notes, they are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance that a market for the Notes will develop, or if it does develop, that it will continue. Moreover, if a market for the Notes does develop, the Notes could trade at a substantial discount from their face amount, depending on many factors including prevailing interest rates, the Company's operating results and the market for similar securities. There can be no assurance regarding the ability of the holders of the Notes to sell their Notes or the price at which such holders may be able to sell their Notes.

RISKS RELATED TO THE COMPANY'S BUSINESS

     REGULATION AND RESTRICTIONS; TARIFFS

     Similar to electric power companies in other countries, the Company's Joint Ventures are subject to governmental and electric power regulation in virtually all aspects of their operations, including the amount and timing of electricity generation, the setting of electric power tariffs, performance of scheduled maintenance and compliance with power grid control and dispatch directives. Foreign ownership of electric power plants in China is also restricted or controlled in varying degrees. There can be no assurance that these regulations and restrictions will not change in the future in a manner which could adversely affect the operations of the Company's Joint Ventures.

     For power plants with foreign investment such as the Company's Joint Ventures, tariffs payable under power purchase contracts entered into by the Joint Ventures are established on the basis of tariff formulas which are agreed upon after discussions among the Company, its partners, the prospective power purchasers, the relevant local governments, the relevant pricing bureaus and the relevant planning commissions. Once established, the tariffs are subject to annual review by the relevant local government pricing bureau and adjustment in accordance with the formulas. The tariff formulas contained in the power purchase contracts entered into by the Company's Joint Ventures are structured to permit the Joint Ventures to pay the operating expenses of the plant, the financing costs of each particular project and to enable the Company to realize a return on its investment. While the relevant PRC pricing bureaus have committed to utilize the Joint Ventures' formulas in establishing and adjusting tariffs, there can be no assurance that the relevant pricing bureaus will calculate and adjust tariffs in accordance with these tariff formulas. On April 1, 1996, a new law governing the electric power sector in the PRC came into effect. See "The PRC Electric Power Industry -- Electric Power Law." The law establishes, among other things, broad principles with respect to the methodology of calculating and setting electric power tariffs. Detailed regulations with respect to tariff calculation and tariff setting are expected to be promulgated in the near future by the Central Government. There can be no assurance that such regulations, when promulgated, will not adversely affect the tariff structures which the Company's Joint Ventures have adopted.

     GOVERNMENT APPROVAL PROCESSES

     China's electric power industry is highly regulated, both in terms of operating existing power plants and developing new power projects. All electric power projects in China and all foreign investments are required to obtain approvals from one or more central, provincial or local government authorities. While the regulations governing and the procedures for obtaining approvals for foreign investment projects are generally well-understood, the specific regulations and procedures for the approval of electric power projects with foreign investment in the PRC and associated foreign investment enterprises are not entirely transparent. Project approvals and foreign investment approvals are required, but follow separate procedures. At the highest level, the right to approve projects in the PRC is vested in the State Council. The State Council has reserved to itself the authority to approve any project with a total investment which exceeds $100 million. Pursuant to various internal PRC Government notices, the State Council has delegated the authority to approve any project with a total investment of less than $100 million to various ministries and ministry level entities, including the SPC. The SPC and certain ministries and other ministry level entities have, in turn, adopted a policy, also by internal directives, of further delegating authority to approve projects with a total investment of less than $30 million to provincial governments, provincial level bureaus of the Central Government and certain municipalities. The project approval authority of local governments is, therefore, generally limited to not more than $30 million. Separate from project approval, foreign investment must be approved by MOFTEC, or one of its departments at the provincial or local government level, should the total investment amount be below $30 million. Accordingly, foreign investment enterprises proposing to undertake projects must obtain approvals for the projects from the appropriate government level planning authorities and approvals for the foreign investment from a similar level department of MOFTEC.

     Two of the Company's power plants have been structured as multiple projects and joint ventures, each project and joint venture with a total investment below the $30 million threshold, and have obtained local government approvals on this basis. It is possible that projects structured in this fashion could be viewed by the Central Government approval authorities as a single project. In several other cases, the Company's projects and Joint Ventures have obtained local government approvals on the basis of anticipated total investments which were less than $30 million at the time the approvals were obtained, but will, when construction is completed, exceed the $30 million approval threshold. While it is common in the PRC for projects and joint ventures such as these to obtain and rely on only local government approvals, it is unclear whether such approvals are sufficient. There can be no assurance, therefore, that the absence of Central Government approvals will not adversely affect the Joint Ventures and their projects in any of such cases.

     ENVIRONMENTAL MATTERS

     The Company's Joint Ventures with power plants in operation have received the environmental approvals from the PRC Government environmental authorities required for them to operate their respective electric power plants. In as much as the Joint Ventures' electric power plants currently under construction are typically among the most modern in the areas in which they are located, the Company believes that these plants will also receive all required environmental approvals. There can be no assurance, however, that the requirements to obtain such approvals may not be made more stringent in the future. If such a change in policy occurs, there can be no assurance that all such requirements will be met and that future approvals for existing or potential projects will be granted. If a change in environmental requirements leads to an increase in costs, an affected Joint Venture is able to receive an adjustment in the tariff it charges for electric power pursuant to its power purchase contract.

     The PRC is a party to the Framework Convention on Climate Change ("Climate Change Convention"), which is intended to limit or capture emissions of "greenhouse" gases, such as carbon dioxide. At present, ceilings on such emissions could limit the production of electricity from fossil fuels, particularly coal, or increase the costs of such production. At present, ceilings on the emissions of "greenhouse" gases have not been assigned to developing countries such as the PRC under the Climate Change Convention, and the PRC has objected to any imposition of such ceilings. If the PRC were to agree to such ceilings, or otherwise reduce its reliance on coal-fired power plants, the business prospects of the Company could be adversely affected.

     CONSTRUCTION RISKS

     The construction of an electric power generation plant, including its ancillary facilities such as a transmission line or substation, may be adversely affected by many factors commonly associated with the construction of infrastructure projects, including shortages of equipment, materials and labor, as well as, labor disputes, adverse weather conditions, natural disasters, accidents and other unforeseen circumstances and problems. Any of these could cause completion delays and cost overruns. Delays in obtaining requisite licenses, permits or approvals from government agencies or authorities could also increase the cost or delay or prevent the commercial operation of a project. Construction delays can result in the loss or delayed receipt of revenues and, if completion is delayed beyond the completion date specified in the power purchase contract, the payment of penalties. Additionally, the failure to complete construction according to specifications can result in reduced plant efficiency, higher operating costs and reduced or delayed earnings.

     The Company's Joint Ventures all rely on PRC contractors for the construction of their electric power plants. While there are a number of PRC contractors with substantial construction experience, there are only a limited number that have experience constructing plants on a turnkey basis. In only a few cases has the Company been able to enter into a turnkey contract with a Chinese contractor which includes a guaranteed fixed price and/or contractor obligations to pay liquidated damages for delays in completion or for shortfalls in performance. In the case of one project, the Company's Joint Venture has experienced delays in installation and defects in the quality of equipment. The delays have been mitigated by the payment of damages by the contractor. The Company seeks to mitigate construction risk in a number of ways: carefully choosing its contractors; closely supervising the construction of its projects or retaining internationally recognized construction managers to supervise construction; and, in some cases, by utilizing established foreign equipment manufacturers and vendors who are able to directly pass through to the Joint Ventures their equipment and performance warranties or, where appropriate, by utilizing proven Chinese equipment and technology. Despite such mitigation efforts, no assurance can be given that the Company's Joint Ventures will not experience construction delays or difficulties, or that any such delays or difficulties will not have a material adverse effect on the operations of the Company's Joint Ventures.

     OPERATING RISKS

     The operation of an electric power generation plant may be adversely affected by many factors such as the breakdown or failure of equipment or processes, performance below expected levels of output or efficiency, labor disputes, operational errors, natural disasters, and the need to comply with the directions of the relevant government authorities, the dispatcher and power purchaser of a power plant. In addition, such operation may be hampered by insufficient or poor quality fuel caused by either inadequate supply or transportation or arrangements therefor.

     The Company is not the operator of any of its power plants either directly or by means of traditional operation and maintenance agreements with internationally recognized power plant operators. In some cases, the Company's Joint Ventures have contracted with the power purchaser to operate a power plant. In such instances, the power purchaser is obligated under the power purchase contract to purchase the annual minimum quantity of electric power regardless of the power plant being unavailable due to the fault of the operator. In other cases, the Joint Ventures themselves are operating the plant. In these instances, the Company may affect the operation of a power plant through the appointment of a general manager and/or deputy general manager of the plant.

     FUEL RISKS

     Most of the Joint Ventures' power projects utilize coal, fuel oils or natural gas for the generation of electricity. The power purchase contracts which have been entered into by the Joint Ventures provide for a pass-through to the power purchasers of increases in the cost of fuel. In the case of most of the Joint Ventures, under normal circumstances, the procedures of the local government pricing bureaus allow tariff adjustments reflecting fuel cost changes to be made only once a year. As a result, in these cases the Company's Joint Ventures may not be able to receive compensation for increased fuel costs until sometime after the date they are incurred.

     For coal projects which are not "mine mouth" projects, coal must be supplied to the project site from the interior provinces of China. The affected Joint Ventures seek to mitigate this transportation risk by entering into long term contracts for the transportation of coal. However, where rail is utilized as the means of coal transportation, the coal transporters may experience significant delays due to the limited capacity of the PRC's rail system. Because of this lack of capacity, the Central Government rations the allocation of rail cars. In one project which requires the transportation of coal by rail, the Company's Joint Venture has obtained an administrative allocation of rail cars from the Central Government. However, there can be no assurance that a satisfactory allocation of rail cars will be available in all future cases to ensure that the coal supply requirements of the affected projects will be timely met.

     LOAD GROWTH; DISPATCH; TRANSMISSION CONSTRAINTS

     Some regions or cities in the PRC have experienced slower economic development in recent years. As a consequence, load growth in the PRC, while generally increasing in the country overall, has exhibited uneven development. Some of the Joint Ventures' power plants are designed to provide peaking power. Such plants are dispatched only after base load power stations have been brought on-line and reached maximum capacity. If electric power demand proves less than expected in an area, additional peak or base load power may not be required in the area or may be required at lower than expected levels. The Company's Joint Ventures seek to mitigate this risk by entering into take-or-pay power purchase arrangements and by entering into dispatch contracts with PRC electric power dispatching authorities which obligate the dispatchers to dispatch the power plants at their full capacity for a minimum number of hours each year. There can be no assurance, however, that the Joint Ventures will not experience difficulty in enforcing take or pay contract obligations or such dispatch contract obligations if electric power in an area proves not to be needed by the affected power purchaser and dispatcher.

     Additionally, the Chinese electric power transmission system is not fully interconnected. Some parts of the transmission system contain isolated grids. Three of the Company's Joint Ventures are located in areas served by isolated transmission grids. As a result, if demand in these areas is less than forecast, it may be difficult or impossible for the affected Joint Venture to transmit the project's available power to a region which has a demand for it. In order to take advantage of a broader market and an additional power purchaser, one of these Joint Ventures is planning to incur additional costs to build a low-voltage local transmission line to interconnect its power plant with a larger grid.

     RELIANCE ON AND CREDITWORTHINESS OF PRC COUNTERPARTIES

     In all of its projects, the Company and its Joint Ventures are relying on the reliability and creditworthiness of PRC entities such as its partners, contractors, customers, suppliers, operators, guarantors, lenders and others who are parties to agreements with the Company or its Joint Ventures. While the Company believes that these counterparties have the ability to perform and will perform their obligations, the reliability and creditworthiness of PRC entities are difficult to ascertain. In most cases, the Company, in assessing the reliability and credit standing of counterparties, is relying on financial or other information provided to the Company or its Joint Ventures by such parties or others, or from information and sources publicly available in the PRC. The Company can offer no assurance that this information is accurate or that these counterparties will meet their contractual obligations. The failure of any one of these counterparties to fulfil its obligations to a Joint Venture could have a substantial negative impact on such Joint Venture's operations.

     CONFLICTS OF INTEREST OF CONTRACTING PARTIES

     In a number of cases, the Company's partner in a Joint Venture controls or is affiliated with the power purchaser, contractor, operator and/or fuel supplier of the project. It is possible, in these cases, that such arrangements may result in one or more of these parties having a conflict of interest in a project, which could have an adverse effect on the Joint Ventures' operations.

     CONTROL BY AND RELIANCE ON AES

     AES currently holds all of the outstanding shares of the Company's Class B Common Stock and is entitled, voting as a class, to elect one-half of the Board of Directors of the Company. Most of the Company's executive officers are also senior executives, officers and project personnel employed by AES. As a result, AES and its officers and directors have a significant day-to-day influence over the operations of the Company. Following the Amalgamation, the Company would become a subsidiary of AES, and AES would be entitled to elect the entire board of directors of the Company. The Company's success in project development and the quality of construction management and operations and maintenance services provided by the Company in many cases will depend to a large extent on the capabilities and expertise of AES.

     LIMITATIONS RESULTING FROM THE AMALGAMATION


     The Company is not currently affected by the covenants contained in various AES debt agreements because it is not a subsidiary of AES. As a result of the Amalgamation, the Company will become a subsidiary of AES and intends to comply with the AES Debt Covenants (as defined elsewhere in this Prospectus) applicable to subsidiaries of AES which, among other things, place substantial limitations on the ability of the Company to invest in projects other than the Current Projects. As a consequence, the opportunities for investment, along with the associated risks, that would otherwise be available to the Company may instead be taken by other investors, including AES.



     Assuming the Company uses existing funds and the net proceeds of the Offering (less amounts deposited in the Debt Service Reserve Account) to fund outstanding investment commitments to the Current Projects, upon consummation of
the Amalgamation, an additional maximum amount of $          would be available
to fund investments in the Potential Projects or other future projects, or as well as additional investment required in the Current Projects. The Company's business requires a long period of investment in development and construction before any revenues are generated by a new project. Accordingly, although the AES Debt Covenants impose significant limitations on investment in projects, it is not anticipated that the Company's ability to satisfy its obligations under the Notes will be adversely affected by the application of the AES Debt Covenants following the Amalgamation. After exhaustion of this amount, as a result of application of the AES

Debt Covenants, no additional Company funds would be available to satisfy the capital requirements of such projects, including working capital requirements and construction cost overruns. As a result, unless such amounts, if necessary, could be funded at the project level, there can be no assurance that the Company's projects could be completed as planned. Any additional third party equity financing of such capital requirements would result in a dilution of the Company's interests in such projects. Whether or not the Amalgamation occurs, the Notes are solely the obligations of the Company and do not benefit from a guarantee or other credit support of AES.



     In addition, over time a substantial amount of cash flow may be generated by the Company's projects which could not be invested in the Current Projects or other future projects. As a result, to the extent these funds are neither required to pay expenses incurred by the Company nor paid to AES as a dividend (subject to the restriction described under "Description of the Notes -- Covenants -- Limitation on Restricted Payments"), the funds will accumulate over time at the Company or its subsidiaries. See "The Amalgamation -- Certain Effects of the Amalgamation."



     Following the Amalgamation, under the AES Debt Covenants, investments could not be made in a project directly by the Company. Accordingly, prior to the Amalgamation, the Company intends to transfer its direct ownership interests in certain of the Potential Projects to wholly owned subsidiaries, each of which, after the transfer, will be the ownership vehicle for the Company's investment in these projects. See "The Amalgamation -- Certain Effects of the Amalgamation." In the case of each of these projects, the consent of the Company's partners in such project and the approval of the relevant PRC Government authorities are required to effect the transfers of the Company's interests. Although the Company has no reasons to believe that such consents and approvals cannot be obtained, there is no assurance that such consents and approvals can be obtained in order to permit investments in these projects to be made following the Amalgamation.


     ADHERENCE TO THE AES PRINCIPLES

     A core part of AES's corporate culture is a commitment to "shared principles" -- to act with integrity, to be fair, to have fun and to be socially responsible. The Company has adopted a similar corporate culture and tries to adhere to these principles, like AES, not as a means to achieve economic success, but because adherence is a worthwhile goal in and of itself. However, if the Company or AES perceives a conflict between these principles and profits, the Company and AES will try to adhere to these principles -- even though doing so might result in diminished or foregone opportunities.

                                  THE COMPANY

     The Company is a leading independent power generation company in China and one of the few international developers that has successfully completed the development of electric power projects in the country. The Company was founded in December 1993 by AES and currently serves as the exclusive vehicle for AES to develop, acquire, finance, construct, own and operate electric power generation facilities in the PRC. AES is one of the largest independent power producers in the world. AES currently holds a substantial equity interest in the Company. AES and the Company have entered into an Amalgamation Agreement providing for the acquisition by AES of the remaining equity in the Company.

     Since commencing business, the Company has committed $259.6 million and as of October 7, 1996 has invested $130.4 million in eight power projects, the Current Projects, in operation or under construction in the PRC having an aggregate nameplate capacity of approximately 818 MW (approximately 422 MW of which is attributable to the Company's interests in the Joint Ventures). The Current Projects include coal, oil, natural gas and hydro power plants located in six different provinces in China.

     The Company has signed joint venture contracts and is in various stages of negotiation to develop four additional power projects in the PRC, the Potential Projects, with an aggregate nameplate capacity of approximately 3,006 MW (approximately 869 MW of which would be attributable to the Company's interests in the proposed project companies).

     The purpose of this Offering is to raise additional funds for the Company to finance the capital requirements of the Current Projects and, to the extent funds are available and subject to the AES Debt Covenants to finance investments in the Potential Projects or other future electric power projects. See "Use of Proceeds." The Company does not currently have any long-term debt other than shareholder loans incurred by certain of its Joint Ventures.

     The principal executive office of the Company is located at 3/F(W), Golden Bridge Plaza, No. 1(A) Jianguomenwai Avenue, Beijing, 100020, People's Republic of China, and its telephone number is (8610) 6508-9619.

RELATIONSHIP WITH AES

     AES is a global power company supplying electricity, either directly, or through affiliates like the Company, to customers in eight countries, including the PRC. AES was one of the original entrants in the independent power market. In addition to the Company's power plants, AES has ownership interests in, and operating responsibility for, 22 power plants world-wide, representing approximately 9,398 MW in operation and approximately 1,084 MW under construction. In the 15 years since its inception, AES's total assets have grown to more than $3.2 billion and it is currently one of the largest companies in this market. AES prides itself on being a market leader in the operation of power plants. In 1995, AES's power plants maintained an average availability of 94%. AES's position in the market and record of operations have allowed it to successfully finance its projects at competitive rates.

     AES currently owns all of the outstanding shares of the Class B Common Stock and is entitled to elect one-half of the members of the Board of Directors of the Company. The outstanding shares of Class A Common Stock represent approximately 52% of the outstanding capital stock of the Company.

THE AMALGAMATION


     The Company and AES have entered into an Amalgamation Agreement, providing for among other things the Company to become a wholly owned subsidiary of AES. The Amalgamation is subject to various conditions, including the approval of the holders of the Class A Common Stock, and there can be no assurance that the Amalgamation will be consummated.



     The Company is not currently affected by the covenants contained in various AES debt agreements because it is not a subsidiary of AES. As a result of the Amalgamation, the Company will become a subsidiary of AES and intends to comply with the limitations contained in the AES Debt Covenants applicable to subsidiaries of AES. Among other things, the AES Debt Covenants will effectively limit any further investment in power plant projects by the Company to the funds currently held by the Company, plus the net proceeds of the Notes remaining after the funding of the Debt Service Reserve Account. Assuming the Company makes investments equal to the full amount of its existing investment commitments to the Current Projects, upon consummation of the Amalgamation, a
maximum amount of $      would be available to fund the Potential Projects and
other future projects, as well as any additional investment required in the Current Projects. After the Amalgamation, no dividends paid to the Company by its subsidiaries or funds thereafter raised by the Company could be invested in the Current Projects or the Potential Projects or other future projects. Any additional investment in the Potential Projects or other future power projects could only be made by other investors, including AES. The Company's business requires a long period of investment in development and construction before any revenues are generated by a new project. Accordingly, although the AES Debt Covenants impose significant limitations on investment in projects, it is not anticipated that the Company's ability to satisfy its obligations under the Notes will be adversely affected by the application of the AES Debt Covenants following the Amalgamation.



     In connection with the Amalgamation, the Non-Competition Agreement will be terminated, which would allow AES to invest directly in PRC power projects and the Company to invest in projects outside the PRC. The Company is not currently exploring any opportunities to invest outside the PRC. Whether or not the Amalgamation occurs, the Notes are solely the obligations of the Company and do not benefit from a guarantee or other credit support of AES.

                                USE OF PROCEEDS


     The net proceeds to the Company from the issuance of the Notes will be
approximately $          million. Of the total net proceeds, $          million
will be deposited upon completion of the Offering with the Trustee in the Debt
Service Reserve Account, of which $          million will fund the Interim
Reserve and $          million will fund the Debt Payment Reserve. See
"Description of the Notes -- Security Agreement -- Debt Service Reserve
Account." The Company intends to use the remaining $       million of the
proceeds of the issuance of the Notes to fund investment commitments to the Current Projects, for general corporate purposes and, to the extent funds are available and subject to the AES Debt Covenants, for the Potential Projects and other future projects. Pending such use, the Company and its subsidiaries will invest such proceeds in marketable securities that are Permitted Investments (as defined below under "Description of the Notes -- Certain Definitions").

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of August 31, 1996, and such capitalization as adjusted for the issuance of the Notes in this Offering and the application of the estimated net proceeds of this Offering as described under "Use of Proceeds."

                                                                         AS OF AUGUST 31, 1996
                                                                        ------------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                        --------     -----------
                                                                             (IN THOUSANDS)
                                                                              (UNAUDITED)
Short-term debt:
  Loans from minority shareholders -- current portion...............    $  1,365      $   1,365
  Notes payable.....................................................         481            481
                                                                        --------       --------
          Total short-term debt.....................................    $  1,846      $   1,846
                                                                        ========       ========
Long-term debt:
       % Notes due 2006.............................................    $     --      $ 180,000
  Loans from minority shareholders, less current portion............      33,982         33,982
                                                                        --------       --------
          Total long-term debt......................................      33,982        213,982
Minority interest...................................................      33,345         33,345
Shareholders' equity(1):
  Class A common stock, $0.01 par value; 50,000,000 shares
     authorized; 8,134,100 shares issued and outstanding............          81             81
  Class B common stock, $0.01 par value; 50,000,000 shares
     authorized; 7,500,000 shares issued and outstanding............          75             75
  Additional paid-in capital........................................     183,980        183,980
  Retained earnings.................................................       3,714          3,714
  Cumulative translation adjustment.................................         270            270
                                                                        --------       --------
          Total shareholders' equity................................     188,120        188,120
                                                                        --------       --------
          Total capitalization......................................    $255,447      $ 435,447
                                                                        ========       ========


---------------


(1) Upon the consummation of the proposed Amalgamation, shareholders' equity of the Company will consist of 12,000 shares of common stock, $1.00 par value, with 12,000 shares authorized, issued and outstanding and additional paid-in capital of $184,124,000. There will be no change to total shareholders' equity or total capitalization.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table sets forth certain financial and operating data for the period ended November 30, 1994 and the fiscal year ended November 30, 1995 and for the nine months ended August 31, 1995 and August 31, 1996. The table should be read in conjunction with the Consolidated Financial Statements. See "Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited consolidated financial statements of the Company for the nine months ended August 31, 1995 and August 31, 1996 which are included elsewhere in this Prospectus. The Company prepares its consolidated financial statements in accordance with U.S. GAAP. In the opinion of management, the unaudited consolidated financial statements for the nine months ended August 31, 1995 and August 31, 1996 contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position and consolidated results of operations of the Company for those periods. Results of operations for the nine months ended August 31, 1996 are not necessarily indicative of the results of operations for the full fiscal year ending November 30, 1996.

                                                   FISCAL PERIOD ENDED        NINE MONTHS ENDED
                                                      NOVEMBER 30,               AUGUST 31,
                                                  ---------------------     ---------------------
                                                    1994         1995         1995         1996
                                                  --------     --------     --------     --------
                                                    (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE
                                                                     AMOUNTS)
INCOME STATEMENT DATA:
Revenues:
  Electricity sales.............................  $     38     $    702     $    916     $  6,553
  Construction delay fee........................        --          680           --          400
                                                    ------       ------       ------       ------
          Total revenues........................        38        1,382          916        6,953
Operating costs and expenses:
  Costs of sales................................        68          635          496        3,867
  Development, selling, general and
     administrative expenses....................     6,927        9,259        6,920        5,229
                                                    ------       ------       ------       ------
          Total operating costs and expenses....     6,995        9,894        7,416        9,096
                                                    ------       ------       ------       ------
Operating loss..................................    (6,957)      (8,512)      (6,500)      (2,143)
Other income/(expense):
  Interest income...............................     6,589       10,529        8,060        5,001
  Interest expense..............................        --           --           --         (679)
  Equity in earnings of affiliates..............        --          206          102          441
                                                    ------       ------       ------       ------
Income/(loss) before income taxes and minority
  interest......................................      (368)       2,223        1,662        2,620
  Income taxes..................................        --           --           --          455
  Minority interest.............................         3           85           93          218
                                                    ------       ------       ------       ------
Net income/(loss)...............................  $   (371)    $  2,138     $  1,569     $  1,947
                                                    ------       ------       ------       ------
Net income/(loss) per share.....................  $  (0.03)    $   0.12     $   0.09     $   0.12
                                                    ======       ======       ======       ======
Weighted average shares outstanding.............    14,817       17,391       17,487       15,649
                                                    ======       ======       ======       ======
OTHER FINANCIAL DATA:
Ratio of Earnings to Fixed Charges(1)...........        --         4.42x       11.26x        1.18x
Adjusted Cash Flow(2)...........................  $ (4,355)    $ (6,569)    $ (4,081)    $ (4,224)
Pro Forma Fixed Charge Coverage Ratio(3)........

                                                              AS OF NOVEMBER 30,         AS OF
                                                             ---------------------     AUGUST 31,
                                                               1994         1995          1996
                                                             --------     --------     ----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..........................................    $186,467     $154,959      $  97,015
Total assets.............................................     210,870      229,871        270,302
Long-term debt (including current portion)(4)............          --        7,017         35,347
Minority interest........................................       7,219       19,082         33,345
Shareholders' equity.....................................     201,584      187,585        188,120

---------------

(1) In calculating this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees, whether expensed or capitalized, plus one-third of rental expenses under operating leases. For the fiscal period ended November 30, 1994, earnings were inadequate to cover fixed charges, and the coverage deficiency was approximately $.4 million.


(2) Adjusted Cash Flow is calculated as defined under "Description of the
     Notes -- Certain Definitions." Of the total net proceeds of the Offering,
     $     million will be deposited in the Debt Service Reserve Account, of
     which $     million will fund the Interim Reserve and $     million will
     fund the Debt Payment Reserve. The Interim Reserve will be used to make
     interest payments due on the Notes on or prior to July   , 1998. The Debt
     Payment Reserve will be maintained in the Debt Service Reserve Account for so long as the Notes remain outstanding. See "Description of the Notes -- Security Agreement -- Debt Service Reserve Account."


(3) The Fixed Charge Coverage Ratio is calculated as defined under "Description of the Notes -- Certain Definitions" for the four consecutive fiscal quarters ending on the last day of the fiscal periods presented and is presented on a pro forma basis to reflect the additional interest expense associated with the Notes offered hereby.

(4) Long-term debt consists of loans from minority shareholders in the Company's subsidiaries.

                 DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

INTRODUCTION

     The Company, directly and through its wholly-owned offshore subsidiaries, engages in the development, construction, operation and ownership of electric power generating facilities in the PRC by means of its participation in the Joint Ventures. The Company currently owns interests in eight power plants with an aggregate nameplate capacity of approximately 818 MW. See
"Business -- Description of the Current Projects." The Company is considering an investment in Yangcheng Sun City, a project with an aggregate nameplate capacity of 2,100 MW, and is considering investments in three other power projects. See "Business -- Description of the Potential Projects." After the Amalgamation, the Company's ability to invest in projects will be substantially limited by the AES Debt Covenants. See "The Amalgamation -- Certain Effects of the Amalgamation."

     The economics of any electric power project, once in commercial operation, are primarily a function of the tariffs to be paid and the quantity of electricity which is purchased. The Company shares in the net income of the Joint Ventures for the duration of their terms. The Joint Ventures generate revenues through the sale of electricity to power purchasers pursuant to long term power purchase contracts. These contracts require the power purchaser to purchase and pay for minimum quantities of electricity annually or to pay for such quantities if not purchased, in either case at prices determined according to tariff formulas set forth in the power purchase contracts. These tariff formulas are designed, based on the minimum take obligation of the power purchaser, to be sufficient to pay the operating costs and financing costs of the project and to enable the Company to realize a return on its investment.

     Demand for power produced by a plant is determined by the demand for electric power in the area served by the plant and the degree to which the plant is dispatched. If the plant is dispatched above the minimum quantity required to be purchased under the power purchase contract, these sales will generate additional income for the Joint Venture and enhance its profitability. If demand is significantly below the minimum level, the Joint Venture can look only to the credit of the power purchaser to pay the required amount. The Company focuses its development efforts on plants that will provide power to areas of high demand relative to existing and planned capacity.

     The Company receives cash from the Joint Ventures in the form of equity distributions and payments of principal and interest on shareholder loans made by the Company or its wholly-owned subsidiaries to the Joint Ventures. In a number of cases, the Company has, or anticipates having, priority in the payment of dividends over the Chinese partners to the Joint Venture. The Company's shareholder loans rank as general obligations of the Joint Ventures, except in some instances in which third party financing has been secured or will be secured for the Joint Venture, in which case the shareholder loans generally are, or will be, subordinated to such third party debt.

     Because of the significant magnitude and complexity of constructing electric power plants, construction periods generally range from one to five years, depending on the size of the power plant, the technology utilized and the location. A power plant does not produce revenues until it is completed. If construction is delayed, revenues from the power plant will be similarly delayed and perhaps, if the delay is extended, lost. Additionally, the cost of developing power plants is substantial. The Company capitalizes its development costs and seeks to recover them at the financial closing of a power plant and by amortizing them over the life of the Joint Venture. However, if a power plant under development is abandoned or not financed and completed, such development costs may be unrecoverable.


     The Company's revenue growth will depend in large part on the Company's ability to bring the Joint Ventures' power plants which are currently under construction into commercial operation. The Company's revenue growth will also depend on its ability to secure financing and achieve financial closing, construction completion and commercial operation of the Potential Projects and other future project opportunities, subject to the limitations that would be imposed by the AES Debt Covenants following the Amalgamation.

RESULTS OF OPERATIONS

     The discussion set forth below relates to the results of operations and financial condition of the Company for, and as of the end of, the nine month period ended August 31, 1996 and August 31, 1995 and the year ended November 30, 1995 and the period from December 7, 1993 (the date of the Company's establishment) to November 30, 1994, and the following should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

     NINE MONTHS ENDED AUGUST 31, 1996 AND 1995

     Revenues and Costs of Sales. Total revenues increased from approximately $900,000 to $7.0 million from the nine months ended August 31, 1995 to the nine months ended August 31, 1996. Costs of sales, which include fuel, operations and maintenance expenses, depreciation and amortization, increased from approximately $500,000 to $3.9 million from the first nine months of 1995 to the same period of 1996. The increases in revenues and costs of sales were due primarily to the commencement of operations of the Wuxi Tin Hill project.

     Development, Selling, General and Administrative Expenses. For the nine months ended August 31, 1996, development, selling, general and administrative expenses decreased $1.7 million from $6.9 million to $5.2 million compared with the same period in 1995. The decrease was primarily due to the capitalization of a higher proportion of development costs associated with projects which have achieved financial closing.

     Interest Income. Interest income for the nine months ended August 31, 1996 and 1995 was primarily generated by income from marketable securities purchased with the proceeds received from the Company's 1994 initial public offering. Interest income for the nine months ended August 31, 1996 decreased $3.1 million from $8.1 million to $5.0 million compared with the corresponding period of 1995. The decreases in interest income for the nine months ended August 31, 1996 were primarily due to a lower average amount of funds available for investment due to investments in Joint Ventures, as well as the repurchase of a portion of the outstanding shares of the Company's Class A Common Stock.

     Interest Expense. During the nine months ended August 31, 1996, interest expense of approximately $700,000 related solely to the interest on two minority shareholder loans to Wuxi-AES-CAREC. For the corresponding period in 1995, the Company had no outstanding loans.

     YEAR ENDED NOVEMBER 30, 1995 AND THE PERIOD FROM DECEMBER 7, 1993 (THE DATE OF THE COMPANY'S ESTABLISHMENT) TO NOVEMBER 30, 1994

     Revenues and Costs of Sales. Total revenues increased from approximately $40,000 to $1.4 million from 1994 to 1995. There were two components to revenues generated in 1995: (i) revenue generated by electricity sales from the Cili Misty Mountain project, which increased from approximately $40,000 to $700,000 from 1994 to 1995, and (ii) revenue generated pursuant to the payment of construction delay fees of approximately $700,000 paid by the contractor of the Cili Misty Mountain project. Costs of sales increased from approximately $68,000 to $635,000 in 1995. The significant increases in revenues generated and costs of sales in 1995 were primarily attributable to a full year of operations for the Cili Misty Mountain project, commencing in November 1994.

     Development, Selling, General and Administrative Expenses. Development, selling, general and administrative expenses increased by $2.3 million from $6.9 million in 1994 to $9.2 million in 1995. The increase in development, selling, general and administrative expenses was primarily due to the hiring of additional employees in 1994 and 1995 for the development of power plants and the financial management of the Joint Ventures in China. The increase was offset in part by capitalization of development costs associated with projects which achieved certain project related milestones.

     Interest Income. Interest income increased approximately $3.9 million from $6.6 million to $10.5 million from 1994 to 1995. The increase was due primarily to proceeds received from the Company's initial public offering being available for investment in marketable securities for all of 1995, while such proceeds were only available the previous year beginning in the second quarter of 1994. In addition, interest rates on the

Company's marketable securities were somewhat higher during 1995. These factors were offset in part by the Company's investment in Yangchun Fuyang in March and September 1995 and Wuxi-AES-CAREC and Wuxi-AES-Zhonghang beginning in May 1995 and due to the repurchase by the Company during 1995 of a portion of the outstanding shares of Class A Common Stock.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's business has required substantial investment associated with the development, acquisition and construction of electric power plants and related facilities through its Joint Ventures. As of August 31, 1996, the Company had entered into commitments to invest a total of approximately $204.6 million in the form of equity contributions and loans to its Joint Ventures, of which $91.8 million had been invested as of August 31, 1996. After September 1, 1996, the Company entered into commitments to provide an additional amount of approximately $55.0 million in equity contributions and shareholder loans to Chengdu AES-Kaihua, Liyuan-AES and Zhongli Energy. See "Business -- Description of the Current Projects." If the Amalgamation is not consummated or the AES Debt Covenants otherwise do not apply, the Company would expect to incur additional commitments in the future in connection with the development, acquisition, construction, ownership and operation of additional electric power plant and related facilities in China.

     The Company has financed its investments to date out of the proceeds of its initial public offering in 1994. At August 31, 1996, cash and cash equivalents of the Company totaled $92.0 million. Following the completion of the Offering, the proceeds of the Offering together with the Company's existing cash and cash equivalents are expected to be sufficient to enable it to fund its commitments to existing Joint Ventures together with its investment in a portion of one or more of its projects under development. See "Business -- Description of the Potential Projects." In addition, the Company expects to obtain additional funds from operating activities as more of its electric power plants become operational. If the Amalgamation is not consummated or the AES Debt Covenants otherwise do not apply, the Company may raise additional equity or debt, if needed, to fund future investment opportunities subject to its ability to raise debt financing under certain covenants governing the Notes. See "Description of the Notes -- Covenants -- Limitation of Incurrence of Indebtedness."

     The Company and its Joint Venture partners will need to raise limited-recourse or non-recourse financing from third parties for certain large projects. The Company believes such projects will be successfully developed only if such debt is obtained. The Company's Nanpu Southern Delta project is one example of a potential project that is likely to be completed only with substantial third party financing. See "Business -- Description of the Potential Projects -- Other Power Projects Under Development."

     The ability of one of the Joint Ventures, Wuhu Shaoda, to pay dividends or distribute earnings to the Company is restricted by the terms of a bank facility which has been entered into by the Joint Venture. See "Business -- Description of the Current Projects -- Wuhu Grassy Lake." The declaration of equity distributions by certain Joint Ventures in which the Company is not entitled to appoint a majority of the board of directors may depend on the assent of the other directors. The Company believes that neither of these restrictions is likely to have a material adverse effect on its liquidity. Also, the ability of the Joint Ventures to make payment in US dollars to lenders with respect to third party debt, to make payment in US dollars to the Company with respect to its shareholder loans to the Joint Ventures and to make equity distributions in US dollars may be subject to certain constraints. See "Risk Factors -- Risks Pertaining to the PRC -- Restrictions on Foreign Currency Convertibility and Remittance Abroad."

     NINE MONTHS ENDED AUGUST 31, 1996 AND 1995

     Cash from Operations. Operating cash flows for the nine months ended August 31, 1996 were $1.6 million as compared with $1.4 million in the same period in 1995, and were primarily attributable to the commencement of operations of Wuxi Tin Hill, together with revenues attributable to the operations of Cili Misty Mountain.

     Cash from Investing Activities. Cash used for investing activities of $24.4 million in the nine months ended August 31, 1996 reflects $53.4 million of cash used to purchase property, plant and equipment and other project related investments which was partially offset by cash of $29.0 million provided by short-term investments (net of purchases). In the same period of 1995, cash used for investing activities of $20.7 million reflects $14.0 million of cash used to invest in the projects, and $34.8 million of cash provided by short-term investments (net of purchases).

     Cash from Financing Activities. During the nine months ended August 31, 1996, $10.8 million in cash was used in financing activities, which was attributable to the repurchase by the Company of shares of its Class A Common Stock and the repayment of notes payable, partially offset by loans and contributions made to subsidiaries by minority shareholders. In the same period of 1995, approximately $207,000 in cash was provided by financing activities, which was attributable to $4.0 million of cash contributed by minority shareholder loans offset by $3.8 million of cash used to purchase Class A Common Stock.

 YEAR ENDED NOVEMBER 30, 1995 AND THE PERIOD FROM DECEMBER 7, 1993
  (THE DATE OF THE COMPANY'S ESTABLISHMENT) TO NOVEMBER 30, 1994

     Cash from Operations. Cash flows provided by operating activities totaled $2.7 million during fiscal year 1995 as compared to approximately $100,000 during 1994. The increase in 1995 was primarily due to the commencement of operations of Cili Misty Mountain.

     Cash from Investing Activities. Net cash provided by investing activities totaled $19.3 million during fiscal year 1995, as compared to $106.5 million used in investing activities during 1994. The 1995 amount primarily reflects proceeds from the maturity of short-term investments (net of purchases of short-term investments) of $61.0 million. This amount was partially offset by the cash used in purchases of property, plant and equipment and other project related investments of $41.7 million. The 1994 amount primarily reflects $102.6 million purchase of short-term investments (net of proceeds) and $4.0 million of cash used with respect to development costs and additions to property and construction in progress.

     Cash from Financing Activities. Net cash provided by financing activities aggregated $8.2 million during 1995 as compared to $201.9 million during 1994. The 1995 amount reflects cash of $13.5 million provided to the Company's subsidiaries by minority shareholders and $1.0 million from notes payable, less $6.4 million in cash used for the repurchase of shares of Class A Common Stock. During 1994, the Company raised $201.9 million (net of issuance costs) through an initial public offering of Class A Common Stock and the sale to AES of Class B Common Stock.

INFLATION

     Over the last few years, the PRC economy has registered high growth rates and high rates of inflation. In response, the PRC Government has taken measures to curb inflation. These measures, along with other factors, have reduced inflation in the PRC in 1996. See "Appendix A -- People's Republic of China." However, there can be no assurance that these austerity measures alone will succeed in controlling inflation, nor that they will not result in severe dislocations in the PRC economy in general.

     The Company will attempt, whenever possible, to take measures to hedge its projects against the effects of inflation. Generally, this will be done by structuring the tariff formulas in its power purchase contracts to pass through increased costs resulting from inflation.

                        THE PRC ELECTRIC POWER INDUSTRY

     The statistics set out in this section have been extracted from various international organization, government and private publications. The Company makes no representation as to the accuracy of the information contained in this section. Furthermore, no representation is made that any correlation exists between China or its economy in general and the performance of the Company or the Company's Joint Ventures. Although statistics with respect to the economy of China generally accord with observed economic trends, some statistics may not correspond to Western measures, or may be flawed by ineffective collection methods or other problems. Due to such factors, statistical information regarding the economy of China may be inaccurate or not comparable to statistical information with respect to other economies. See "Appendix A -- The People's Republic of China," for a more detailed description of the PRC.

THE CHINA POWER MARKET

     At the end of 1995, China had an aggregate installed electric power generation capacity of approximately 217,220 MW, making China's electric power generation capacity the second largest in the world. In 1995, about 17,323 MW of installed capacity was added. China's electric power industry produced approximately 1,007 TWh of electricity in 1995. This represents an addition of nearly 80 TWh from 1994, making China's electricity industry one of the fastest growing in the world. Despite its size, China's electric power system is inadequate to meet current and expected demand, and the consequent shortage is one of the major obstacles to economic growth in the PRC. In addition, approximately 110 million people do not yet have access to electricity. The following table highlights this situation on a comparative basis, indicating with respect to the PRC that, while its economic growth rate is among the highest of the countries mentioned, the PRC is considerably below average in installed capacity and consumption of electricity.

                          1994            1994           1994                REAL GDP GROWTH RATE %(3)
                       PER CAPITA      PER CAPITA     PER CAPITA   ----------------------------------------------
                        INSTALLED     ELECTRICITY       GDP --
                       CAPACITY(1)   CONSUMPTION(1)    NOMINAL
                         (WATTS)         (KWH)          US$(2)     1991   1992   1993   1994   1995      1996
                       -----------   --------------   ----------   ----   ----   ----   ----   ----   -----------
                                                                                                      (PROJECTED)
U.S..................      2,812         11,256         25,850     (1.0)   2.7    2.7    3.5    2.0        2.4
Japan................      1,552          6,837         36,845      4.0    1.1    1.1    0.5    0.9        3.5
Singapore............      1,222          5,696         16,700      6.7    6.0   10.1   10.1    8.9        7.5
Hong Kong............      1,492          4,546         21,750      5.1    6.3    6.4    5.4    5.0        5.0
South Korea..........        687          3,261          8,528      9.1    5.1    5.8    8.6    9.0        7.2
Malaysia.............        352          1,669          3,627      8.6    7.8    8.3    9.2    9.5        8.8
Thailand.............        233          1,080          2,423      8.1    8.1    8.3    8.8    8.7        8.3
PRC..................        153            671            430      9.3   14.2   13.5   12.6   10.2        9.0
Philippines..........        101            290            937     (0.6)   0.3    2.1    4.4    4.8        5.9
Indonesia............         83            278            874      8.9    7.2    7.3    7.5    8.1        7.8

---------------

Sources:

(1) U.S. Department of Energy, Energy Information Administration, Office of Energy Markets and End Use, International Database (August 1996).

(2) U.S. Department of Commerce, Economics and Statistics Administration, Office of Business Analysis, National Data Bank (August 1996).

(3) International Monetary Fund, World Economic Outlook (October 1996).

DEVELOPMENTS IN THE PRC'S POWER INDUSTRY

     Under the PRC's Eighth Five-Year Plan (1991-1995), increasing demands for electricity resulted in the rapid increase in the PRC's total annual electricity generation. A total of 65,747 MW of electric power generating capacity was installed during the five-year period from 1991-1995, representing an average annual increase of more than 16,000 MW. Notwithstanding such increase, the PRC's average annual growth rate for electricity generation between 1991 and 1995 (approximately 10.4%) did not keep pace with the average annual growth rate of the PRC's GDP (approximately 12.1%) during such time. The following table sets forth figures for installed capacity, increases in installed capacity, electricity generation and percentage increases in electric power generation in China for the years 1986 to 1995.

                                                              INCREASE IN                    INCREASE IN
                                                 INSTALLED     INSTALLED      ELECTRICITY    ELECTRICITY
                                                 CAPACITY      CAPACITY       GENERATION     GENERATION
                    YEAR                           (MW)          (MW)           (TWH)            (%)
---------------------------------------------    --------     -----------     ----------     -----------
1986.........................................    93,818.5       6,795.3          449.6            9.5%
1987.........................................    102,897.0      9,078.5          497.3           10.6
1988.........................................    115,497.1     12,600.1          545.2            9.6
1989.........................................    126,638.6     11,141.5          584.8            7.3
1990.........................................    137,890.0     11,251.4          621.2            6.3
1991.........................................    151,473.1     13,583.1          677.5            9.0
1992.........................................    166,532.4     15,059.3          754.2           11.3
1993.........................................    182,910.7     16,378.3          836.4           10.9
1994.........................................    199,897.2     16,986.5          927.9           10.9
1995 (estimated)(1)..........................    217,220.0     17,322.8        1,007.0            8.5

---------------

Source: Ministry of Electric Power, Electric Power Industry in China (1996).

(1) Based on various published statements from MOEP officials.

     Based on statements by the Ministry of Electric Power, China will need an average of approximately 16,000 MW of new electric generating capacity annually through the year 2000 (or an aggregate of approximately 80,000 MW of new electric generating capacity in the Ninth Five-Year Plan period ending 2000). Since domestic savings are insufficient to fund the PRC's requirements, the Ministry of Electric Power has adopted plans to attract foreign capital and projects that 20% of the capital for power industry development will come from foreign investors, 40% from local governments and enterprises and the remaining 40% from the Central Government during the five-year period ending December 31, 2000. MOEP estimates that approximately $20 billion of overseas investment will be needed to reach the MOEP's target of increasing installed capacity to 290,000 MW by 2000.

ENERGY RESOURCES


     China's main energy resources for power generation, coal and hydropower, are not evenly dispersed geographically. Two-thirds of China's coal reserves are located in the northern provinces of Shanxi, Shaanxi and the Inner Mongolia Autonomous Region, and more than 90% of the PRC's hydropower resources are concentrated in the western part of the country. Because China's economically developed regions are principally located in the eastern and southern coastal areas, the Ministry of Electric Power plans to expand the interconnected power networks by installing high voltage transmission lines to facilitate the transmission of power from the west to the east, as well as from the north to the south. The Ministry of Electric Power has also indicated that an increased focus should be placed on coal-fired electric power generating projects which are located in close proximity to coal mines. The Company's proposed Yangcheng Sun City power plant is an example of such a project. See
"Business -- Description of the Potential Projects -- Yangcheng Sun City."



     China is rich in coal resources, with proven coal reserves of 966.7 billion tons. The PRC leads the world in coal production, with 1995 production of approximately 1.3 billion tons. Coal accounted for approximately 75% of electricity production in 1995, and approximately 77% of aggregate domestic commercial energy consumption. The PRC intends to continue to rely on coal as its primary fuel resource for electric power generation. However, the PRC is also increasing its utilization of other fuels. Of the 16,987 MW of electric power generation capacity added in 1994, hydropower accounted for approximately 24.0%, nuclear power accounted for approximately 14.0% and fossil fuels accounted for approximately 61.0%.

ORGANIZATION OF THE PRC'S ELECTRIC POWER INDUSTRY

     The PRC's electricity industry is controlled by the Ministry of Electric Power, which was established by the Eighth National People's Congress at its first session held in March 1993. Prior to March 1993, the electric power industry was under the jurisdiction of the Ministry of Energy, which itself was created in 1988 from parts of the former ministries which oversaw the coal industry, the nuclear industry, the petroleum industry, water resources and electric power.

     The Ministry of Electric Power is responsible for formulating development strategies and policies, including: investment, technical and production and consumption policies relating to electric power development; formulating unified electric power industry planning in collaboration with the State Planning Commission and other government agencies; overseeing the implementation of such planning; supervising the implementation of related national policies, decrees and plans; and providing services to electric power enterprises.

     The Ministry of Electric Power manages five interprovincial power groups ("Regional Power Groups") and six provincial power bureaus. The Regional Power Groups (i) manage their respective regional power grids, (ii) dispatch, either directly or indirectly through lower level power bureaus, the power plants connected to such grids and (iii) supervise the power bureaus at lower administrative levels (primarily provincial but also certain large municipalities and other areas). The Regional Power Groups also act through power companies which develop, construct, own and operate certain power plants and transmission facilities within their respective jurisdictions.

     A similar structure exists for the provincial power bureaus under the Regional Power Groups and the six provincial power bureaus directly managed by the Ministry of Electric Power. Each provincial power bureau manages its provincial power grid and dispatches the power plants connected to such grid to meet local demand. Many provincial power bureaus also act through power companies which operate certain power plants and transmission facilities within their respective provinces. Counties and municipalities directly under the administration of the provinces may have power bureaus which perform, under the administration of the power bureau at the next higher level of government, similar functions within their respective jurisdictions.

     The key personnel of the Regional Power Groups are appointed by the Ministry of Electric Power, and the key personnel of the provincial power bureaus are appointed by the provincial governments in consultation with the Ministry of Power Industry.

     In January 1996, the China National Power Corporation ("CNPC") and the China Federation of Power Enterprises ("CFPE") were established pursuant to the Central Government's policy to separate the regulatory and commercial functions of the electric power industry. The PRC Government has announced plans that the Ministry of Electric Power will be dissolved and its functions transferred to CFPE and CNPC. CFPE will assume the Ministry of Electric Power's regulatory functions. CNPC will serve as the PRC's principal investor in and/or operator of wholly or partially State-owned facilities in the electric power industry. CNPC also will be responsible for the operation of interregional transmission facilities and the development of a national power grid.

     The chart on the following page illustrates the organizational structure of the commercial entities under MOEP.

Organizational chart of the PRC Ministry of Electric Power and the commercial entities under the Ministry

INVESTMENT IN THE ELECTRIC POWER INDUSTRY

     Prior to 1985, virtually all investment in China's electric power industry was financed by the Central Government. In 1985, the Central Government began to implement a policy of using a variety of financing methods to develop the PRC's electric power industry. Such policies included: (i) allowing local governments to participate in the development and ownership of power generating facilities in their areas, (ii) loaning (as opposed to directly allocating) funds to local and provincial power bureaus for the development and construction of such projects, and (iii) permitting foreign investment and participation in the development and operation of power plants in China. Hong Kong investment companies and developers were the first foreign companies to invest in the industry. More recently, however, developers and investors from other countries have begun pursuing investment opportunities in various electric power projects in China. Between 1979 and 1995, 77 large and medium-sized foreign-invested power projects were constructed, with a total installed capacity of 49,740 MW, of which 24,290 MW had been put into operation by the end of 1995. The total contracted foreign investment in power projects has reached $17.2 billion, of which $11.5 billion had been invested by the end of 1995. In 1995, China launched the first Central Government sponsored pilot build, own and transfer ("BOT") program to attract foreign investment in infrastructure projects. The first project under this competitive bidding program is the proposed $600 million, 700 MW coal-fired Laibin project in Laibin County, Guangxi Zhuang Autonomous Region.

     In 1988, as part of the system of investment reform in power development, the State Council organized the State Energy Investment Corporation (the "SEIC") to represent the PRC Government in the development and financing of large power plants. Also in 1988, the China Huaneng Group was formed primarily as a developer and operator of power plants. In March 1994, the State Council announced the absorption of the SEIC into the State Development Bank, as well as its intention to transfer the SEIC's personnel to various Central Government enterprises and to the State Development Investment Company under the State Development Bank.


     To finance the expansion of the electric power industry, the State Council, in 1995, approved the establishment of China Power Investment Corporation ("CPIC") in China and China Power International Holdings Limited ("CPI"), CPIC's wholly-owned subsidiary, in Hong Kong. CPIC was established by the Ministry of Electric Power to raise funds in the international capital markets to invest in PRC power projects. CPIL serves as an overseas funding vehicle of the Ministry of Electric Power. CPI has been authorized to sell interests in State-owned power utilities, issue debt, establish investment funds for the electric power industry and raise foreign funds for investment in the electric power industry. CPI is one of the Company's Joint Venture partners in the Wuhu Grassy Lake project and one of the Company's project partners in the Nanpu Southern Delta project. See "Business -- Description of the Current Projects" and
"-- Description of the Potential Projects."


     With appropriate PRC Government approvals, power bureaus may form directly managed power companies, which may develop, construct, own and operate power plants in their respective territories.

TARIFF SETTING MECHANISMS

     For power plants that the Ministry of Electric Power directly or indirectly manages, the tariff is generally set under the State Plan. The tariff varies according to the category and location of the user. Thus, most electricity has been purchased from power plants at State Plan tariffs. These State Plan tariffs have been maintained at a low level, due to subsidization by the PRC Government. One of the stated goals of the Ministry of Electric Power is to reform power pricing consistent with the development of the market economy in the PRC. The Ministry of Electric Power has commenced the trial implementation of a pricing policy which charges consumers higher tariffs for peak load periods and lower tariffs for off-peak load periods. Allowing the market to influence the setting of power tariffs is intended to provide incentives for greater efficiency in energy production, reduction of energy use per unit of industrial output and promotion of conservation technologies. As of 1994, more than ten power grids have implemented this pricing policy.

     The tariffs of sino-foreign joint venture power projects generally have been established by negotiations among the sino-foreign joint ventures, the prospective power purchasers, the relevant local governments, planning commissions, pricing bureaus and power bureaus. The tariffs or tariff formulas are typically set forth in power purchase contracts. The pricing bureaus are responsible for approving and adjusting the tariff, usually on an annual basis.

ELECTRIC POWER LAW

     In April 1996, a new national law governing the electric power sector in the PRC came into effect. The law is intended to protect the legitimate interests of investors, operators and consumers. It provides a framework within which the PRC Government intends to guide investment in the electric power sector. The law also establishes, among other things, broad principles with respect to the methodology of calculating and setting electric power tariffs. The principles state that electricity tariffs shall be based on reasonable compensation for the costs of generation and payment of taxes, the recovery of reasonable profits and the promotion of the construction of electric power generating facilities. Detailed regulation with respect to tariff calculation and tariff setting are expected to be promulgated by the Ministry of Electric Power in the near future. The impact of the new law will depend on its implementing regulations and the manner in which the law is interpreted.

TRANSMISSION AND DISPATCH

     The main system for the dispatch, transmission and distribution of electric power in China consists of the five interprovincial power grids managed by their respective Regional Power Groups, one interprovincial power grid, which consists of four semi-independent provincial grids managed by their respective four provincial power bureaus, and the six independent provincial power grids managed by their respective provincial power bureaus. The table below shows the aggregate installed capacity of the power plants connected to the grids managed by such power bureaus and the total electricity generated on those grids in 1994.

                                                                       1994             1994
                                                                     INSTALLED    TOTAL ELECTRICITY
                                                                     CAPACITY        GENERATION
                           POWER GRIDS                                 (MW)             (TWH)
-----------------------------------------------------------------    --------     -----------------
East China Power Grid............................................    31,673.2          164.358
Northeast Power Grid.............................................    26,534.4          124.531
Central China Power Grid.........................................    27,602.2          132.047
North China Power Grid...........................................    27,146.4          140.087
Northwest Power Grid.............................................    11,483.0           60.423
Guangdong Power Grid(1)..........................................    19,009.7           73.916
Shandong Power Grid..............................................    11,518.2           67.183
Sichuan Power Grid...............................................    10,095.8           47.328
Guangxi Power Grid(1)............................................     4,230.7           16.854
Fujian Power Grid................................................     4,960.3           21.605
Yunnan Power Grid(1).............................................     4,082.9           16.939
Guizhou Power Grid(1)............................................     3,253.8           15.206
Xinjiang Autonomous Region.......................................     2,865.1           10.617
Hainan Power Grid................................................     1,057.3            2.869
Tibet Autonomous Region..........................................       176.6            0.427

---------------

Source: Ministry of Electric Power, Electric Power Industry in China (1996).

(1) Part of the Southern Interconnected Power Grid established in 1993.

     In 1994, the PRC had almost 540,000 kilometers of transmission lines with a capacity of 35 kV or greater. The power grids primarily use 500, 330, 220 and 110 kV transmission lines.

     All electricity produced in China is dispatched by the power bureaus, except for that generated by units not connected to a grid. The grids and the electric power dispatched to each grid are administered by dispatch centers ("Dispatch Centers") operated by the power bureaus. In November 1993, the State Council issued the Administrative Regulations Concerning Grid Dispatch ("Dispatch Regulations"), the first nationwide regulations in China governing the dispatch of electric power. The Dispatch Regulations are intended to help the PRC achieve a more efficient and rational dispatch of electric power. Under the Dispatch Regulations, Dispatch Centers were established at each of five levels: the National Dispatch Center, the Dispatch Centers of the Regional Power Groups, the Dispatch Centers of the provincial power bureaus, the Dispatch Centers of the power bureaus of municipalities under provinces and the Dispatch Centers of the county power bureaus. Pursuant to the principles of unified dispatch, set forth in the Dispatch Regulations, Dispatch Centers at lower levels are required to comply with the dispatch instructions of higher level Dispatch Centers.

     Dispatch Centers are charged with setting production levels for the various power plants connected to the grid. To effect this determination, each power plant receives daily from its local Dispatch Center an expected hour-by-hour output schedule for the following day, based on expected demand, the weather and other factors. The Dispatch Centers must dispatch electric power according to, among other things, (i) power supply agreements entered into between a power bureau and certain large or primary electricity customers, where such agreements take into account the electric power generation and consumption plans formulated annually by the PRC Government and set forth in the State Plan, (ii) agreements entered into between a Dispatch Center and each power plant subject to its dispatch, (iii) interconnection agreements between power bureaus, and (iv) the actual conditions of the grid, including equipment capabilities and safety reserve margins.

PEAK AND SEASONAL DEMANDS


     The demand for electric power experiences fairly predictable daily and other periodic cycles. The peak periods of power use in China are in the early morning and evening when industrial, commercial and residential use is highest. Peak power is in great demand in many cities which have rapid economic growth. Because the PRC has a significant shortage of electric generating capacity, the Dispatch Centers restrict the access to electricity of certain users during peak periods of demand. As a result, the peak load demand in China does not accurately reflect the extent of the total demand for power. While power plants operate at less than full capacity during off-peak periods, virtually all available power plants operate at or near full capacity during peak periods, subject to grid-wide safety reserve margins. Four of the Joint Ventures' power plants currently in operation or under construction -- Chengdu Lotus City, Hefei Prosperity Lake, Wuxi Tin Hill and Yangchun Sun Spring -- are designed to provide peaking power. The Company believes that each of these plants will be able to take advantage of the demand for peak power in its region. However, such plants are typically dispatched only after base load power plants have been brought on-line and reached maximum capacity. If electric power demand proves less than expected in an area, additional peak or base load power may not be required in the area or may be required at lower than expected levels. See "Risk Factors -- Risks Related to the Company's Business -- Load Growth; Dispatch; Transmission Constraints."


     Because the combustion of coal provides most of China's space-heating needs and because air conditioning is not yet prevalent in most regions of China, seasonal variations in the demand for electricity are less than in many developed countries.

                                    BUSINESS

BUSINESS STRATEGY

     The Company's mission is to help meet China's need for electricity in a socially responsible manner, balancing the interests of customers, partners, communities, suppliers, investors and its people. After the Amalgamation, the Company's operations will be subject to certain limitations under the AES Debt Covenants. The Company's business strategy focuses on:

     Experience in the China Market. The Company currently employs 43 people in the PRC with 30 people in Beijing and 13 people in other parts of the country. The Company's principal office is in Beijing and its president and chief executive officer resides in Beijing. The Company also maintains an office in Hong Kong with 26 people. This commitment to the PRC has enabled the Company to build an expertise in the China power market.


     Diversified Project Portfolio. The Company believes that national diversification of projects in different provinces reduces the risk of being overly dependent on a single power purchaser or the demand for power in a single region. The Company's Current Projects are located in six provinces. Certain of the Company's Current Projects include smaller projects that have been developed on a rapid time schedule. These projects have enabled the Company to establish its position in the market, develop strategic relationships and generate immediate cash flow. Certain other of the Current Projects and the Potential Projects have high visibility and the support of the Central Government. These projects are expected to generate substantial cash flow following the commencement of their operation.


     Strategic Relationships with Strong Partners. The Company believes that its presence in China, its available capital and the well-regarded reputation of AES have allowed the Company to develop strategic relationships with key Chinese partners. The Company has included ministry level companies and affiliates of provincial and local economic commissions as well as affiliates of regional, provincial and local power bureaus as partners in its Joint Ventures. These partners participate in the construction and operation of the Company's Current Projects, expedite the approval process and mitigate project construction, operation and tariff adjustment risks. Similarly, the Company will seek to develop its Potential Projects and other future projects in the PRC in cooperation with strong Chinese business partners that have comparable economic interests and a variety of complementary strengths, including business experience and political relationships.

     Location in Regions of High Power Demand. The Company believes that its Current Projects and Potential Projects are located in regions of high power demand. In the course of developing its projects, the Company carefully reviews the regional and local demand and supply for power. In addition, in the course of project development, the Company evaluates the proposed power purchaser, usually a provincial or local government power bureau, to determine its economic resources and credit profile. One important criterion for any project developed by the Company is that the tariff to be charged by the proposed project must be affordable in light of the overall rates charged in the region, while also being competitive with the cost of new electric power.


     Significant Participation in Operational Management. The Company seeks to obtain, and has obtained in the case of the Current Projects and the Potential Projects, significant rights to participate in major decisions of the project company that owns the power plant. The Company typically exerts its influence through directors appointed to the board of directors of the project company and by appointing either the general manager of the power plant and/or a deputy general manager in charge of finance or operations for the power plant. Several of the Company's officers have significant prior experience with AES in the development and operation of power plants in other countries. The Company is also developing a core group of local managers who will be focused on constructing and operating projects in China.


     AES's Capabilities. The Company draws on AES's people and expertise in development, construction oversight and operation of independent electric power generation projects. In particular, the Company draws on AES's extensive experience operating coal-fired power plants around the world. The Company believes this relationship has provided it with a competitive advantage in the China power market, which relies primarily on coal-fired power plants.

PRINCIPLES AND PRACTICES

     A core part of AES's corporate culture is a commitment to "shared principles." The Company has adopted a similar corporate culture and tries to adhere to these principles. These principles are:

     Integrity. The Company strives to act with integrity, or "wholeness." The Company seeks to honor its commitments. The goal is that the things people say and do in all parts of the Company should fit together with truth and consistency.

     Fairness. The Company wants to treat fairly its people, its customers, its suppliers, its shareholders, governments and communities in which it operates. Defining what is fair is often difficult, but the Company believes it is helpful to routinely question the relative fairness of alternative courses of action.

     Fun. The Company desires that people employed by the Company and those people with whom the Company interacts have fun in their work. The Company's goal is to create and maintain an environment in which each person can flourish in the use of his or her gifts and skills and thereby enjoy the time spent at the Company.

     Social Responsibility. The Company believes that it has a responsibility to be involved in projects that provide social benefits, such as lower costs to customers, a high degree of safety and reliability, increased employment and a cleaner environment.

     The Company and AES seek to adhere to these principles not as a means to achieve economic success, but because adherence is a worthwhile goal in and of itself. However, if the Company and AES perceive a conflict between these principles and profits, the Company and AES will try to adhere to these principles -- even though doing so might result in diminished or foregone opportunities.

PROJECT SPECIFIC STRATEGIES

     Subject to the limitations that would be imposed by the AES Debt Covenants following the Amalgamation, the Company will continue to seek, when evaluating or developing project opportunities in the PRC, to utilize project structures and contractual terms which generally have been proven to be effective in international independent power projects for reducing risks, obtaining financing and achieving commercially sound projects. The Company realizes, however, that projects in China will often differ significantly from the typical project finance model. In addition, the Company recognizes that, because foreign investment in PRC power projects is in its early stages, in order to finalize binding contractual documentation with respect to any project, the Company is sometimes required or elects to assume certain risks not typically assumed by project sponsors in an international independent power project. These risks may be associated with construction (such as completion risk), operations (such as fuel supply or transportation risks), foreign exchange convertibility and, to the extent that the Company cannot negotiate contracts that adjust its revenues for changes in exchange rates, exchange rate fluctuations. Accordingly, while the Company utilizes, where possible, the strategies summarized below, it also seeks to maintain flexibility in negotiations and to adopt alternative strategies where appropriate.

     Long-Term Power Purchase. It is planned that each project company in which the Company invests will sell electricity under one or more long-term power purchase contracts to regional, provincial, municipal or county electric power organizations, including power bureaus and electricity management offices, or industrial customers which the Company believes will be able to perform their obligations under the power purchase contracts. It is planned that the power purchaser will be required to purchase a specified minimum amount of electricity generated by the plant during the term of the power purchase contract based on an agreed pricing formula. These tariff formulas are designed, based on the minimum take obligation of the power purchaser, to be sufficient to pay the operating expenses and the financing costs of the project and to enable the Company to realize a return on its investment. The Company attempts to negotiate power purchase contracts that contain provisions requiring the purchaser to purchase a specified minimum number of kWh or to make specified minimum payments even if the power is not dispatched. The Company seeks to include in its power purchase contracts incentives to encourage the purchase of additional kWh over an agreed minimum amount. The Company attempts, whenever possible, to structure changes in the revenue component of a power purchase contract to correspond, as closely as possible, to changes in operating (primarily fuel) and capital costs of a power plant and fluctuations in foreign exchange rates.

     Construction and Equipment Procurement. The Company seeks to arrange construction and equipment procurement contracts with experienced, creditworthy international or Chinese contractors and suppliers. In a typical international independent power project one contractor assumes responsibility under a fixed-price, fixed-schedule turnkey contract for the design, engineering, equipment procurement, construction, installation, commissioning, staff training and start-up of a project. While the Company seeks this type of arrangement when possible, such a turnkey arrangement is often not available for PRC power projects. Therefore, where possible, the Company seeks to have its project companies enter into arrangements with construction and equipment procurement consortiums in which the various major responsibilities typically assumed by one turnkey contractor in the international model are allocated to individual members of the consortium. The Company seeks to negotiate contracts pursuant to which equipment suppliers and contractors agree to pay liquidated damages for delays and non-performance. The Company also attempts, where appropriate, to utilize established foreign equipment manufacturers who are able to provide warranties and service contracts for their equipment as well as to utilize proven Chinese technology from well-established Chinese equipment manufacturers. In some cases, the Company may elect to have its joint ventures manage the construction directly, possibly with the assistance of reputable Chinese or international engineering companies.

     Fuel Supply. Whenever possible, fuel for the Company's operating plants is purchased under long-term supply contracts with suppliers that have sufficient, and preferably dedicated, reserves of fuel stock to meet the project's operating requirements and that have economic interests aligned with the joint venture partners. In certain circumstances, including where a plant is located in close proximity to a reliable fuel source, the Company may deem it advisable for a project company to purchase its fuel on the spot market in order to take advantage of lower fuel prices. In such circumstances, the Company may contract with fuel brokers or government companies with appropriate guarantees or other performance supports. In other circumstances, the power purchaser may be obligated to supply a project's fuel requirements. The Company attempts, when possible, to have its fuel supply contracts set out delivery and testing procedures and penalties for delays or non-performance. Approval of a project by the State Planning Commission, which is required for larger projects, ordinarily includes a provision for the allocation of fuel, which reduces the fuel supply risk for such projects.

     Fuel Transportation. Whenever possible, the Company arranges with a carrier for transportation of fuel from the fuel source to the Company's operating plants under long-term transportation contracts or the Company will obtain satisfactory assurances that transportation services will be available to the project. Due to the underdeveloped transportation infrastructure in China, the Company sometimes considers more favorably projects located in fuel-rich regions, such as projects located near coal mines. Approval of a project by the State Planning Commission, which is required for larger projects, ordinarily includes a provision for fuel transportation, which reduces the fuel transportation risk for such projects.

     Electricity Transmission. The Company does not intend to bear the risk of the construction of transmission lines. Although PRC law prohibits foreign investment enterprises from constructing, owning or maintaining a transmission line, in many cases, it may be necessary for a project company to finance the construction of the transmission line which is required to connect the power plant to a nearby grid. In these cases, in addition to providing financing, the Company will seek to structure its power purchase contracts in a manner which places the risk of delays and failure to complete the construction of the transmission line on the power purchaser.

     Government Approvals. The Company seeks to ensure that its joint ventures and joint venture partners obtain and comply with all PRC approvals and laws and regulations and that project budgets reflect compliance with all then-existing and applicable PRC environmental protection laws and regulations. In each case prior to funding its equity portion of the registered capital of a joint venture, the Company seeks to obtain a legal opinion from counsel qualified to practice PRC law regarding, among other things, the validity and sufficiency of all approvals for the project and joint venture. The Company also seeks to receive letters of support from the local governments in areas in which its projects are located.

     Foreign Exchange. The Company attempts to mitigate its foreign exchange risks by structuring its joint venture contracts and power purchase contracts to include hedges which provide for adjustments in equity distributions to joint venture partners and in electricity payments for changes in the exchange rate between the Renminbi and the US dollar. In instances in which the Company seeks State Planning Commission approvals for a project, the Company will also seek to receive an approval which includes an allocation of foreign exchange to the project.

     Power Plant Management. The Company wants its power plants to be managed efficiently, as well as in a manner consistent with Company principles and practices. In pursuit of this goal, the Company seeks to appoint experienced general managers and/or deputy general managers with significant decision making authority at the power plants and to install operating systems at the power plants which are consistent with AES's operating approach. The Company also seeks to have key members of a plant's management team, including the general manager and deputy general manager, acquire specific AES experience by working at AES facilities worldwide.

     Insurance. The Company seeks to obtain insurance for its projects from reputable insurance companies permitted to insure projects in China, for risks during construction and operation, including business interruption insurance. The Company typically retains an international insurance consultant to advise the Company on the insurance coverage and limits which are appropriate for the relevant hazards. Where appropriate, the Company may seek to obtain Multilateral Investment Guaranty Agency insurance coverage of certain political risks associated with the PRC.

     Water Usage Rights. The Company seeks to obtain long-term water usage rights for the Company's operating plants.

JOINT VENTURE COMPANIES

     Foreign investment in the PRC may take a number of forms, including joint ventures, wholly foreign-owned enterprises, branches of foreign companies and shareholdings in limited liability companies and joint stock limited companies. The Company currently invests through the joint venture structure. The Company's current joint venture partners are PRC entities. The Company anticipates that its future joint venture partners will be PRC entities although non-Chinese partners may be included as partners, if appropriate. Joint ventures between Chinese and foreign parties in the PRC take two basic forms: equity joint ventures and cooperative joint ventures. Equity joint ventures are governed by the Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment and the implementing regulations related thereto ("Equity Joint Venture Law"). Cooperative joint ventures are governed by the Law of the People's Republic of China on Chinese and Foreign Cooperative Joint Venture Enterprises and the implementing regulations related thereto ("Cooperative Joint Venture Law").

     A cooperative joint venture may be structured as an entity similar to a partnership (in which case it will not be separately qualified as a legal person under Chinese law) or it may be structured as a limited liability company (in which case it will be qualified as a legal person under Chinese law). In most cases, cooperative joint ventures are formed as limited liability companies. Cooperative joint ventures allow more flexibility than equity joint ventures in structuring the terms of the joint venture arrangement. For example, in a cooperative joint venture the rights of a party to share in the profits of the joint venture need not correspond to its contributions to the registered capital (equity) of the joint venture relative to other parties. In addition, subject to government approval, the Cooperative Joint Venture Law permits recovery of the foreign party's registered capital during the venture term. However, the Cooperative Joint Venture Law requires that the fixed assets of the joint venture be transferred to the Chinese parties without charge at the end of the venture term if the foreign party recovers all of its equity capital during the term of the venture. Cooperative joint ventures are subject to laws and regulations with respect to such matters as the contribution of registered capital, debt-equity leverage ratios, accounting, taxation, foreign exchange, labor and liquidation and dissolution. Transfer of an interest in a cooperative joint venture requires government approval and unanimous agreement among the parties.

     An equity joint venture enterprise is a distinct legal entity established and registered as a limited liability company. The parties to an equity joint venture have rights to share in the profits of the joint venture in proportion to their respective contributions to the registered capital of the joint venture. The operations of equity joint ventures are subject to many of the same laws and regulations as cooperative joint ventures. Transfer of an interest in an equity joint venture requires government approval and unanimous agreement among the parties. In addition, in an equity joint venture, the parties may not reduce the amount of their registered capital until the expiration of the term of the joint venture or its dissolution in accordance with PRC law.

     Typically, dividends are paid by a joint venture in accordance with the profit distribution plan adopted by the joint venture's board of directors. Except as mentioned above, PRC laws and regulations provide that only accounting profits (after payment of taxes, provision for losses for prior years and contributions to special funds for enterprise expansion, employee welfare and bonuses and a general reserve) are available for dividend distributions to the parties of a joint venture.

     In addition to contributions of registered capital, joint ventures may be financed by debt, including shareholder loans. Foreign currency loans to a joint venture, however, must be registered with the branch of the State Administration of Exchange Control in the location in which the joint venture is situated.

     Foreign investment enterprises are permitted under PRC laws and regulations to convert their Renminbi earnings into foreign exchange for certain purposes, including to pay their foreign currency obligations, to pay dividends and other distributions to foreign shareholders and to make payment of interest and principal with respect to foreign currency loans (both third party and shareholder debt) incurred by the joint venture. To effect such conversions, joint ventures must comply with certain procedures required by PRC laws and regulations.

GOVERNMENT APPROVALS

     China's electric power industry is highly regulated, both in terms of operating existing power plants and developing new power projects. All electric power projects in China and all foreign investments are required to obtain approvals from one or more central, provincial or local government authorities. While the regulations governing and the procedures for obtaining approvals for foreign investment projects are generally well-understood, the specific regulations and procedures for the approval of electric power projects with foreign investment in the PRC and associated foreign investment enterprises are not entirely transparent. Project approvals and foreign investment approvals are required, but follow separate procedures. At the highest level, the right to approve projects in the PRC is vested in the State Council. The State Council has reserved to itself the authority to approve any project with a total investment which exceeds $100 million. Pursuant to various internal PRC Government notices, the State Council has delegated the authority to approve any project with a total investment of less than $100 million to various ministries and ministry level entities, including the SPC. The SPC and certain ministries and other ministry level entities have, in turn, adopted a policy, also by internal directives, of further delegating authority to approve projects with a total investment of less than $30 million to provincial governments, provincial level bureaus of the Central Government and certain municipalities. The project approval authority of local governments is, therefore, generally limited to not more than $30 million. Separate from project approval, foreign investment must be approved by MOFTEC, or one of its departments at the provincial or local government level, should the total investment amount be below $30 million. Accordingly, foreign investment enterprises proposing to undertake projects must obtain approvals for the projects from the appropriate government level planning authorities and approvals for the foreign investment from a similar level department of MOFTEC.

     Generally, the approval process can be divided into three major stages. First, following preliminary planning by the Chinese party and, in some instances, initial negotiations with the foreign party and the execution of a letter of intent by the parties, a project proposal (including a preliminary feasibility study report and an environmental impact report) is submitted to the appropriate level planning authorities for approval.

     In the second stage, a more detailed joint feasibility study report and a more detailed environmental impact report will be prepared. During this stage, the foreign and local parties will negotiate and execute a legally binding joint venture contract and articles of association. The approval of the local government authorities for both the project and the foreign investment is required. Additionally, as stated above, depending on the amount of total investment in the proposed project and joint venture, the approval of the Central Government may be required. Approval may also be required from other central, provincial and local government ministries and agencies, with respect to, among other matters, foreign exchange plans, allocations of fuel supplies and related transportation, land use, tax preferences, electricity pricing, grid access, operations and maintenance arrangements, loan and guarantee arrangements and design and engineering arrangements.

     In the final stage, following approval of the joint venture by the relevant department of MOFTEC, the joint venture must register with and obtain a preliminary business license from the State Administration of Industry and Commerce ("SAIC") or a branch thereof. Following the completion of these formalities, the parties are required to contribute their agreed upon registered capital and, upon verification thereof, the joint venture is issued a permanent business license by the SAIC.

     The approval process outlined above could take several years. Therefore, in some instances, the Company may pursue opportunities for investments in power projects that are in advanced stages of development or for which significant approvals have already been obtained or construction has commenced or been completed.


     In addition to such project and foreign investment approvals, the tariff payable under the relevant power purchase contract is established on the basis of a tariff formula agreed upon through discussions among the Company, its partners, the prospective power purchaser, the relevant local government, the relevant pricing bureaus and the relevant planning commission. Once established, the tariffs are subject to annual review by the relevant local pricing bureaus and adjustment in accordance with the formula. See "Risk Factors -- Risk Related to the Company's Business -- Regulation and Restrictions; Tariffs" and "The PRC Electric Power Industry -- Tariff Setting Mechanisms."


ENVIRONMENTAL REGULATION

     The Joint Ventures are subject to various PRC environmental laws and regulations which are administered by both Central Government and local government environmental protection bureaus. Approval by the relevant environmental protection bureaus is required at each of the design, construction and start-up stages of a project before the planning commission for the same level of government can issue its approval. Filing of an environmental impact statement or, in some cases, an environmental impact assessment, is required prior to the issuance of such approval. The filing must demonstrate that the project conforms to applicable environmental standards. Approvals and permits generally have been issued for projects utilizing modern pollution control technology. Pollution sources are also required to report their pollution discharges in terms of types and amounts of pollutants discharged into the water and air, and to secure discharge permits for their wastewater discharges, airborne emissions and, from April 1, 1996, solid waste shipments to ensure compliance with relevant emissions standards.

     The PRC's environmental laws and regulations establish standards for the discharge of emissions into the air and water. The rules set forth schedules of base-level discharge fees for various polluting substances and specify that, if such levels are exceeded, the polluting entity will be required to pay an excess discharge fee to the local government. The local environmental rules do not make it a violation to exceed these limits, but rather set forth a set of graduated scale of fees that are required for each incremental unit of excess discharge. Up to a certain level, as the discharge levels increase, the fee per unit also increases. Above a certain limit, local governments may issue orders to cease or reduce such discharge levels which, if not complied with, will after three years from the date of the order, result in an annual increase of 5% in the pollution fees assessed. Where pollution is causing environmental damage, the local governments also have the authority to issue orders requiring the polluting entities to cure the problem within a certain period of time. Non-compliance with such orders may result in the entities being shut down.

     The PRC is a party to the Climate Change Convention, which is intended to limit or capture emissions of greenhouse gases, such as carbon dioxide. Ceilings on such emissions could limit the production of electricity from fossil fuels, particularly coal, or increase the costs of such production. Ceilings on the emissions of greenhouse gases have not been assigned to developing countries such as the PRC under the Climate Change Convention and the PRC has objected to the possibility of the imposition of such ceilings. Under the Air Pollution Prevention and Control Law of the PRC, as amended in 1995, regulatory preferences are given to the use of low sulfur-content, low ash coal, and to plants in urban areas that generate steam as well as electricity. The SPC also has stated that it favors the construction of more plants relying on clean fuels.

     MOEP has established technical standards for environmental monitoring and exercises certain disciplinary functions with regard to environmental compliance in connection with the construction and operation of power plants. Environmental protection equipment is required to be installed and commissioned at the time of commissioning of each generator or plant. Before commencing operations, each plant or generator must be tested and qualified with regard to emissions levels and abatement equipment. The Company believes the environmental protection systems and facilities of its Current Projects are in compliance with applicable PRC national and local environmental protection requirements.

LITIGATION

     There is no litigation pending or, to the best of the Company's knowledge, threatened against the Company or its Joint Ventures.

DESCRIPTION OF THE CURRENT PROJECTS

     The following table presents certain summary information on the Company's Current Projects.

                              THE CURRENT PROJECTS

                                                      COMPANY
                                           COMPANY   INVESTMENT
                      LOCATION  CAPACITY   INTEREST  COMMITMENT
      PROJECT        (PROVINCE)   (MW)      (MW)        (%)         FUEL                  STATUS
-------------------- ---------- --------   -------   ----------    -------  -----------------------------------
Jiaozuo Aluminum
  Power              Henan          250       175        70        Coal     Under construction (first unit
                                                                            scheduled to be in operation by the
                                                                            second quarter of 1997; second unit
                                                                            scheduled to be in operation by the
                                                                            second quarter of 1998)
Wuhu Grassy Lake     Anhui          250      62.5        25        Coal     First unit in operation (second
                                                                            unit scheduled to be in operation
                                                                            by the second quarter of 1997)
Hefei Prosperity
  Lake               Anhui        115.2      80.6        70        Oil      Under construction (simple cycle
                                                                            unit scheduled to be in operation
                                                                            by the third quarter of 1997;
                                                                            combined cycle unit scheduled to be
                                                                            in operation in the third quarter
                                                                            of 1998)
Wuxi Tin Hill        Jiangsu         63      34.7        55        Oil      Simple cycle unit in operation
                                                                            (combined cycle unit scheduled to
                                                                            be in operation by the first
                                                                            quarter of 1997)
Aixi Heart River     Sichuan         50        35        70        Coal     Under construction (scheduled to be
                                                                            in operation in February 1998)
Chengdu Lotus City   Sichuan         48      16.8        35        Natural  Under construction (scheduled to be
                                                                   Gas      in operation in the third quarter
                                                                            of 1997)

                                                      COMPANY
                                           COMPANY   INVESTMENT
                      LOCATION  CAPACITY   INTEREST  COMMITMENT
      PROJECT        (PROVINCE)   (MW)      (MW)        (%)         FUEL                  STATUS
-------------------  ---------- --------   --------  ----------    -------  -----------------------------------
Cili Misty Mountain  Hunan         26.2      13.4        51        Hydro    Two of three units in operation
                                                                            (last unit scheduled to be in
                                                                            operation in the fourth quarter of
                                                                            1996)
Yangchun Sun Spring  Guangdong     15.1       3.8        25        Oil      In operation
                                    ---       ---
    TOTAL                         817.5     421.8
                                    ===       ===

     OVERVIEW

     The Company, directly or through one of its wholly-owned offshore subsidiaries, has formed sino-foreign joint ventures, each with one or more Chinese entities as partners, to develop, construct, own and operate each of the electric power plants described in this section. Two of the power plants -- Cili Misty Mountain and Yangchun Sun Spring -- are financed solely with registered capital (equity). Four of the power plants -- Aixi Heart River, Jiaozuo Aluminum Power, Chengdu Lotus City and Wuxi Tin Hill -- are financed with a combination of registered capital and shareholder loans. One of the power plants -- Wuhu Grassy Lake -- is financed by registered capital, shareholder loans and third party debt. One other project -- Hefei Prosperity Lake -- which is currently financed by registered capital and shareholder loans, may also be in the future financed by third party debt.

     All of the Company's power plants are owned by cooperative joint ventures, except for one of the projects -- Wuhu Grassy Lake -- which is owned by an equity joint venture. The joint venture contracts for three of the cooperative joint ventures -- Wuxi Tin Hill, Aixi Heart River and Chengdu Lotus
City -- provide for the liquidation of the project assets at the end of the term of the Joint Venture. The cooperative joint venture contracts relating to the remaining four projects provide for the transfer of all of the fixed assets of the Joint Venture to the Chinese partners without charge at the end of the Joint Venture term. Three of these four provide for the recovery of the Company's registered capital during the term of the Joint Venture.

     Revenues from the power plants are generally used to pay operating expenses, taxes and financing costs and allocated to provide reserves for employee social welfare benefits and other matters as required by law. Repayment of principal and interest of third party loans (if any) and shareholder loans (if any) of the Joint Ventures has priority over distributions of profit to the Joint Venture partners. Dividends are generally distributed to the Company and its partners by the Joint Ventures pursuant to board resolutions. In a number of cases with respect to the Joint Ventures described in this section, the Company has a priority in the payment of dividends over the Chinese partners to the Joint Venture. In certain cases, where the Company is not entitled to appoint a majority of the board of directors of a Joint Venture, the declaration of dividends or other equity distributions by such Joint Venture may depend on the assent of the other directors of the Joint Venture.

     Pursuant to certain shareholder loan contracts, the Company has committed to provide shareholder loans to several of the Joint Ventures. In each case the applicable Joint Venture has either registered the shareholder loan with the relevant branch of the SAEC if the loan has been drawn, or the Joint Venture will register the shareholder loan with the relevant branch of the SAEC when the loan is drawn by the Joint Venture. The payment of principal and interest to the Company with respect to its shareholder loans to the Joint Ventures is made in accordance with schedules established by the relevant shareholder loan contracts.

     Each of the Joint Ventures described in this section has entered into one or more power purchase contracts for the sale of the electricity from its power plant on a minimum take-or-pay basis. The power purchase contracts generally require that the power purchaser purchase a specified annual minimum amount of electricity generated by the power plant during the term of the power purchase contract at a fixed price or pursuant to a tariff formula set forth in the power purchase contract. In all but two cases -- Cili Misty Mountain and Yangchun Sun Spring -- the power purchase contracts also contain incentives to encourage the power purchaser to purchase greater than the agreed minimum amount of electricity. Payments for electricity sold under the power purchase contracts are generally made to the Joint Ventures on a monthly basis.

     All of the power purchase contracts have pricing provisions which are designed, based on the minimum take obligation of the power purchaser, to be sufficient to pay the operating costs and financing costs of the project and to enable the Company to realize a return on its investment. These tariff formulas are indexed to hedge against US dollar and Renminbi exchange rate fluctuation risks relating to repayment of principal and interest on debt and the conversion to US dollars of the Company's profits. In the event of a change in law which increases the Joint Ventures' costs, the power purchase contracts typically require an adjustment to the tariff in order to pass through such increased costs.

     The Joint Ventures in all cases except one -- Cili Misty Mountain -- have entered, or, it is anticipated will enter, into dispatch contracts with the relevant dispatching entity for its power plant pursuant to which the dispatcher has agreed or plans to agree to dispatch the power plant at least the annual minimum amount of hours required under the power purchase contract. For the one case, the power purchaser, which is also the dispatcher, is responsible for dispatching the power plant.

     Each of the joint venture contracts for the projects described in this section may be terminated early, including on account of a termination of the relevant power purchase contract. In all cases except one -- Jiaozuo Aluminum Power -- in the event of an early termination of a power purchase contract which results from a default of a power purchaser, the Company is entitled under the applicable power purchase contract to receive from the power purchaser payment intended to compensate the Joint Venture for the return it would have received had the power purchase contract continued to the end of its term.

     In two cases -- Yangchun Sun Spring and Wuxi Tin Hill -- projects directly managed by the Joint Ventures have been successfully constructed on time. For three of the Company's projects currently under construction -- Jiaozuo Aluminum Power, Cili Misty Mountain, and Chengdu Lotus City -- the respective Joint Venture also directly manages the construction of the power plant. In these instances the Joint Venture has entered into arrangements with various construction and equipment procurement consortiums, including established foreign equipment manufacturers, in which certain responsibilities relating to construction and procurement have been allocated to members of the consortium. For the remaining three projects currently under construction, each relevant Joint Venture has entered into a fixed price, fixed schedule construction contract, one of which is a turnkey arrangement. In all of the projects described in this section, the electrical transmission and interconnection facilities are being financed by interest bearing loans from the Joint Venture to the relevant power purchaser who is responsible for constructing, owning, operating and maintaining the facilities. In the case of Wuhu Grassy Lake, Hefei Prosperity Lake and Chengdu Lotus City, the power purchasers have also agreed in the power purchase contracts to begin making payments under their respective power purchase contracts on a specified date if the power plant is completed, but cannot deliver electricity due to a delay in completing the transmission and interconnection facilities.

     Five of the eight power plants are or will be operated directly by the Joint Ventures -- Cili Misty Mountain, Wuxi Tin Hill, Aixi Heart River, Jiaozuo Aluminum Power and Chengdu Lotus City -- and three -- Yangchun Sun Spring, Hefei Prosperity Lake and Wuhu Grassy Lake -- will be operated by the relevant power purchasers. Fuel for most of the power plants has been contracted for under long term fuel supply contracts with fuel suppliers or will be supplied by the power purchasers. In the latter case, the relevant power purchaser is not excused from its payment obligations under its power purchase contract if it is unable to provide fuel to the power plant.

     The power projects which are currently under construction have obtained insurance coverage for property loss and damage (including damage arising from natural calamities) and third party liability. Most force majeure risks which can be categorized as natural calamities are covered under the insurance policies. The Joint Ventures are in all cases relieved of their obligation to deliver electricity under their power purchase contracts for the power plants described in this section in the event of force majeure, including an event of force majeure caused by the PRC Government. In the case of all projects, except Wuhu Grassy Lake and Hefei Prosperity Lake, the power purchaser is not relieved of its obligations under its applicable power purchase contract, including the obligation to make payments to the Company in such circumstances. In these two projects, the power purchaser is relieved of its obligation to purchase the minimum amount of electric power under its respective power purchaser contract during periods in which the power plant is unable to generate electric power due to events of force majeure, including events of force majeure caused by the PRC Government.

     In the case of all of the power plants described in this section, the Company and its Joint Venture partners have applied for and received PRC approvals for the project and for the establishment of the related foreign investment enterprise. In the case of two power plants -- Jiaozuo Aluminum Power and Wuhu Grassy Lake -- the power plants have received project approvals at the Central Government level from the State Planning Commission and have received approvals from MOFTEC for the establishment of their related Joint Venture. Each of the remaining six power plants has received its project approval and foreign investment approval from provincial and local government entities.


     Two of the Company's power plants currently in operation or under construction -- Wuxi Tin Hill and Hefei Prosperity Lake -- have been structured as multiple projects and Joint Ventures, with each project and Joint Venture having a total investment not exceeding the $30 million approval authority threshold generally applicable to provincial and local governments. In two other cases -- Aixi Heart River and Chengdu Lotus City -- the Company's projects and Joint Ventures have obtained local government approvals on the basis of anticipated total investments which did not exceed $30 million at the time the approvals were obtained, but will, when construction is completed, exceed the $30 million approval threshold. See "Risk Factors -- Risks Related to the Company's Business -- Government Approval Processes."


     The tariff formulas set forth in the power purchase contracts of the Joint Ventures described in this section have been either approved or confirmed by the relevant provincial and local government pricing bureaus responsible for reviewing such tariffs.

     All of the joint venture contracts and project contracts of the Joint Ventures are governed by PRC law. Some of the joint venture contracts provide for arbitration of a dispute arising under the joint venture contracts in locations outside of the PRC, while some provide for arbitration in the PRC by PRC arbitration bodies. Most of the project contracts, including the power purchase contracts, provide for arbitration of disputes in the PRC by PRC arbitration bodies.

     JIAOZUO ALUMINUM POWER

     The Power Plant. The Jiaozuo Aluminum Power power plant is a 2 x 125 MW coal-fired power plant located adjacent to the Jiaozuo Aluminum Mill ("Jiaozuo Mill") aluminum production mills in Jiaozuo, Henan Province. Construction of the power plant commenced in the first quarter of 1995. The first unit of the power plant is scheduled to commence commercial operation by the second quarter of 1997. The second unit is scheduled to commence commercial operation in the second quarter of 1998.

     Joint Venture. The Jiaozuo Aluminum Power power plant is owned by Jiaozuo Wan Fang, a 23-year cooperative joint venture formed by Jiaozuo Mill and a wholly-owned subsidiary of the Company. Pursuant to the joint venture contract the Company is entitled to recover its registered capital (equity) during the term of the Joint Venture. The Company, as the majority shareholder of Jiaozuo Wan Fang, is entitled to appoint four of the six members of the board of directors of the Joint Venture, including the chairman of the board and the general manager. Pursuant to a co-development agreement, an entity unaffiliated with the Company is entitled to no more than ten percent of the Company's equity distributions from Jiaozuo Wan Fang.

     Financing. The approved total investment in Jiaozuo Wan Fang is $151.3 million. The Joint Venture's approved registered capital is $53.7 million. As of August 31, 1996, it is estimated that the total cost of Jiaozuo Aluminum Power will be approximately $161.3 million. Any difference between the approved total investment and the actual total cost will be funded by additional equity or loans to be contributed pro rata by the shareholders of Jiaozuo Wan Fang. The Company has committed to contribute $37.6 million to the registered capital of the Joint Venture. Jiaozuo Mill has committed to contribute $16.1 million in land use rights and certain fixed assets to the registered capital of the Joint Venture.

     Power Purchase. Jiaozuo Wan Fang and Jiaozuo Mill have entered into a 23-year power purchase contract effective April 26, 1996. Pursuant to the power purchase contract, Jiaozuo Mill has agreed to purchase from Jiaozuo Wan Fang at least 5,500 hours each calendar year at 75 MW up to the amount required to operate Jiaozuo Mill's aluminum mill. Any remaining electricity from the power plant, but no less than 5,500 hours at 155 MW, will be purchased by the Henan Electric Power Corporation ("Henan Power") under a 23-year power purchase contract between Jiaozuo Wan Fang and Henan Power. Both power purchase contracts require the purchasers to pay for a minimum amount of electricity generated every calendar year and to compensate the Joint Venture for any shortfalls in purchases of such minimum amount based on the most recent approved tariff for power less fuel costs. If Jiaozuo Mill is unable to purchase the minimum amount, the Joint Venture is entitled to require Henan Power to purchase such amount.

     The Joint Venture is not entitled to the payment of any compensation upon early termination of either power purchase contract. However, in the case of early termination due to Henan Power's default, Henan Power is obligated under the power purchase contract, to the extent permitted by law, to transmit electricity generated by the Joint Venture's power plant to any entity designated by the Joint Venture which is interconnected with Henan Power. If early termination of Jiaozuo Mill's power purchase contract occurs due to Jiaozuo Mill's default, Henan Power is obligated under its power purchase contract to purchase Jiaozuo Mill's minimum amount in addition to its own.

     Construction. Jiaozuo Wan Fang is directly managing the construction of the power plant. Jiaozuo Wan Fang has hired the Henan Power Design Institute for the project design and Henan Provincial No. 1 Power Construction Company and Henan Provincial No. 2 Power Construction Company as contractors for civil and installation work. Although no heat rate, output or completion guarantees are being provided by the contractors, these two contractors have built a number of similar power plants. In addition, more than 100 of such 125 MW units have been delivered by their manufacturer, Shanghai Electric Corporation ("Shanghai Electric"), which is providing a limited two-year warranty of the units. An independent engineering company, Bechtel Power Corporation, has been retained by Jiaozuo Wan Fang to manage scheduling and procurement. The construction risk in the case of this project is also mitigated by the tariff formula set forth in the power purchase contract which provides for an increase in the tariff payable by the power purchaser sufficient to compensate the Joint Venture for any reduction in heat rate and capacity resulting from the contractor's performance failure.

     Interconnection and Dispatch. The interconnection facilities are being constructed by Henan Power. Jiaozuo Wan Fang has agreed to provide a loan in the amount of approximately $9.9 million to Henan Power for the design and construction of the interconnection facilities. When in commercial operation, the power plant will be dispatched by Henan Power. The Joint Venture is required under its dispatch contract with Henan Power to cause the power plant to maintain an annual minimum availability. If this annual minimum availability is not met, the minimum amount required to be purchased by Henan Power may be reduced proportionately.

     Fuel. Jiaozuo Wan Fang plans to enter into one-year fuel supply contracts for the purchase of anthracite coal from mines in Jiaozuo and mines located approximately 120 kilometers from the power plant. The price for coal is to be negotiated periodically with the mine owners. Jiaozuo Wan Fang will arrange for the transportation of the coal by truck to the power plant.

     Operation.  Jiaozuo Wan Fang will operate the power plant.

     WUHU GRASSY LAKE

     The Power Plant. The Wuhu Grassy Lake power plant is a 2 x 125 MW coal-fired power plant located near Wuhu, Anhui Province. It is the phase IV expansion of an existing 325 MW coal-fired power station. The first unit of the power plant commenced commercial operation in September 1996. The second unit is scheduled to commence commercial operation in the second quarter of 1997.

     Joint Venture. The Wuhu Grassy Lake power plant is owned by Wuhu Shaoda, a 20-year equity joint venture formed by China Power International Holdings Limited ("CPI"), Anhui Liyuan Electric Power

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

Development Company Limited ("Anhui Liyuan"), Wuhu Energy Development Company Limited ("Wuhu Energy") and a wholly-owned subsidiary of the Company. The board of directors of Wuhu Shaoda consists of nine directors, of which two are appointed by the Company. The Company also appoints one of the two vice chairmen and the deputy general manager responsible for supervising the operation and maintenance of the power plant.

     Financing. The approved total investment in the Joint Venture is $118.4 million. The Joint Venture's approved registered capital is $30.0 million. The Joint Venture partners of Wuhu Shaoda have committed to contribute their registered capital according to their respective ownership interests as follows:
(i) CPI, $13.5 million (45%), (ii) the Company, $7.5 million (25%), (iii) Anhui Liyuan, $6.0 million (20%) and (iv) Wuhu Energy, $3.0 million (10%). As of August 31, 1996, the estimated total cost of this project was in line with the approved total investment. The difference between the total investment and the registered capital of Wuhu Shaoda has been financed through a bank facility and shareholder loans arranged by the Joint Venture partners. Wuhu Shaoda has entered into a $65.0 million term loan facility (the "Term Loan") with a syndicate of lenders. The first drawdown of the Term Loan took place in August 1996. The Term Loan is to be repaid in 11 successive semi-annual installments beginning April 22, 1998. In addition to the Term Loan, the Company has committed to provide an $18.0 million subordinated loan (the "AES Loan") and Anhui Liyuan has committed to provide up to $4.6 million and Wuhu Energy has committed to provide up to $2.3 million in subordinated shareholders' loans to the Joint Venture. The Company has guaranteed to the lenders of the Term Loan certain obligations of its wholly-owned subsidiary under the joint venture contract, including with respect to the funding of the AES Loan and certain other liabilities which, in the aggregate, do not exceed $6.0 million.

     Dividend payments are subject to certain restrictions under the Term Loan. No dividend distributions by the Joint Venture are permitted if certain debt service coverage ratios are not met.

     Power Purchase. The electric power from the power plant will be purchased by Anhui Provincial Electric Power Corporation ("Anhui Power") pursuant to a 20-year operation and offtake contract dated as of July 5, 1996, between Wuhu Shaoda and Anhui Power. Under the power purchase contract, Anhui Power has agreed to purchase a minimum amount of electricity at a price calculated based upon an agreed tariff formula. In the event that the power plant fails to generate electricity for a period in excess of that permitted for maintenance and repair in the operation and offtake contract and such failure is a result of force majeure or Wuhu Shaoda's failure to perform its obligations under the operation and offtake contract, the minimum amount required to be purchased by Anhui Power may be reduced in proportion to such excess shutdown period, provided that in no event will the electricity payments to be made under the operation and offtake contract be reduced below the amount necessary to allow Wuhu Shaoda to pay all applicable financing costs under the Term Loan, the AES Loan and the other shareholder loans.

     Construction. The power plant is being designed, engineered and constructed pursuant to a fixed price construction contract between Wuhu Shaoda and Anhui Power. Pursuant to the construction contract, Anhui Power is the principal contractor and is responsible for the timely and successful completion of the power plant. Anhui Power has sub-contracted the design, construction, installation and commissioning work to several of its subsidiaries. Anhui Power is eligible for a bonus in the event of early completion of a unit. If the power plant is not completed by August 1997, Anhui Power is required by the operation and offtake contract nonetheless to commence purchases of the minimum amount of electricity. The construction contract does not obligate Anhui Power to provide guarantees of heat rate or capacity. However, in the event that Anhui Power fails to achieve the design heat rate or nameplate capacity of the power plant, the tariff formula set forth in the operation and offtake contract increases the tariff payable by Anhui Power in a manner that compensates Wuhu Shaoda for the reduction in heat rate and capacity. An independent engineering company, Stone and Webster Management Consultants, has been retained by the lenders of the Term Loan to monitor construction.

     Interconnection and Dispatch. The power plant is interconnected to the Anhui power grid and is subject to dispatch by Anhui Power pursuant to an interconnection contract between Wuhu Shaoda and Anhui Power.

     Fuel. As part of its obligations under the operation and offtake contract, Anhui Power is required to supply such fuel as may be necessary to allow the power plant to generate electricity purchased under the operation and offtake contract.

     Operation. Pursuant to the operation and offtake contract, Anhui Power is responsible for the operation, maintenance and management of the power plant. Anhui Power is responsible for ensuring that the power plant generates the minimum amount of electricity required to be purchased by Anhui Power and is required to compensate Wuhu Shaoda for any resulting shortfall in such minimum amount, unless, as indicated above, the shortfall is the result of force majeure or the failure of Wuhu Shaoda to perform its obligations under the operation and offtake contract.

     HEFEI PROSPERITY LAKE

     The Power Plant. The Hefei Prosperity Lake power plant is an oil-fired combined cycle power plant consisting of 2 x 38.2 MW gas turbines generating units ("gas turbine unit") and a 1 x 38.8 MW heat recovery steam turbine generating unit ("steam turbine unit"). It is located within the boundaries of an existing 325 MW coal fired power plant in Hefei, Anhui Province. Construction of the power plant will commence in November 1996. The gas turbine unit is scheduled to commence commercial operation in the third quarter of 1997 and the steam turbine unit is scheduled to commence commercial operation in the third quarter of 1998.

     Joint Ventures. The Hefei Prosperity Lake power plant is owned by Liyuan-AES and Zhongli Energy, two 16-year cooperative joint ventures formed among a wholly-owned subsidiary of the Company, Hefei Municipal Construction and Investment Company ("Hefei Construction") and Anhui Liyuan. In accordance with the joint venture contracts, the Company is entitled to appoint four of the seven members of the board of directors and the general manager of each of the Joint Ventures.

     Financing. The approved total investment in each of Liyuan-AES and Zhongli Energy is $30.0 million. The approved registered capital of each of Liyuan-AES and Zhongli Energy is $15.0 million. The Joint Venture partners in Liyuan-AES and Zhongli Energy have committed to contribute registered capital to each Joint Venture according to their respective ownership interests as follows: (i) Anhui Liyuan, $3.0 million (20%), (ii) the Company, $10.5 million (70%) and (iii) Hefei Construction, $1.5 million (10%). As of August 31, 1996, it is estimated that the total cost of Hefei Prosperity Lake will be approximately $64.7 million. The difference between the estimated total cost and the registered capital of each Joint Venture will be financed through shareholder loans or third party debt arranged by the Joint Venture partners. The Company has entered into shareholder loan contracts with Liyuan-AES and with Zhongli Energy pursuant to which the Company has committed to provide loans to the Joint Ventures in an aggregate amount not to exceed $16.0 million.

     Power Purchase. The power generated by the power plant is purchased by Anhui Power pursuant to a 16-year operation and offtake contract, dated September 26, 1996, between Liyuan-AES and Zhongli Energy, as the sellers, and Anhui Power as power purchaser. Under the operation and offtake contract, Anhui Power has agreed to purchase a minimum amount of electricity at an agreed upon tariff formula or to compensate the Joint Ventures for any shortfall in purchases of such minimum amount based on an approved tariff less approved generation costs. Anhui Power's minimum take obligation under the operation and offtake contract may be reduced in proportion to periods of power plant shutdown or curtailment of generation due to events of force majeure or breach of the operation and offtake contract by the Joint Ventures, provided that in no event will the payments to be made under the operation and offtake contract be reduced below the amount necessary to allow the Joint Ventures to pay all applicable financing costs under the Joint Ventures' loan agreements.

     Construction. The power plant is being designed, engineered and constructed pursuant to a fixed-price construction contract between the Joint Ventures and Anhui Mingda Power EPC Contract Company ("Mingda"), a wholly owned subsidiary of Anhui Power. Pursuant to the construction contract, Anhui Power is the principal contractor and is responsible for the timely and successful completion of the power plant. Mingda is eligible for a bonus in the event of early or on-time completion of the gas turbine unit and the steam turbine unit but must pay penalties in the event of late completion or not meeting performance guarantees, including heat rate and capacity guarantees. The gas turbine unit and steam turbine unit have been ordered from GEC Alsthom. GEC Alsthom will also provide the conceptual design as a subcontractor to Mingda. If Mingda fails to complete the gas turbine unit by August 1, 1997 and the steam turbine unit by July 1, 1998, Anhui Power's minimum take or pay obligation for the minimum amount under the operation and offtake contract nonetheless commences. An independent engineering company, Black & Veatch International Company, has been retained by the Joint Ventures to monitor construction.

     Interconnection and Dispatch. The power plant is interconnected to the Anhui power grid and is subject to dispatch by Anhui Power pursuant to an interconnection contract between the Joint Ventures and Anhui Power. Under the operation and offtake contract, Anhui Power, as the operator, is required to indemnify the Joint Ventures for any loss or cost as a result of the breach of the interconnection contract.

     Fuel. As part of its obligations under the operation and offtake contract, Anhui Power is required to supply such fuel as may be necessary to allow the power plant to generate electricity to be purchased under the operation and offtake contract.

     Operations. Pursuant to the operation and offtake contract, Anhui Power is responsible for the operation, maintenance and management of the power plant. Anhui Power is responsible for ensuring that the power plant generates the minimum amount and is required to compensate the Joint Ventures for any resulting shortfall in the minimum amount, unless, as indicated above, the shortfall is a result of force majeure or the failure of the Joint Ventures to perform their obligations under the operation and offtake contract.

     WUXI TIN HILL

     The Power Plant. The Wuxi Tin Hill power plant is an oil-fired combined cycle power plant which consists of a 2 x 24 MW gas turbine generating plant and a 15 MW heat recovery steam turbine generating plant located in Xishan (previously known as Wuxi County), Jiangsu Province. The gas turbine generating plant was completed and commenced commercial operation in March 1996. The heat recovery steam turbine generating plant is currently under commissioning and is expected to commence commercial operation in the first quarter of 1997.

     Joint Ventures. The Wuxi Tin Hill power plant is owned by Wuxi-AES-CAREC and Wuxi-AES-Zhonghang, two 16-year cooperative joint ventures formed among the Company, China National Aero-Engine Corporation ("CAREC") and Wuxi Power Industry Company ("Wuxi Power"). In accordance with the joint venture contracts, the Company is entitled to appoint four of the eight members of the board of directors, including the chairman of the board, for each of the Joint Ventures, while CAREC and Wuxi Power each is entitled to appoint two members. The chairman of the board of directors of each Joint Venture has the right to break any tie board votes.

     Financing. The approved total investment in Wuxi-AES-CAREC is $29.5 million. The approved total investment in Wuxi-AES-Zhonghang is $10.5 million. The approved registered capital of Wuxi-AES-CAREC is $11.8 million and the approved registered capital of Wuxi-AES-Zhonghang is $5.0 million. As of August 31, 1996, the estimated total cost of this project was in line with the approved total investment. The Company has contributed $6.5 million to the registered capital of Wuxi-AES-CAREC and $2.8 million to the registered capital of Wuxi AES-Zhonghang. CAREC and Wuxi Power each has contributed $2.7 million to the registered capital of Wuxi-AES-CAREC and each has contributed $1.1 million to the registered capital of Wuxi-AES-Zhonghang. The Company, CAREC and Wuxi Power have entered into shareholder loan agreements with the Joint Ventures pursuant to which they have provided loans to the two Joint Ventures pro rata in accordance with their ownership interests.

     Power Purchase. Power generated by the power plant is purchased by the Xishan Electricity Management Office ("Xishan Office") under a 16-year power purchase contract, effective May 1995, between Wuxi-AES-CAREC and Xishan Office. Wuxi-AES-CAREC sells the electricity generated by the steam generating plant to Xishan Office on behalf of Wuxi-AES-Zhonghang under a services agreement with Wuxi-AES-CAREC.

     The power purchase contract requires Xishan Office to purchase a minimum amount of 186 GWh of electricity per calendar year from the power plant and to compensate the Joint Ventures for any shortfalls in

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

the purchase of such minimum amount based on the most recent tariff for electricity less fuel costs. Pursuant to the power purchase contract, the minimum amount of electricity which Xishan Office is required to purchase from the Joint Ventures may be reduced by the number of peak time shutdown hours which exceeds an agreed number of hours permitted for outages related to the power plant.

     Construction. The construction of the power plant has been managed by the Joint Ventures. The gas turbines were supplied by United Technologies Inc. ("United Technologies"). Pursuant to a maintenance contract with the Joint Ventures, United Technologies will provide 10 years of service and maintenance for the gas turbines. The balance of the plant has been provided by Chinese manufacturers.

     Interconnection and Dispatch. The interconnection facilities were completed in March 1996 and the power plant is connected to the East China Power Grid. The power plant is currently dispatched under an agreement between Wuxi AES-CAREC and Xishan Power Supply Bureau. A dispatch contract between the Joint Ventures and Jiangsu Provincial Power Bureau Dispatch Center for the dispatch of the power plant is under negotiation.

     Fuel. Wuxi-AES-CAREC has signed 16-year fuel oil supply contracts with two local State-owned oil companies under the administrative control of the Xishan municipal government. The fuel suppliers are obligated, under the contracts, to pay damages for any failure to supply the power plant with adequate quantities of fuel or fuel not meeting certain specifications. The price of fuel oil to be supplied under these supply contracts is to be negotiated annually. The oil companies are obligated to arrange for the transportation of the fuel to the power plant.

     Operation.  The power plant is operated by Wuxi-AES-CAREC.

     AIXI HEART RIVER

     The Power Plant. The Aixi Heart River power plant is a 50 MW coal-fired circulating fluidized bed power plant located in Nanchuan, Sichuan Province. Construction of the power plant commenced in February 1996, and is expected to be completed in February 1998.

     Joint Venture. The Aixi Heart River power plant is owned by Fuling Aixi, a 25-year cooperative joint venture formed by Sichuan Fuling Banxi Colliery ("Banxi Colliery") and a wholly owned subsidiary of the Company. The Company appoints three of the five members of the board of directors as well as the chairman, the general manager and financial controller.

     Financing. The approved total investment in the Joint Venture is $30.4 million ($30.0 million based on the Renminbi yuan to US dollar exchange rate at the time the approval was granted). The Joint Venture's approved registered capital is $12.1 million. As of August 31, 1996, it is estimated that the total cost of Aixi Heart River will be approximately $39.1 million. The Company has committed to contribute $8.5 million to the registered capital of Fuling Aixi and Banxi Colliery has committed to contribute $3.6 million to the Joint Venture's registered capital. Pursuant to the construction and term loan agreement with Fuling Aixi, the Company has committed to provide a loan in the principal amount of up to $23.5 million to Fuling Aixi. Any difference between the estimated total cost and the committed shareholder loan and approved registered capital will be funded by additional equity contributed pro rata by the shareholders.

     Power Purchase. Electricity generated by the power plant will be sold to Sichuan Fuling Power Company ("Sichuan Power") under a 25-year power purchase contract. The power purchase contract requires Sichuan Power to purchase a minimum of 270 GWh of electricity per calendar year. In the event that Sichuan Power fails in any calendar year to purchase such minimum amount, Sichuan Power is required by the power purchase contract to make payment for any shortfall at the then current power price less fuel costs. Pursuant to the power purchase contract, if Fuling Aixi fails to deliver electricity to Sichuan Power by the construction completion date specified in the construction contract, it is obligated to pay a penalty to Sichuan Power for each day of delay.

     Construction. Fuling Aixi has entered into a construction contract with Shanghai Electric to construct the power plant. Certain critical components of the equipment of the power plant (including the coal fluidized

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

bed boilers and their design) are being supplied by Pyropower, Inc. ("Pyropower") pursuant to a supply contract between Shanghai Electric and Pyropower. The balance of the plant is being provided by Chinese manufacturers. Shanghai Electric will provide a one-year warranty of its work. If Shanghai Electric fails to complete construction of the power plant by the guaranteed completion date, the contractor will be required to pay liquidated damages to Fuling Aixi for each day of delay in an amount sufficient to compensate the Joint Venture for penalties due to Sichuan Power under the power purchase contract for delayed commercial operation of the power plant. Under the construction contract, Shanghai Electric has guaranteed all the performance specifications of the power plant, including output, heat rate and emissions. If the power plant fails to achieve the performance specifications, Shanghai Electric will be obligated to pay liquidated performance damages to Fuling Aixi.

     Interconnection and Dispatch. Sichuan Power is responsible for construction, and has guaranteed the completion, of the interconnection facility by the power plant's performance testing date. If a delay in the completion of the interconnection facility results in delays in commencement of the commercial operation of the power plant, Sichuan Power is obligated to pay Fuling Aixi a penalty for each day of delay. The Sichuan Fuling Grid Management Department, the dispatcher of the power plant, has agreed to dispatch the power plant at 100% of its operational capacity during peak hours and at 75% of its operational capacity during off-peak hours.

     Fuel. Fuling Aixi has entered into a 25-year coal supply contract with Banxi Colliery. Any increase in the price of coal to be paid by Fuling Aixi will only become effective under the coal supply contract when the price of electricity payable by Sichuan Power has been increased to reflect the increased coal cost. The occurrence of a force majeure event will not excuse Banxi Colliery's obligations under the coal supply contract. Banxi Colliery is also obligated to supply coal to the power plant in the case of non-payment by Fuling Aixi for such coal if such non-payment was caused by a failure of Sichuan Power to make a payment to Fuling Aixi under the power purchase contract. If the coal supply contract is terminated by Fuling Aixi on account of Banxi Colliery's default, Banxi Colliery is required to pay a termination charge to Fuling Aixi.

     Operation.  Fuling Aixi will operate the power plant.

     CHENGDU LOTUS CITY

     The Power Plant. The Chengdu Lotus City power plant is a 2 x 24 MW natural gas-fired power plant located in Chengdu, Sichuan Province. Construction of the power plant commenced in September 1996 and is scheduled to take 334 days.

     Joint Venture. The Chengdu Lotus City power plant is owned by Chengdu AES-Kaihua, a 16-year cooperative joint venture formed by the Company, Huaxi Electric Power Shareholding Company Ltd. (Group) ("Huaxi"), Huachuan Petroleum & Natural Gas Exploration and Development Company ("Huachuan") and CAREC. The Company is entitled to appoint three members of the nine-member board of directors of Chengdu AES-Kaihua and the general manager.

     Financing. The approved total investment in the Joint Venture is $29.8 million. The Joint Venture's approved registered capital is $11.9 million. As of August 31, 1996, it is estimated that the total cost of Chengdu Lotus City will be approximately $37.4 million. The Company has committed to contribute $4.2 million to the registered capital of Chengdu AES-Kaihua. The Company's joint venture partners have committed to contribute the following amounts to the registered capital of the Joint Venture: Huaxi has committed to contribute $3.0 million; Huachuan has committed to contribute $1.2 million; and CAREC has committed to contribute $3.6 million. The Company, Huaxi, Huachuan and CAREC have entered into support contracts with Chengdu AES-Kaihua pursuant to which they have committed to arrange loans for Chengdu AES-Kaihua in the principal amount of $25.3 million to fund the difference between their registered capital contributions and the estimated total cost of the Joint Venture.

     Power Purchase. Electricity generated by the power plant is to be sold to Huaxi under a 15-year power purchase contract. The power purchase contract requires Huaxi to purchase, in each calendar year, 3,000 hours of electric power based on the net station capacity of the power plant declared by Chengdu AES-

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

Kaihua to be available in such year. If Huaxi fails, for any reason (including due to the failure of the interconnection facilities or natural gas pipeline to be completed), to accept electric power which is made available by Chengdu AES-Kaihua, Huaxi is required by the power purchase contract to pay Chengdu AES-Kaihua for the electricity made available at the then current power price less fuel costs.

     The tariff payable by Huaxi under the power purchase contract is established annually by the board of directors of Chengdu AES-Kaihua in accordance with a budget which estimates the costs of generating the minimum amount in the following year. The estimated power price becomes the price payable by Huaxi in such following year after its approval by the Chengdu pricing bureau. Any differences between the estimated power price and the actual costs per kWh incurred by Chengdu AES-Kaihua are recovered each year by means of a true-up mechanism.

     Construction. Chengdu AES-Kaihua has entered into a construction contract with CAREC to construct the power plant. The principal equipment for the power plant, the gas turbine generator sets, is being provided to Chengdu AES-Kaihua pursuant to a supply contract between CAREC and United Technologies. All performance guarantees (including damages for failures to meet heat rate and output guarantees) and warranties of United Technologies under the supply contract have been assigned by CAREC to Chengdu AES-Kaihua. The balance of the plant is being provided by Chinese manufacturers. An independent engineering company, Duke/Fluor Daniel International, has been retained by the Joint Venture to manage scheduling and to ensure equipment performance compliance.

     Interconnection and Dispatch. The interconnection facility is to be constructed by Huaxi. Chengdu AES-Kaihua has agreed to provide Huaxi with a loan of RMBY15.0 million for the construction of the interconnection facilities. The Joint Venture has entered into a dispatch contract with the Sichuan Dispatch Center, pursuant to which the dispatcher of the power plant has agreed to dispatch the power plant.

     Fuel. Chengdu AES-Kaihua has entered into a 15-year gas supply contract with Huachuan for the supply of natural gas to the power plant. The gas supply contract requires Huachuan to provide a minimum annual quantity of natural gas to the Chengdu Facility which meets certain specifications at a price set by the Chengdu municipal pricing bureau. Any increase in the price of gas to be paid by Chengdu AES-Kaihua will only become effective under the gas supply contract when the price of electricity payable by Huaxi under its power purchase contract has been increased to reflect the increased cost. If Huachuan fails, on any occasion, to deliver gas in the quantities and specifications required by Chengdu AES-Kaihua, Huachuan is obligated under the gas supply contract to indemnify Chengdu AES-Kaihua for the total revenue lost by Chengdu AES-Kaihua due to such failure. Huachuan is also obligated to continue supplying natural gas to the power plant in the case of non-payment by Chengdu AES-Kaihua for such natural gas if such non-payment was caused by a failure of Huaxi to make payment to Chengdu AES-Kaihua under the power purchase contract.

     Chengdu AES-Kaihua may terminate the gas supply contract for Huachuan's breach of contract, including its failure to deliver natural gas. If Chengdu AES-Kaihua terminates the contract, Huachuan must pay a termination charge similar to the termination charge payable under the power purchase contract. If Huachuan pays this termination charge, the termination charge for which Huaxi would be liable under the power purchase contract as a consequence of Huachuan default is not applicable. Upon any such payment, Chengdu AES-Kaihua is obligated to transfer the power plant and related gas interconnection facility to Huachuan.

     Operation.  Chengdu AES-Kaihua will operate the power plant.

     CILI MISTY MOUNTAIN

     The Power Plant. The Cili Misty Mountain power plant, located in Cili County, Hunan Province, consists of a 5.2 MW hydroelectric generating unit ("unit 1"), a 10.5 MW hydroelectric generating unit ("unit 2") and a third hydroelectric generating unit of 10.5 MW ("unit 3") that is under construction. Unit 1, the original power plant, has been in commercial operation since 1979. Unit 2 went into commercial operation in May 1996. Unit 3 is expected to commence commercial operation in the fourth quarter of 1996.

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

     Joint Venture. The Cili Misty Mountain power plant is owned by Xiangci-AES, a 25-year joint venture formed by Hunan Cili Electric Power Company ("Cili Electric Power") and the Company. The Company appoints three of the five members of the Joint Venture's board of directors, and appoints the general manager.

     Financing. The approved total investment and approved registered capital of Xiangci-AES is $14.7 million. The Company contributed $7.5 million to the registered capital of Xiangci-AES and Cili Electric Power contributed all of the assets of the previously existing and operating unit 1 and all of the equipment and materials purchased for the construction of unit 2 and unit 3 which, at the time of the Company's equity contribution to Xiangci-AES, were being incorporated into the project by Cili Electric Power. All liabilities of the power plant incurred prior to the establishment of Xiangci-AES are the sole obligation of Cili Electric Power. As of August 31, 1996, the estimated total cost of this project was in line with the approved total investment.

     Power Purchase. Electricity generated by the power plant is sold by Xiangci-AES to Cili Electric Power pursuant to a 25-year power purchase contract. Cili Electric Power is required by the terms of the power purchase contract to purchase all of the electricity generated by the power plant and to use its best efforts to purchase electricity in excess of 120 GWh. Since the power plant utilizes hydro power, the extent to which the power plant is able to generate electric power depends upon the flow of river water. Due to a drought in the area, the Company does not expect that the power plant will generate 120 GWh in 1996. Additionally, Cili Electric Power has indicated to the Joint Venture that load growth in Cili County is likely to be less than anticipated in the near future. Because the power plant is located in an area served by an isolated transmission grid, the Joint Venture is planning to incur additional costs to build a 36 kilometer low voltage transmission line to connect the power plant with the Hunan provincial grid and the larger market it serves. The power purchase contract provides that payment for electricity purchased by Cili Electric Power is based on a tariff which is the higher of a minimum rate and a market rate.

     Construction. Pursuant to the terms of the joint venture contract, all of the capital contributed by the Company to Xiangci-AES is to be used to complete construction of unit 2 and unit 3. Cili Electric Power was responsible under the terms of the joint venture contract for completing the construction of unit 2 and unit 3. Work on unit 2 and unit 3 began in September 1991, with completion originally targeted for June 1995. Construction of unit 2 was completed and it began commercial operation in May 1996. However, due to problems with installation and an equipment defect, construction of unit 3 has not yet been completed. Xiangci-AES has entered into an agreement with Cili Electric Power pursuant to which the Joint Venture has directly assumed the work of completing the construction of unit 3. Cili Electric Power has been discharged from any further obligation to complete the power plant. Accordingly, the Company is now actively participating in the management of the construction of unit 3. Unit 3 is targeted for completion and the commencement of commercial operation in the fourth quarter of 1996.

     Interconnection and Dispatch. The power plant is interconnected to the Cili County power grid. The power plant is dispatched by Cili Electric Power.

     Operation.  Xiangci-AES operates the power plant.

     YANGCHUN SUN SPRING

     The Power Plant. The Yangchun Sun Spring power plant, located in Yangchun, Guangdong Province, consists of one existing 8.6 MW diesel engine generating facility which was constructed prior to the Company's involvement, and another
6.5 MW Stork-Wartsila diesel engine generating facility which commenced commercial operation in April 1996.

     Joint Venture. Yangchun Sun Spring is owned by Yangchun Fuyang, a 12-year cooperative joint venture formed by Yangchun Municipal Power Supply Company ("Yangchun Power Supply"), Shenzhen Futian Gas Turbine Power Co., Ltd. ("Shenzhen Futian") and a wholly-owned subsidiary of the Company. The Company has the right to appoint one of the four members of the board of directors of the Joint Venture.

     Financing. The Company and Shenzhen Futian each has contributed $2.3 million in cash to Yangchun Fuyang for their respective 25% ownership interests. Yangchun Power Supply has contributed land use rights, and all the fixed assets of the existing plant and all the equipment and materials purchased for the unit then under construction as its registered capital for a 50% ownership interest in Yangchun Fuyang.

     Power Purchase. The electricity generated from the power plant is purchased by Yangchun Municipal Power Supply Bureau ("Yangchun Power Bureau") under a 12.5-year power purchase contract. The Yangchun Power Bureau is required by the power purchase contract to purchase at least 34.4 GWh each year commencing on January 1, 1995 and at least 58 GWh each year after December 31, 1995. The Yangchun Power Bureau is required to pay for such minimum amounts of electricity even if it does not or cannot purchase such minimum amounts. The Yangchun Power Bureau's payment obligation is secured by a pledge of the annual profit from a 13 MW hydro power plant owned by the Yangchun City People's Government.

     Construction and Management. Yangchun Fuyang and Yangchun Power Supply have entered into a 12.5-year construction and management contract. The contract calls for Yangchun Power Supply to assume full responsibility for the operation and maintenance of the power plant on behalf of Yangchun Fuyang in compliance with the power purchase contract, and to supply fuel to the power plant. The construction and management contract provides for scheduled distributions to the Company and Shenzhen Futian beginning on March 31, 1996 and continuing on a semi-annual basis for the remainder of the contract term. The amounts are adjusted if the foreign exchange rate between the U.S. dollar and Renminbi exceeds or falls below specified thresholds. Yangchun Power Supply has pledged its registered capital interest in Yangchun Fuyang as security for its obligations to make scheduled distributions to the Company and Shenzhen Futian under the construction and management contract.

     Interconnection and Dispatch. The power plant is interconnected to the Yangchun municipal power grid. The power plant is dispatched by the Yangchun Electric Dispatch Office pursuant to a dispatch contract between the Joint Venture and the Yangchun Power Bureau.

     Fuel. Fuel oil required for the power plant is supplied by Yangchun Power Supply.

     Operation.  Yangchun Fuyang operates the power plant.

DESCRIPTION OF THE POTENTIAL PROJECTS


     This section contains descriptions of projects, other than the Current Projects, for which the Company has signed a joint venture contract. However, in none of the following projects has the Company funded its equity contribution to the registered capital of the Joint Venture. After the Amalgamation, the ability of the Company to make investments in the Potential Projects would be substantially limited by the AES Debt Covenants. See "The
Amalgamation -- Certain Effects of the Amalgamation."


     Under PRC law, joint venture contracts only become effective after issuance of certain required government approvals. Some of the Company's joint venture contracts and project contracts for projects in development are also subject to the satisfaction or waiver of certain significant contractual conditions precedent. The conditions precedent specified in such contracts must be satisfied before the Company will contribute to the registered capital of the applicable joint venture. These conditions precedent may include the negotiation and execution of further substantial project contracts or the receipt of certain government approvals.

     Some of the required government approvals have not been obtained for each of the projects described in this section and receipt of such approvals is not certain. In addition, substantial uncertainties exist with regard to the ability of the parties to the joint venture contracts and other project contracts to satisfy the conditions precedent in those documents. Certain of these conditions involve subjective determinations by one or more parties enabling the parties, by the terms of the contracts, to exercise considerable discretion in making such determinations. No assurances can be given that governmental approvals will be received, conditions precedent will be satisfied, or that the joint ventures described in this section will be funded.

     The projects described in this section are at various stages of negotiation and discussion. The Company and PRC Government authorities, including power bureaus, pricing bureaus, industrial customers and other third parties, must still reach agreement on a number of commercial and technical issues. There can be no certainty that the parties to these negotiations will reach agreement with the Company and that the projects described in this section will be completed. Moreover, the final terms of the contracts relating to these projects may differ materially from the terms described below, and the terms may be revised even after a joint venture contract or other project contract has been signed or becomes effective. The Company may also decide from time to time to change its investment strategies regarding development of the projects described in this section. Among other things, the Company may increase the levels of registered capital contemplated for such projects. Furthermore, the Company may in the future be unable to, or elect not to, proceed with one or more, or any, of the projects described in this section.


     YANGCHENG SUN CITY



     The Yangcheng Sun City power plant is a 6 x 350 MW coal-fired power plant to be located near Yangcheng, Shanxi Province. The Yangcheng Sun City power plant is to be owned by Yangcheng International Power, a 20-year cooperative joint venture formed by North China Electric Power Group Corporation ("North China Power"), Jiangsu Province Investment Corporation ("Jiangsu Investment"), Shanxi Energy Enterprise (Group) Company ("Shanxi Energy"), Shanxi Provincial Power Company ("Shanxi Power"), Jiangsu Provincial Power Company ("Jiangsu Power") and the Company.


     The approved total investment in Yangcheng International Power is approximately $1.6 billion. The approved registered capital of Yangcheng International Power is 25% of the total investment, equal to $392.9 million. The respective ownership interests of the shareholders in Yangcheng International Power are as follows: the Company-25%, North China Power-25%, Jiangsu Investment-20%, Shanxi Energy-16%, Shanxi Power-10% and Jiangsu Power-4%. Hence, the Company's registered capital contribution will be approximately $98.2 million. The difference between the total investment and the total registered capital of the joint venture is expected to be financed through debt arranged or guaranteed by the Chinese parties. It is anticipated that export credit agency loan guarantees from the United States Export-Import Bank and Hermes Kreditversicherungs AG of approximately $800 million will be provided to Yangcheng International Power. The export credit agency loan guarantees are expected to be supported by guarantees from the Construction Bank of China.

     Pursuant to the joint venture contract, the Company is entitled to appoint two members of the nine-member board of directors of Yangcheng International Power, one of the three vice chairmen, and a deputy general manager of the power plant.

     Preliminary work on the site has begun. Equipment supply contracts were executed in Beijing in September 1996 with Siemens Ltd., which will supply the turbines and generators, and with Foster Wheeler Energy International, which will supply the boilers. Shanxi Power has been selected as the turnkey contractor, and negotiations are currently underway with Shanxi Power on the engineering, procurement and construction contract. It is anticipated that the power plant will require five years to be completed.

     The power plant will primarily utilize local sources of low-cost anthracite coal. The coal is available from several coal mines owned and operated by Shanxi provincial government entities located within 30 kilometers of the power plant site. Long-term fuel supply contract negotiations with Shanxi Provincial Coal Sales and Transportation Company will commence in the near future. It is anticipated that the project will also be operated by Yangcheng International Power.

     Electric power from the plant will be transmitted over a 730 kilometer transmission line to Jiangsu Power in Jiangsu Province, on the eastern coast of China. The construction of the transmission line is not part of the investment of the joint venture. It will be constructed and financed by the Chinese shareholders in Yangcheng International Power pursuant to a separate arrangement.

     Following State Planning Commission approval of the project feasibility study in March 1996, negotiations commenced on the principal project agreements.

     The ability of the Company to make an investment in the Yangcheng Sun City project following the Amalgamation is contingent on, among other things, the consent of the Company's partners in such project and the approval of the relevant PRC Government authorities. See "Risk Factors -- Risks Related to the Company's Business -- Limitations Resulting from the Amalgamation."


     OTHER POTENTIAL PROJECTS


     Jinhua Golden China. The Jinhua Golden China power plant is a 106 MW oil-fired combined cycle power plant to be located in Jinhua, Zhejiang Province. Different components of the Jinhua Golden China power plant are to be owned by two 18-year cooperative joint venture companies -- Jinhua Longhua and Jinhua Jinlong -- formed by the Company, Jinhua Power Development Company ("Jinhua Power") and Zhejiang Power. The Company has a 60% ownership interest, Jinhua Power has a 30% ownership interest and Zhejiang Power has a 10% ownership interest in each joint venture. Each joint venture will own one 38 MW simple cycle oil-fired gas turbine generating facility and one 15 MW heat recovery steam turbine facility. The approved total investment in Jinhua Jinlong is $26.0 million and its approved registered capital is $10.4 million. The approved total investment of Jinhua Longhua is $29.8 million and its approved registered capital is $11.9 million. In accordance with each of the joint venture contracts the Company is entitled to appoint four of the seven members of the board of directors as well as the chairman of the board and the deputy general managers for finance and operations. The engineering procurement and construction contract for Jinhua Golden China is currently under negotiation with the Zhejiang Provincial Power Construction Corporation and, it is intended that the fuel will be supplied by the Zhejiang Provincial Petroleum Corporation -- Jinhua Company. It is anticipated that the project companies will enter into power purchase contracts with the Jinhua Power Industry Bureau. Jinhua Longhua's project has been approved by the State Economic and Trade Commission as a technological improvement project and has been listed by MOFTEC for import tax exemption. Jinhua Jinlong's project is awaiting re-examination approval and listing for import duty exemption by the State Planning Commission and by MOFTEC. The joint venture contracts and project contracts will become effective only upon satisfaction of certain conditions precedent.

     The ability of the Company to make an investment in the Jinhua Golden China project following the Amalgamation is contingent on, among other things, the consent of the Company's partners in such project and the approval of the relevant PRC Government authorities. See "Risk Factors -- Risks Related to the Company's Business -- Limitations Resulting from the Amalgamation."

     Tianjin TEDA. The Tianjin TEDA power project, to be located in the Tianjin Economic-Technological Development Area near Tianjin, is a 100 MW coal-fired cogeneration project consisting of 3 x 220 ton circulating fluidized bed boilers and 2 x 50 MW steam turbine units. The first phase will consist of one boiler and one steam turbine. The Tianjin TEDA power plant is to be owned by the Tianjin TEDA AES Power Company, a 20-year cooperative joint venture formed by a wholly owned subsidiary of the Company and the Tianjin Economic Development Corporation ("Tianjin Development"). Total investment in the joint venture is expected to be approximately $95 million. Registered capital of the joint venture is expected to be 40% of the total investment. Unless third-party debt can be arranged, the parties will contribute shareholder loans representing 60% of the total investment. The Company has a 70% ownership interest and Tianjin Development has a 30% ownership interest in the joint venture. Applications for approval of the project have been made to the State Planning Commission and MOFTEC. The joint venture contract will become effective upon satisfaction of certain conditions precedent.

     Nanpu Southern Delta. The Nanpu Southern Delta power plant, to be located in Huian County Fujian Province, is a 700 MW coal-fired power plant consisting of 2 x 350 units. The Nanpu Southern Delta power plant is to be owned by the Fujian Nanpu Power Company Limited, a 19-year cooperative joint venture formed by the Company, the Fujian Provincial Power Bureau ("Fujian Power") and CPI. The total investment in the joint venture is expected to be approximately $600 million and the registered capital is expected to be approximately $150 million. The project costs in excess of the registered capital are expected to be financed through limited-recourse project financing. CPI and Fujian Power have committed to obtain, on behalf of the project company, all necessary approvals, including those from the State Planning Commission, MOFTEC and SAEC. Negotiation of the power purchase contract and other project documents has commenced. The project has received its initial project approval from the State Planning Commission, and Fujian Power has commenced the preliminary design work for the power plant at its own cost.

     The ability of the Company to make an investment in the Nanpu Southern Delta project following the Amalgamation is contingent on, among other things, the consent of the Company's partners in such project and the approval of the relevant PRC Government authorities. See "Risk Factors -- Risks Related to the Company's Business -- Limitations Resulting from the Amalgamation."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The current directors and executive officers of the Company are listed below:

               NAME                   AGE                         POSITION
-----------------------------------   ----    -------------------------------------------------
Roger W. Sant*.....................     65    Chairman of the Board and Director
Dennis W. Bakke*...................     51    Vice Chairman and Director
Robert F. Hemphill, Jr.*...........     53    Vice Chairman and Director
Thomas Tribone*....................     44    Director
Thomas I. Unterberg*...............     65    Director
Paul T. Hanrahan...................     38    President, Chief Executive Officer
Edward C. Hall III.................     36    Executive Vice President
                                              Vice President, Chief Financial Officer and
Jeffery A. Safford.................     38    Secretary
James R. Reiney, Jr................     55    Vice President
Thomas Wu..........................     35    Vice President
Kerry Yeager.......................     45    Vice President
William Dykes......................     64    Director
Xiliang Feng.......................     76    Director
Dr. Victor Hao Li..................     54    Director
William H. Taft IV.................     50    Director

---------------

*Class B Director.

     Roger W. Sant has been the Chairman of the Board and a Class B Director of the Company since December 1993. He co-founded AES with Dennis W. Bakke in 1981. He has been Chairman of the Board and a Director of AES since its inception and held the additional office of Chief Executive Officer through 1993. He is currently Chairman of the Board of Directors of The World Wildlife Fund U.S. and serves on the Boards of Directors of Marriott International Inc., The World Resources Institute, and The World Wide Fund for Nature, as well as serving on the National Council for The Environmental Defense Fund. He was Assistant Administrator for Energy Conservation and the Environment of the Federal Energy Administration ("FEA") from 1974 to 1976 and the Director of the Energy Productivity Center, an energy research organization affiliated with The Mellon Institute at Carnegie Mellon University, from 1977 to 1981.

     Dennis W. Bakke has been a Vice Chairman and a Class B Director of the Company since December 1993. He co-founded AES with Roger W. Sant in 1981 and has been a Director of AES since 1986. He was named President and Chief Executive Officer of AES in January 1994, and from 1987 through 1993 he held the office of President and Chief Operating Officer of AES. From 1982 to 1986, he served as Executive Vice President of AES and from 1985 to 1986 he also served as Treasurer of AES. He served with Mr. Sant as Deputy Assistant Administrator of FEA from 1974 to 1976 and as Deputy Director of the Energy Productivity Center from 1978 to 1981. He is a trustee of Geneva College.

     Robert F. Hemphill, Jr. has been a Vice-Chairman of the Company since February 1995 and has been a Class B Director of the Company since December 1993. From December 1993 to February 1995, Mr. Hemphill was President and Chief Executive Officer of the Company. Mr. Hemphill was named a Director of AES in June 1996. From 1987 to such appointment, Mr. Hemphill served as Executive Vice President of AES. From 1984 to 1987, he was Senior Vice President and from 1982 to 1984 he served as a Vice President for project development. He also has served as President and Chief Executive Officer of AES Transpower Pvt. Ltd. ("Transpower"), a subsidiary of AES, since 1989. Prior to joining AES, he was the Deputy Manager of Power of the Tennessee Valley Authority, the largest electric utility in the United States. He also served with the U.S. Department of Energy as Deputy Assistant Secretary for Planning and Evaluation, and with the FEA where he assisted in drafting several major energy statutes, including the

National Energy Act. He serves on the Board of Directors of the Friends of the U.S. National Arboretum and is a member of the Arlington County Transportation Commission.

     Thomas Tribone has been a Class B Director of the Company since March 1995. Mr. Tribone has been Senior Vice President of AES since 1990. He is President of the AES Americas Division of AES with responsibility for business in Latin America and parts of the United States. He is Vice Chairman of the Interregional Transmission Coordination Forum, an organization of 45 electric utilities which coordinates power transmission in the eastern half of North America.

     Thomas I. Unterberg has been a Class B Director of the Company since December 1993. He has been a Director of AES since 1984 and was a Director of AES from 1982 to 1983. He has been a Managing Director of Unterberg Harris, L.P. since 1989, having been a Managing Director of Shearson Lehman Brothers Inc. from 1987 through 1988. Prior to 1986, he was a Managing Director and Chairman of L.F. Rothschild Unterberg Towbin, Inc. He currently serves on the Boards of Directors of Electronics for Imaging, Inc., Fractal Design Corporation, and Systems and Computer Technology Corp.

     Paul T. Hanrahan is President and Chief Executive Officer of the Company. From December 1993 until Mr. Hanrahan's appointment as President and Chief Executive Officer in February 1995, he was Executive Vice President and Chief Operating Officer of the Company. From December 1993 until April 1994, he was Secretary of the Company. He has been a Vice President of AES since December 1993. Prior to December 1993, he was the general manager of Transpower, leading development efforts in China, India, the Philippines and Eastern Europe. He has also played a leading role in the development of several AES projects, including the Belfast West and Kilroot projects in Northern Ireland, the AES Barbers Point project in Hawaii and the AES Thames project in Connecticut. He graduated with a mechanical engineering degree from the U.S. Naval Academy and with a Master of Business Administration from Harvard Business School.

     Edward C. Hall III is the Executive Vice President of the Company. From April 1994 until Mr. Hall's appointment as Executive Vice President, he was a Vice President of the Company. From December 1993 until April 1994, Mr. Hall served as Chief Financial Officer of the Company. He has been a Vice President of Transpower since July 1993. From 1990 through 1992 he served as Project Director for the AES Warrior Run project, and from 1988 through 1989 he served as a Project Development Manager working on the AES Thames project refinancing, the AES Barbers Point project financing and the AES Medway project in England. His experience includes over ten years of engineering, operations and project management in the power industry. He is registered as a professional engineer in the Commonwealth of Massachusetts. He graduated with a Master of Science degree from the Massachusetts Institute of Technology Sloan School of Management and with a mechanical engineering degree from Tufts University.

     Jeffery A. Safford is the Vice President, Chief Financial Officer and Secretary of the Company. From February 1994 until his appointment to such offices in April 1994, he was Assistant Secretary of the Company and performed the function of principal accounting officer. He was Director of Finance and Administration of AES prior to April 1994. Prior to joining AES, he worked as a Senior Auditor for Touche Ross & Co., an accounting firm, with responsibility for several large publicly held clients. He graduated from Pennsylvania State University with a degree in accounting and is a Certified Public Accountant.

     James R. Reiney, Jr. is a Vice President of the Company. Prior to joining the Company in September 1995, he was a Vice President and Manager of Construction for Bechtel Corporation (construction and engineering), with responsibilities for Bechtel's worldwide power construction projects. After Bechtel's corporate restructuring, Mr. Reiney was appointed as Vice President and Manager of Construction for the San Francisco Regional Office with responsibilities for 44 projects worldwide. Mr. Reiney graduated from The Citadel with a Bachelor of Science degree in Civil Engineering.

     Thomas Wu is a Vice President of the Company. From January 1995 until his appointment to such office in March 1995, he was a project director for the Company. From February 1993 until January 1995, he was Chief Executive Officer of Health Secrets, Inc. (health care products) and from January 1994 until January 1995, he also acted as a part-time consultant to the Company. Prior to February 1993, he was Director of Product Marketing for the Language Business Unit of Borland International, Inc. (software).

Mr. Wu graduated with a Master of Science degree in management from the Massachusetts Institute of Technology Sloan School of Management.

     Kerry Yeager has been a Vice President of the Company since April 1996. From 1994 until his appointment, he was a project director for the Company. From 1989 to 1994, he served as a project manager for AES. Prior to joining AES, Mr. Yeager worked for the Lower Colorado River Authority from 1973, with experience in distribution and transmission lines, as well as power design and management. Mr. Yeager graduated from the University of Texas with a Bachelor of Business Administration degree.

     William Dykes has been a Class A Director of the Company since February 1994. Mr. Dykes retired from Citibank N.A. in 1992 after 36 years of service. Since his retirement, Mr. Dykes has provided financial advisory services for international projects. Prior to his retirement, he spent 11 years as Managing Director of Citicorp International Limited in Hong Kong where he was responsible for providing financial advisory services and structuring major term loans to governments, corporations and projects in the Pacific basin. During that time he was responsible for Citibank's involvement in a number of major PRC-related financings, including the 700 MW Shajiao B project constructed by Hopewell Holdings Limited in Guangdong Province.

     Xiliang Feng has been a Class A Director of the Company since March 1995. Since 1991, Mr. Feng has been Editor-in-Chief Emeritus and Special Advisor to the China Daily newspaper and Chairman of the China Daily Distribution Corporation in New York. Mr. Feng has also been Senior Consultant to "WINDOW" newsmagazine of Hong Kong since 1991. Born in Shanghai in 1920, Mr. Feng received a bachelor's degree in journalism from St. John's University in Shanghai, a master's degree in journalism from the University of Missouri and was a Professional Journalism Fellow at Stanford University in 1983. He was awarded The Missouri Medal of Honor for Distinguished Service in Journalism awarded by the University of Missouri in 1984. He has been a Member of the National Committee of the Chinese People's Political Consultative Conference since 1987. Mr. Feng is a trustee of the International Center for Communications at San Diego State University and a member of the Pacific Communications Research Council.

     Dr. Victor Hao Li has been a Class A Director of the Company since February 1994. Since 1991, Dr. Li has been Co-Chairman of the Asia Pacific Consulting Group of Watanabe Ing & Kawashima in Honolulu, Hawaii and is a specialist in Asian law. From 1981 to 1990, he served as President of the East-West Center, a federally supported research center. He currently serves on the Board of Directors of Hawaiian Electric Industries, Inc., a utility customer of AES Barbers Point, Inc., a subsidiary of AES. Born in China, Dr. Li graduated from Columbia College and Columbia Law School and holds two post-graduate degrees from Harvard Law School.

     William H. Taft IV has been a Class A Director since April 1994. Mr. Taft joined the law firm of Fried, Frank, Harris, Shriver and Jacobson in September 1992 and is a partner in the firm's Washington, D.C. office. From 1989 until 1992 he was U.S. Permanent Representative of NATO. Prior to coming to NATO, Mr. Taft served as Deputy Secretary of Defense from January 1984 until April 1989 and as Acting Secretary of Defense from January to March 1989. From 1981 until 1984, Mr. Taft served as Department of Defense General Counsel. Prior to his initial appointment to the Department of Defense, Mr. Taft was engaged in the practice of law in Washington, D.C. from 1977 to 1981. Before entering private practice, he served in various positions at the Federal Trade Commission, the Office of Management and Budget, and the Department of Health, Education and Welfare ("HEW"), highlighted by his appointment by President Ford in 1976 to serve as General Counsel of HEW.

     The occupations listed above were the principal occupation and employment of each executive officer during the period indicated. None of the above listed executive officers is related to any other such executive officer and none was selected pursuant to any arrangement or understanding between such executive officer and any other person. All executive officers are elected by the Board of Directors annually.

     Upon the consummation of the Amalgamation, the Board of Directors of the Company is expected to consist of three Directors, Roger W. Sant, Dennis W. Bakke and Robert F. Hemphill, Jr.

ACTION BY THE BOARD OF DIRECTORS

     Action can be taken by the affirmative vote of a majority of the directors attending a Board meeting at which a quorum is present, except that the affirmative vote of at least one Class A Director and one Class B Director is also required to authorize (i) the entry of the Company into an initial commitment to invest in an electric power generation project or, following such initial commitment, the entry into any binding contract or agreement that could reasonably be expected, at the time such contract or commitment is entered into, to obligate the Company to make, or entitle the Company to receive, payments or other consideration aggregating $10 million or more over the life of such contract or agreement and (ii) certain matters requiring separate class votes of the Class A Common Stock and the Class B Common Stock. The Company's Bye-laws provide that a quorum for the transaction of business at a meeting of the Board of Directors requires the presence of a majority of the directors then in office, but in no event fewer than two directors. While the Board of Directors is divided into classes, the presence of at least one member of each class is required for the transaction of business. The Bye-laws also provide that if the number of incumbent directors in each of the two classes is not equal, with respect to any matter submitted for the vote of the entire Board of Directors, the vote of each director of the more numerous class will be reduced so that the aggregate votes of members of each class are equal. There are five Class B Directors and four Class A Directors. The Bye-laws of the Company provide that the Chairman, the Vice Chairman, the President or any two directors may call a Board of Directors meeting.

DUAL STATUS OF OFFICERS

     It is anticipated that Messrs. Sant and Bakke, in addition to serving as Chairman and Vice Chairman of the Company, respectively, will continue to serve as full-time executive officers of AES. Mr. Hanrahan will devote substantially all of his time serving as President and Chief Executive Officer of the Company, but also will continue as a Vice President of AES and will devote some of his time to AES's activities in Asia. Mr. Safford will devote substantially all of his time serving as Vice President, Chief Financial Officer and Secretary of the Company but also will continue to work for AES, which may, from time to time, require him to devote a portion of his time to other AES matters. Messrs. Hall and Yeager will devote substantially all of their time serving as Executive Vice President and Vice President of the Company, respectively, but also will continue to work for AES, which may, from time to time, require them to devote a portion of their time to other AES matters. Following the Amalgamation, Messrs. Hanrahan, Safford, Hall and Yeager are expected to retain their positions with AES. While Messrs. Hanrahan, Safford, Yeager and Hall are expected to devote substantially all of their time to the Company's business, the Company and AES have not established any fixed allocation of their time. Insofar as the AES Debt Covenants limit the scope of the Company's development activities and AES's potential investments in the PRC, it is possible that such individuals, as well as other Company people, will devote a relatively greater portion of their time to AES matters. The Company and AES acknowledge that services by Company people of both the Company and AES may, from time to time, require attention by an individual or individuals to matters for AES rather than the Company's business. In the event that such circumstances arise, the Company intends to shift responsibilities of other officers, or to appoint additional officers, and to take such other action as may be necessary to avoid an adverse effect on the Company's business. Furthermore, AES has agreed that it will adopt similar staffing strategies to avoid, to the extent possible, conflicting demands on such officers.

COMPENSATION OF DIRECTORS AND OFFICERS

     The aggregate amount of compensation (including salary and other annual compensation, such as allowances for housing and cost-of-living expenses, but excluding options to purchase Class B Common Stock pursuant to the Stock Option Plan referred to below) paid by the Company to all executive officers as a group, on an annual basis for services to the Company in all capacities, was approximately $1.6 million for the fiscal year ended November 30, 1995.

     Each Class A Director receives an annual fee of $18,000. Each Class B Director who is an officer of the Company or an officer of AES receives no additional compensation for serving as a director. Each other Class B Director receives a fee of $2,000 for each meeting he attends. However, fees shall not be paid for meetings held by telephonic conference calls. Each director is reimbursed for expenses in connection with attending meetings of the Board of Directors or such other meetings related to the Company's business. After the Amalgamation, it is expected that the directors will be compensated in the same manner as Class B Directors are currently compensated.


     The officers of the Company are entitled to bonuses from the Company based on performance criteria, including the market price of the Class A Common Stock, established by the Board of Directors of the Company. The Board of Directors of the Company and AES, as the sole shareholder of the Company at that time, adopted an AES China Generating Co. Ltd. Incentive Stock Option Plan (the "Stock Option Plan") on February 1, 1994. All people employed by the Company are eligible to receive options to purchase Class B Common Stock under the Stock Option Plan. Options may be granted for a total of 2,000,000 shares of Class B Common Stock under the Stock Option Plan. The Human Resources Committee has the sole authority to determine which officers of the Company are eligible for grants under the Stock Option Plan and the amount of such grants. Options may be granted subject to vesting periods; vesting for officers may not be earlier than six months and one day after the date of grant.

     All officers of the Company who also serve as officers or employees of AES will continue to participate in employee benefit plans and arrangements sponsored by AES, including The AES Corporation Incentive Stock Option Plan, The AES Corporation Profit Sharing and Stock Ownership Plan, The AES Corporation Deferred Compensation Plan for Executive Officers, health and life insurance plans and other plans which may be established in the future. The Company will reimburse AES for the costs of health and life insurance based on the proportion of time spent by each such person in attending to the Company's business. The Company will not reimburse AES for the costs of providing benefits to such persons under any other of the existing plans.

SERVICES AGREEMENT WITH AES

     The officers of the Company have responsibility for the day-to-day development and other activities of the Company in China, subject to the overall direction of the Board of Directors of the Company. To assure itself of the availability of the experience and technological expertise of AES employees, the Company has entered into a Services Agreement, dated as of December 29, 1993, with AES. See "Relationship with AES -- Services Agreement." In addition to the services performed by AES, the Company anticipates that its employees, and employees of its project companies, will also provide certain construction management and operations and maintenance services. The officers of the Company are not covered under the Company's Services Agreement with AES.

                             RELATIONSHIP WITH AES


     AES currently owns 7,500,000 shares of Class B Common Stock, representing approximately 48% of the Company's outstanding shares. As a result of such ownership, AES has the right to elect one-half of the Company's Board of Directors. See "Management -- Action by the Board of Directors." In addition, the Company and AES have entered into a number of agreements, which are described below. These agreements were not negotiated on an arm's-length basis. Any amendment of these agreements or waiver by the Company of its rights under these agreements would have to be approved by a majority of the Class A Directors. Upon the consummation of the Amalgamation, the Company will become a wholly owned subsidiary of AES and as a consequence certain of the agreements described below would be terminated or substantially modified.


SERVICES AGREEMENT

     Pursuant to the Services Agreement, AES will provide to the Company project development services, construction management services and operations and maintenance services necessary for the Company to perform its obligations in connection with the development, construction, ownership, acquisition, maintenance and operation of electric power generation projects in the PRC.

     As compensation for its services under the Services Agreement, AES will receive a payment equal to the salaries and benefits (other than benefits under certain plans identified under "Management -- Compensation of Directors and Officers") of persons performing services on behalf of AES under the Services Agreement, plus 45% thereof to cover corporate overhead and similar indirect costs. AES also will receive 50% of any development fee, construction success fee or operations and maintenance performance fee received by the Company in respect of projects for which AES has performed services. Because these arrangements were not negotiated on an arm's-length basis, it is possible that the Company could obtain similar services on more favorable terms from third parties.

     The Services Agreement has an initial term of five years. The Services Agreement will be automatically renewed for three additional five-year terms unless the Company elects not to renew the Services Agreement by written notice to AES given not less than three months prior to the end of the initial term or either of the first two renewal terms.

STOCK PURCHASE AND SHAREHOLDER'S AGREEMENT

     The Company and AES entered into a Stock Purchase and Shareholder's Agreement, dated as of December 29, 1993 (the "Stock Purchase Agreement"), pursuant to which the Company issued to AES 7,500,000 shares of Class B Common Stock in consideration of: (i) the investment by AES of $50.0 million in the Company; (ii) the assignment (subject to obtaining necessary third-party consents) to the Company of AES's direct or indirect interests in all letters of intent and preliminary agreements with PRC Government entities and other third parties in respect of the development of electric power generation projects in China; and (iii) AES's agreement not to compete, and to cause each of its controlled subsidiaries not to compete, with the Company in China for at least ten years. The Stock Purchase Agreement also provides that until the fifth anniversary of the date of the Services Agreement, AES will apply the after-tax proceeds of all performance fees received by AES with respect to the Company's projects to the purchase of additional shares of Class B Common Stock, subject to certain exceptions. See "-- Services Agreement." The Stock Purchase Agreement would be terminated upon the consummation of the Amalgamation.

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

     As part of the consideration for issuance to AES of 7,500,000 shares of Class B Common Stock, AES entered into a Non-Competition and Non-Disclosure Agreement, dated as of December 29, 1993 and amended and restated as of February 1, 1994 (the "Non-Competition Agreement"). The Non-Competition Agreement provides, effective upon commencement of this Offering, that AES will not, and will not permit any subsidiary to, develop, construct, own, manage, operate, control, invest in, lend to, or acquire an interest in, or otherwise engage or participate in any electric power generation project in China, for a period equal to the greater of (i) ten years and (ii) three years after the earlier of
(a) termination or non-renewal of the Services

Agreement for any reason and (b) the permitted sale, conveyance or transfer by AES of all of its shares of Class B Common Stock to an unaffiliated party or parties. The Non-Competition Agreement would be terminated upon the consummation of the Amalgamation.

AES AFFILIATES' AGREEMENTS

     Roger W. Sant, Chairman of the Board and a director of AES, and Dennis W. Bakke, Vice Chairman and a director of AES, and each other director and executive officer of AES (the "AES Affiliates"), have entered into agreements with the Company (the "AES Affiliates' Agreements") pursuant to which each AES Affiliate has agreed that until such date as all of the shares of Class B Common Stock have been converted to shares of Class A Common Stock, such AES Affiliate will not acquire, offer to acquire, or agree to acquire any shares of Class A Common Stock or rights or options to acquire any shares of Class A Common Stock, or make or in any way participate in any solicitation of proxies to vote or seek to advise, encourage or influence any person or entity with respect to the voting of any Class A Common Stock. This restriction does not apply to any such action if any person (other than such AES Affiliate, AES or a subsidiary of AES) publicly announces or proposes to the Board of Directors or management of the Company any tender or exchange offer, merger, consolidation, solicitation of proxies or similar transaction involving the Class A Common Stock, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or series of transactions) by the Company, any subsidiary of the Company or any Joint Venture in which the Company or any subsidiary invests which involves aggregate consideration equal to 50% or more of the aggregate book value of all the assets of the Company determined on a consolidated basis. The AES Affiliate's Agreement of Thomas I. Unterberg, a Director of AES and of the Company, provides that the foregoing restrictions will not restrict any market-making or investment banking activities of Unterberg Harris, of which he is a Managing Director.

                                THE AMALGAMATION

THE AMALGAMATION AGREEMENT


     Pursuant to the Amalgamation Agreement, a wholly owned subsidiary of AES will amalgamate with the Company, upon which the Company will become a wholly owned subsidiary of AES. After the Amalgamation, each share of Class A Common Stock will represent the right to receive shares of AES common stock in the ratio of .29 of a share if the price of AES common stock is within a price range of $45 to $50. If AES common stock trades above $50 per share, the ratio will be adjusted to yield shares of AES common stock valued at $14.50 for each share of Class A Common Stock. If AES common stock trades below $45 per share, the exchange ratio will be adjusted to yield shares of AES common stock valued at $13.05 for each share of Class A Common Stock. For purposes of determining the exchange ratio, the price of AES common stock shall be calculated as an average closing price over the 15 trading days ending three days prior to the special meeting to vote on the Amalgamation. If the exchange ratio would be adjusted to be greater than .31, AES would not be required to consummate the Amalgamation. If the exchange ratio would be adjusted to be less than .28, the Company would not be required to consummate the Amalgamation.



     The Amalgamation is subject to various other conditions, including the approval of the holders of the Class A Common Stock of the Company. Accordingly, there can be no assurance that the Amalgamation will be consummated or of the timing of the Amalgamation. The Amalgamation Agreement may be terminated by the Company or AES if, among other reasons, the Amalgamation does not occur on or before March 31, 1997.


     Pursuant to Bermuda law, if the Amalgamation is consummated any holder of shares of Class A Common Stock who does not vote in favor of the Amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice of the special general meeting to be held to vote upon approval of the Amalgamation Agreement apply to the Supreme Court of Bermuda to appraise the fair value of his shares. The Company has agreed in the Amalgamation Agreement that it shall not, without the prior written consent of AES, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such appraisal demand. Under Bermuda law, the Company is obligated to pay any amounts awarded by the Bermuda court.

CERTAIN EFFECTS OF THE AMALGAMATION

     In connection with the Amalgamation, the Non-Competition Agreement that currently prohibits AES from investing in PRC projects, and the Company from investing in projects outside the PRC, will be terminated.


     The Company is not currently affected by the covenants contained in various AES debt agreements because it is not a subsidiary of AES. As a result of the Amalgamation, the Company will become a subsidiary of AES and intends to comply with the covenants (the "AES Debt Covenants") contained in AES's debt instruments applicable to its subsidiaries, including the documents governing its 10 1/4% Subordinated Notes due 2006, 9 3/4% Senior Subordinated Notes due 2000 and $425 million credit facility due 1999. If the Amalgamation occurs and the AES Debt Covenants remain outstanding, the limitations that become applicable to the Company will include, among others, those described below. Whether or not the Amalgamation occurs, the Notes are solely the obligations of the Company and do not benefit from a guarantee or other credit support of AES.


     Limitation on Subsidiary Investments and Mergers. Under the AES Debt Covenants, AES may not permit any subsidiary with a direct or indirect interest in a power generation facility (as defined in the relevant agreements) to make any investment in, or to consolidate or merge with, any other entity with a direct or indirect interest in any other power generation facility or other business.


     Immediately prior to the expected consummation of the Amalgamation, the Company intends to contribute the net proceeds of the Notes remaining after the funding of the Debt Service Reserve Account, along with certain of its existing funds, to certain of its subsidiaries to provide funding for the Potential Projects and other future projects, as well as additional funding for the Current Projects. It is anticipated that these amounts will not in the aggregate
be more than $          . The Company's business requires a long period of
investment in development and construction before any revenues are generated by a new project. Accordingly, although the AES Debt Covenants impose significant limitations on investment in projects, it is not anticipated that the Company's ability to satisfy its obligations under the Notes will be adversely affected by the application of the AES Debt Covenants following the Amalgamation. Under the AES Debt Covenants, as a general matter, after exhaustion of these amounts, no additional Company funds would be available to fund investment in additional power projects or to fund the capital requirements of projects in which an investment has been made, including working capital requirements and construction cost overruns. As a consequence, opportunities for investment along with the associated risks, that would otherwise be available to the Company may instead be taken by other investors, including AES. Additional capital requirements for Company-invested projects would have to be funded by other parties, including AES, which would result in a dilution of the Company's interest in the project. In addition, due to the application of the AES Debt Covenants, cash flow generated from projects would not be permitted to be invested in any other project. As a result, to the extent these funds are not required to pay expenses incurred by the Company, they may accumulate over time.



     In addition, under the AES Debt Covenants, after the Amalgamation, investments could not be made in a project directly by the Company (as opposed to through one of its subsidiaries). Accordingly, prior to the Amalgamation, the Company intends to transfer its interests in Yangcheng Sun City, Jinhua Golden China and Nanpu Southern Delta to wholly owned subsidiaries of the Company. In the case of each of these projects, the consent of the Company's partners in such project and the approval of the relevant PRC Government authorities are required to effect the transfers of the Company's interest. There can be no assurance that such consents and approvals will be obtained in order to permit investments to be made in these projects following the Amalgamation.


     Limitation on Indebtedness. Under the AES Debt Covenants, the Company and its subsidiaries would be effectively prohibited from incurring additional indebtedness (as defined in the relevant instruments), except that a subsidiary would under some circumstances be permitted to incur indebtedness for the purpose of financing a power project as long as such indebtedness did not have recourse to AES, the Company or another subsidiary.


     Asset Sales. Both the AES Debt Covenants and the covenant described under "Description of the Notes -- Covenants -- Limitation on Sales of Assets and Refinancings" applicable to the Company require repayment or purchase of indebtedness under specified circumstances involving asset dispositions. Insofar as separate repayments are required at the AES and Company levels with respect to a single asset sale, this covenant may tend to cause the Company not to make an asset sale under circumstances where it otherwise would.


     Limitation on Investment Following Project Default. Under the AES Debt Covenants, an AES subsidiary is not permitted to make an investment in a project company following the occurrence of a condition permitting the acceleration of indebtedness relating to the project or any failure to pay such indebtedness at its final maturity.


DEVELOPMENT OF THE POTENTIAL PROJECTS



     Following the Amalgamation, the Company expects to bear the costs of project development to the extent that the Company plans to invest in a project. Insofar as the AES Debt Covenants limit the Company's future development activities, there may be a cost saving.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes are to be issued under an Indenture (the "Indenture") to be dated
as of           , 1996, between the Company and Bankers Trust Company, as
trustee (the "Trustee"). A copy of the proposed form of the Indenture has been filed as an exhibit to the Registration Statement, of which this Prospectus is a part. See "Available Information."

     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "TIA"). Capitalized terms used in this Section of the Prospectus are defined below. Whenever particular defined terms of the Indenture or the Security Agreement not otherwise defined herein are referred to, such defined terms are incorporated herein by reference.

     The Notes will be issued in the form of a single fully registered global note (the "Global Note") and will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. Except as set forth in "-- Form, Denomination and Registration" below, owners of beneficial interests in the Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture. See "-- Form, Denomination and Registration." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES


     The Notes will be the senior obligations of the Company, issued in an
aggregate principal amount of $180 million and will mature on             ,
2006. At maturity, the Company will pay the aggregate principal amount of the Notes then outstanding. The Notes will bear interest at the rate per annum shown
on the front cover of this Prospectus from             , 1996 or from the most
recent interest payment date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the
       or        immediately preceding the interest payment date) on
  and             of each year, commencing             , 1997.


RANKING

     The Indebtedness evidenced by the Notes will rank at least pari passu in right of payment with all existing and future senior unsecured Indebtedness of the Company. The Company will grant a security interest to the Trustee for the benefit of the Holders of the Notes in the Debt Service Reserve Account and all amounts deposited therein as required under the Indenture. The Holders of the Notes will have a claim on the amounts on deposit in the Debt Service Reserve Account that is prior to the claims of other creditors of the Company.


     The Company conducts substantially all of its operations through Project Companies (as defined below). Creditors of such entities, including trade creditors, would have a claim on the Project Companies' assets that would be prior to the claims of the Holders of the Notes. As of August 31, 1996, the debt (excluding trade debt) of the Project Companies included on the consolidated balance sheet of the Company was $35.8 million. See "Risk Factors -- Risks Associated with the Notes -- Limited Security; Holding Company Structure."

REDEMPTION

     OPTIONAL REDEMPTION

     Except as set forth in the following paragraphs, the Company may not redeem
the Notes prior to             , 2001. On and after such date, the Company may
redeem the Notes at any time in whole, or from time to time in part, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date, if redeemed during the 12-month period
beginning           :

                                                                    REDEMPTION
                                       YEAR                           PRICE
                --------------------------------------------------  ----------
                2001..............................................          %
                2002..............................................          %
                2003 and thereafter...............................    100.00%

     OPTIONAL REDEMPTION FOR CHANGES IN WITHHOLDING TAXES

     The Notes may be redeemed, in whole but not in part, at the option of the Company, at any time, at a redemption price equal to 100% of the principal amount at maturity thereof, together with accrued and unpaid interest to the redemption date, if as a result of any change in, or amendment to, the laws or treaties (including any regulations or rulings promulgated thereunder) of Bermuda or such other jurisdiction in which the Company is then organized, as the case may be (or any political subdivision or taxing authority thereof or therein), affecting taxation, or any change in official position regarding the application, interpretation or administration of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application, interpretation or administration is announced or becomes effective on or after the Issue Date with respect to any payment due or to become due under the Notes or the Indenture, the Company is, or on the next interest payment date would be, required to pay Additional Amounts (as defined below) on or in respect thereof and such obligation to pay Additional Amounts cannot be avoided by the taking of reasonable measures by the Company.


     Any such redemption is subject to the provision of prior written notice to the Noteholders in accordance with the Indenture. Prior to the giving of any such redemption notice, the Company will deliver to the Trustee an Opinion of Counsel or written advice of a qualified tax expert, such counsel or tax expert being reasonably acceptable to the Trustee, that the Company has or will become obligated to pay Additional Amounts as a result of such change, amendment, application, interpretation or administration.


     SELECTION FOR REDEMPTION

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee in its sole discretion shall deem to be fair and appropriate, provided, however, that no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

ADDITIONAL AMOUNTS

     All payments of principal, premium and interest in respect of each Note shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Bermuda or any other jurisdiction in which the Company is organized or any authority therein or thereof having power to tax or from which any payment is made with respect to the Notes, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction in respect of principal, premium or interest is so required, the Company shall pay such additional amounts ("Additional Amounts") as will result in receipt by each Holder of any Note of such amounts as would have been received by such Holder or the beneficial owner with respect to such Note, had no such withholding or deduction been required, except that no Additional Amounts shall be payable:

        (a) for or on account of:

             (1) any tax, duty assessment or other governmental charge that would not have been imposed but for

                (A) the existence of any present or former connection between such Holder or the beneficial owner of such Note and Bermuda or such other jurisdiction in which the Company is organized, as the case may be, other than merely holding such Note, including, without limitation, such Holder or the beneficial owner of such Note being or having been a national, domiciliary or resident of or treated as a resident thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein;

                (B) the presentation of such Note (where presentation is required) more than thirty (30) days after the date on which the payment in respect of such Note became due and payable or provided for, whichever is later, except to the extent that such Holder would have been entitled to such Additional Amounts if it had presented such Note for payment on any day within such period of thirty (30) days; or

                (C) the presentation of such Note for payment in Bermuda or any political subdivision thereof or therein, unless such Note could not have been presented for payment elsewhere;

             (2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

             (3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of such Holder or the beneficial owner of such Note to comply with a request by the Issuer addressed to such Holder (A) to provide information concerning the nationality, residence or identity of such Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or
        (B), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

             (4) any tax, duty, assessment, or governmental charge which is payable other than by withholding or deduction from payments with respect to the Notes; or

           (5) any combination of items (1), (2), (3) and (4); or

          (b) with respect to any payment of the principal of or any premium or interest on such Note to such Holder (including a fiduciary or partnership) to the extent that the beneficial owner of such Note would not have been entitled to such Additional Amounts had it directly held the Note.

     Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of any Note or the net proceeds received on the sale or exchange of any Note, such mention shall be deemed to include the payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the Indenture.

SECURITY AGREEMENT

     As security for the payment and performance by the Company of its obligations under the Indenture and the Notes, the Company has agreed to assign all amounts on deposit in the Collateral Accounts (as defined herein), at any time, as collateral to Bankers Trust Company, as collateral agent (the "Collateral Agent"), for the benefit of the Trustee on behalf of the Noteholders upon the terms and conditions set forth in a Security Agreement to be dated as of the Issue Date (the "Security Agreement") among the Company, the Trustee and the Collateral Agent. This summary is qualified in its entirety by reference to the Security Agreement, including the definition therein of certain terms.

     Under the terms of the Security Agreement, the Company will assign to the Collateral Agent for the benefit of the Trustee on behalf of the Noteholders, and grant a first priority security interest in all of the Company's rights, title and interest in and to the following assets of the Company (all being collectively referred to as the "Collateral"): (i) all amounts on deposit in the Debt Service Reserve Account and the Special Proceeds Account (the "Collateral Accounts") at any time; (ii) all of the Issuer's right, title and interest in and to Dollar Permitted Investments, or other investments, made with amounts on deposit in the Collateral Accounts; and (iii) all distributions, revenues, products, substitutions, benefits, profits and proceeds, in whatever form, of any of the foregoing.

     So long as no Event of Default shall have occurred and be continuing, all funds in the Collateral Accounts shall be invested and reinvested by the Collateral Agent, at the instructions of the Company, in Dollar Permitted Investments. If any Event of Default shall have occurred and be continuing, the funds in the Collateral Accounts shall be invested and reinvested in Dollar Permitted Investments by the Collateral Agent in accordance with the instructions of the Trustee.

     If an Event of Default shall have occurred and be continuing and the Trustee shall have instructed the Collateral Agent to enforce the Liens of the Security Agreement, funds in the Collateral Accounts shall be applied in the following order of priority: First, to the Collateral Agent for amounts due to the Collateral Agent under the Security Agreement; second, to the Trustee for amounts due to the Trustee under the Indenture; third, to Noteholders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and fourth, to the Company.

     DEBT SERVICE RESERVE ACCOUNT

     The Trustee will establish a Debt Service Reserve Account on or before the Issue Date. On the Issue Date, the Company will deposit with the Trustee from the net proceeds of the Offering for deposit in the Debt Service Reserve Account an amount equal to the sum of (i) the Interim Reserve and (ii) the Debt Payment
Reserve. From the Issue Date until July   , 1998, the Company shall maintain on
deposit with the Collateral Agent an amount in the Debt Service Reserve Account in US dollars at least equal to the sum of (i) the Interim Reserve, less the aggregate amount of interest paid to Holders on all prior interest payment
dates, and (ii) the Debt Payment Reserve. After July   , 1998, and on or prior
to the Stated Maturity of the Notes, the Company shall be required to maintain on deposit in the Debt Service Reserve Account an amount in US dollars at least equal to the Debt Payment Reserve except that if funds in the Debt Service Reserve Account have been withdrawn by the Collateral Agent and paid to the Trustee to pay interest due on any interest payment date. The Company shall have a period of 90 days after any interest payment date to make additional deposits into the Debt Payment Reserve Account with the Collateral Agent such that the balance on deposit therein is at least equal to the Deposit Payment Reserve. Amounts in the Debt Service Reserve Account may be comprised of cash or Dollar Permitted Investments. If at any time the amount on deposit in the Debt Service Reserve Account exceeds the amount required to be held under this paragraph, the Company shall be entitled to withdraw such excess amount.

     "Debt Payment Reserve" means, on any date, an amount equal to the aggregate amount of interest due and payable on the Notes on the next succeeding interest payment date.

     "Interim Reserve" means, an amount equal to the aggregate amount of
interest payable on the Notes on or prior to July   , 1998.

     On each interest payment date occurring on or prior to July   , 1998, a
portion of the funds in the Debt Service Reserve Account attributable to the Interim Reserve shall be withdrawn by the Trustee and applied to the payment of
interest on the Notes. After July   , 1998, the funds in the Debt Service
Reserve Account will be withdrawn by the Trustee and applied to the payment of interest due and payable on the Notes on any interest payment date to the extent that the Company has not made available the full amount of such interest by the close of business on the business day immediately preceding such interest payment date.

     SPECIAL PROCEEDS ACCOUNT


     Following the occurrence of any Special Proceeds Event as described under "-- Covenants -- Limitation on Sales of Assets and Refinancings," the Collateral Agent will establish a Special Proceeds Account into which the Issuer is required to deposit all Special Proceeds. Amounts on deposit in the Special Proceeds Account will be withdrawn by the Collateral Agent and delivered to the Trustee to pay the aggregate purchase price of Notes properly tendered by Holders pursuant to a Special Proceeds Offer. Any amounts remaining after a Special Proceeds Offer shall be retained on deposit in the Special Proceeds Account. Amounts in the Special Proceeds Account may be comprised of cash or Dollar Permitted Investments.


CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all terms as well as any other capitalized term used herein and not otherwise defined.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary. Acquired Indebtedness shall be deemed to be Incurred on the date the acquired Person becomes a Project Company.

     "Additional Assets" means (i) any property or assets related to the Line of Business which will be owned and used by the Company or a Project Company, (ii) the Capital Stock of a Person that becomes a Project Company as a result of the acquisition of such Capital Stock by the Company or another Project Company or
(iii) Capital Stock in any Person that at the time of acquisition of such Capital Stock is a Project Company.

     "Adjusted Cash Flow" means, for any period, the excess of (A) the aggregate amount (without duplication) of (i) dividends, distributions, payments of interest and scheduled repayments of loans or advances, in each case, that are received by the Company and its Wholly Owned Subsidiaries from the Project Companies during such period, (ii) 50% of the dividends, distributions, payments of interest and scheduled repayments of loans or advances, in each case, that are received by the Company and its Wholly Owned Subsidiaries from any Person other than a Project Company during such period, (iii) all payments received by the Company and its Wholly Owned Subsidiaries during such period from any Person with respect to agreements to provide development, construction or operations management, and the provision of consulting or advisory services; (iv) 50% of the combined interest income of the Company and its Wholly Owned Subsidiaries for such period from cash, cash equivalents and investments in marketable securities; (v) the interest income (net of interest expense) of the Company and its Wholly Owned Subsidiaries from the transactions referred to in clause (viii) of the definition of Permitted Investments over (B) the aggregate amount (without duplication) of (i) the combined selling, general and administrative expenses of the Company and its Wholly Owned Subsidiaries for such period determined in accordance with GAAP and (ii) the Company Designated Costs for such period and (iii) the total income taxes paid by the Company and its Wholly Owned Subsidiaries during such period.

     "Adjusted Interest Expense" means, for any period, the sum of (without duplication) (a) the combined interest expense of the Company and its Wholly Owned Subsidiaries for such period as determined in accordance with GAAP, including, without limitation or duplication, (i) amortization of debt issuance costs or of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting, (ii) accrued interest, (iii) noncash interest payments, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) interest actually paid by the Company or any Wholly Owned Subsidiary under any guarantee of Indebtedness or other obligation of any other Person and (vi) net costs associated with Interest Rate Agreements (including amortization of discounts) and Currency Agreements of the Company or any Wholly Owned Subsidiary relating to Indebtedness, plus (b) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued, or scheduled to be paid or accrued by the Company or any Wholly Owned Subsidiary, plus (c) capitalized interest, plus (d) dividends paid in respect of Preferred Stock of the Company or any Wholly Owned Subsidiary held by Persons other than the Company or any Wholly Owned Subsidiary, plus (e) cash contributions to any employee stock ownership plan to the extent such contributions are used by such employee stock ownership plan to pay interest or fees to any person (other than the Company) in connection with loans Incurred by such employee stock ownership plan to purchase Capital Stock of the Company, plus (f) the interest expense of any Project Company to the extent attributable to any Indebtedness of such Project Company to the extent guaranteed by the Company or any Wholly Owned Subsidiary, minus
(g) interest expense of the Company or any Wholly Owned Subsidiary attributable to Indebtedness referred to in clause (viii) of the definition of "Permitted Investments."

     "AES" means The AES Corporation, a Delaware corporation, its successors, and any subsidiary thereof.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Covenants -- Limitation on Transactions with Affiliates" only, "Affiliate" shall also mean any beneficial owner of 5% or more of the total Voting Shares (on a Fully Diluted Basis) of the Company or of rights or warrants to purchase such stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale leaseback transactions, but excluding those permitted under "-- Covenants -- Merger and Consolidation" (except as provided for under "-- Covenants -- Limitation on Sales of Assets and Refinancings") and any Restricted Payment that is made in conformity with "-- Covenants -- Limitation on Restricted Payments") in one or a series of transactions by the Company or any Project Company to any Person other than the Company or any Wholly Owned Subsidiary, of (i) all or any of the Capital Stock of any Project Company, (ii) all or substantially all of the assets of any operating unit, Facility or division of the Company or any Project Company or
(iii) any other property or assets or rights to acquire property or assets of the Company or any Project Company outside of the ordinary course of business of the Company or such Project Company.

     "Average Life" means, as the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (A) the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Indebtedness or Preferred Stock multiplied by (B) the amount of such payment by (ii) the sum of all such payments.

     "Attributable Costs" means, for any period, the Company Designated Costs for such period to the extent that such amount does not exceed an amount calculated for such period at a rate equal to $10 million per annum (which shall increase by 5% for each fiscal year beginning on or after December 1, 1997).


     "Authorized Officers" means, with respect to the Company, the President, the Chief Financial Officer and any vice president.


     "Board of Directors" means the Board of Directors of the Company or any authorized committee thereof.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close or are otherwise not open for business.

     "Capital Stock" means any and all shares, interests (including joint venture interests), participations or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation).

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and "Capitalized Lease Obligations" means the rental obligations, as aforesaid, under such lease.


     "Change of Control" means the occurrence of any of the following events:
(i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than AES or an underwriter engaged in a firm commitment underwriting on behalf of the Company, is or becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding shares of Class A Common Stock; (ii) AES is no longer entitled to elect at least one half of the members of the Board of Directors; (iii) AES ceases to be the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act) of at least the lesser of (A) 6,000,000 Voting Shares of the Company (as adjusted from time to time for any stock dividends, splits or recombinations after the Issue Date) and
(B) 48% of the total outstanding shares of Class A Common Stock and Class B Common Stock, taken together; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders was approved by a vote of 66-2/3% of the directors of the Company then in office and entitled to vote in such election who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.


     "Change of Control Triggering Event" means either (x) the occurrence of both an event specified in clause (i) or (iv) of the definition of Change of Control and a Rating Decline or (y) the occurrence of an event specified in clause (ii) or (iii) of the definition of Change of Control.

     "Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of the Company.

     "Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of the Company.

     "Company" means AES China Generating Co. Ltd., until a successor replaces it pursuant to the terms and conditions of the Indenture and thereafter means the successor.

     "Company Designated Costs" means the total costs of development, construction or operations management and the provision of consulting or advisory services incurred by the Company and its Wholly Owned Subsidiaries (net of any amounts received in reimbursement of such costs to the extent not in excess of such costs).

     "Consolidated Current Liabilities," as of the dated of determination, means the aggregate amount of liabilities of the Company and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (i) eliminating all inter-company items between the Company and any Consolidated Subsidiary and (ii) deducting all current maturities of long-term Indebtedness, all as determined in accordance with GAAP.

     "Consolidated Net Income (Loss)" means for any period, as applied to the Company, the consolidated net income (loss) of the Company and its Consolidated Restricted Subsidiaries for such period, determined in accordance with GAAP, adjusted by excluding (without duplication), to the extent included in such net income (loss), the following: (i) all extraordinary gains or losses; (ii) any net income of any Person (other than the Company and its Consolidated Restricted Subsidiaries), except that (A) the Company's equity in the net income of any such Person for such period shall be included in Consolidated Net Income (Loss) up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution and (B) the equity of the Company or a Restricted Subsidiary in a net loss of any such Person for such period shall be included in determining Consolidated Net Income (Loss); (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time thereof permitted, directly or indirectly, by operation of the terms of its charter or bye-laws or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders; (iv) any net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of such combination; and (v) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition by the Company or any Restricted Subsidiary of any Capital Stock of any Person, provided that losses shall be included on an after-tax basis; and further adjusted by subtracting from such net income the tax liability of any parent of the Company to the extent of payments made to such parent by the Company pursuant to any tax sharing agreement or other arrangement for such period.

     "Consolidated Net Tangible Assets" means, as of any date of determination, as applied to the Company, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries, determined in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of: (i) Consolidated Current Liabilities; (ii) minority interests in Consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (iii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by a Board resolution; (iv) any revaluation or other write-up in value of assets subsequent to December 31, 1995, as a result of a change in the method of valuation in accordance with GAAP; (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses organization or developmental expenses and other intangible items; (vi) treasury stock; (vii) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities and (viii) any Indebtedness of the Company or a Restricted Subsidiary referred to in clause (viii) of the definition of "Permitted Investments."

     "Consolidated Net Worth" means, at any date of determination, as applied to the Company, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries, less any amounts attributable to Redeemable Stock or Exchangeable Stock, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of the Company or any Subsidiary.

     "Consolidation" means, with respect to any Person, the consolidation of accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and such subsidiaries are consolidated in accordance with GAAP. The term "Consolidated" shall have a correlative meaning.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Project Company against fluctuations in currency values to or under which the Company or any Project Company is a party on the Issue Date or becomes a party thereafter.

     "Default" means any event which is, or, after notice or passage of time or both, would be, an Event of Default.

     "Designated Financing" means any Incurrence of Indebtedness by an Existing Subsidiary or Existing Joint Venture that refinances Shareholder Loans in whole or in part.


     "Dollar Permitted Investments" means investments which are denominated and payable in US dollars in any one or more of the following: (i)(a) direct, interest-bearing obligations of the United States in certificated form; (b) direct, interest-bearing obligations of and guaranteed as to timely payment of principal and interest by, the United States, but only if such obligations are issued in the form of an entry made on the records of the Federal Reserve Bank of New York; and (c) direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the Federal National Mortgage Association, the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation
or the Student Loan Marketing Association, but only if (A) at the time of investment, such obligations are assigned the highest credit rating by the Rating Agency and (B) such obligations have been deposited with The Depository Trust Company and its successors, or are issued in the form of an entry made on the records of the Federal Reserve Bank of New York; (ii) certificates of deposit with an original term to maturity (x) of not more than 180 days or (y) with respect to the amounts representing the interest payment amounts due on
              , 1997 or               , 1997, not exceeding the second Business
Day prior to such date, issued by any U.S. depositary institution or trust company whose principal offices are located in the Borough of Manhattan, City and State of New York, New York (including the Trustee acting in its individual capacity); provided that the short-term unsecured debt obligations of such depositary institution or trust company at the time of such investment are assigned a rating of "A-1" by S&P and "P1" by Moody's or the long-term unsecured debt obligations of such depositary institution or trust company at the time of such investment, are assigned a rating of "A-" or higher by S&P and "A3" or higher by Moody's; (iii) repurchase obligations pursuant to a written agreement
(a) with respect to any obligation described in clause (i) above, where (in each case) the Trustee has taken delivery of such obligation and (b) by a U.S. depositary institution or trust company whose principal offices are located in the Borough of Manhattan, City and State of New York, New York the short-term unsecured debt obligations of which are rated "A-1" by S&P and "P-1" by Moody's at the time of such investment or the long-term unsecured debt obligations of which are rated "A-" or higher by S&P and "A3" or higher by Moody's (including, if applicable, the Trustee acting in its individual capacity) at the time of such investment; or (iv) commercial paper that (a) is assigned a rating of "A-1" by S&P and "P-1" by Moody's at the time of such investment and (b) had an original term to maturity of not more than 180 days.

     "Eligible Joint Venture" means a Joint Venture (other than a Subsidiary)
(i) that is formed with respect to the construction, development, acquisition, servicing, ownership, improvement, operation or management of a single Facility;
(ii) in which the Company, directly or indirectly, owns at least 25% of the Capital Stock therein and (iii) in respect of which the Company, directly or indirectly, either (a) controls, by voting power, membership on the board of directors or management committee or other similar governing body, or through the provisions of any applicable partnership, joint venture, shareholder or other similar agreement or under an operating, maintenance or management agreement or otherwise, the management and operation of the Joint Venture and any Facility of such Joint Venture or (b) otherwise has the right to control or veto material acts and decisions with respect to the management or operation of the Joint Venture that, taken as a whole, are substantially similar to the rights of the Company with respect to the Existing Joint Ventures as of the Issue Date.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Exchangeable Stock" means any Capital Stock which by its terms is exchangeable or convertible at the option of any Person other than the Company into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

     "Existing Joint Venture" means any of Chengdu-AES-Kaihua Gas Turbine Power Co. Ltd., Wuhu Shaoda Electric Power Company Ltd. and Yangchun Fuyang Diesel Engine Power Co. Ltd., and their respective successors, in each case, so long as such Person is a Project Company.

     "Existing Project Company Net Cash Flow" means, for any period, (A) the aggregate amount (without duplication) of dividends, distributions, payments of interest and scheduled repayments of loans or advances (excluding any of such amounts that constitute Special Proceeds), in each case, that are received by the Company and its Wholly Owned Subsidiaries from Existing Joint Ventures and Existing Subsidiaries during such period less (B) the sum of (i) Attributable Costs for such period, (ii) the aggregate interest expense accrued with respect
to the Notes after July   , 1998 and (iii) the aggregate principal amount of
Notes purchased from time to time by the Company (other than pursuant to an Offer or a Change of Control Offer).

     "Existing Subsidiary" means any of Sichuan Fuling Aixi Power Company Ltd., Hunan Xiangci-AES Hydro Power Company Ltd., Anhui Liyuan AES Power Company Limited, the Hefei Zhongli Energy Company Ltd., Jiaozuo Wan Fang Power Company Ltd., Wuxi-AES-CAREC Gas Turbine Power Company

Ltd. and Wuxi-AES-Zhonghang Power Company Ltd., and their respective successors, in each case, so long as such Person is a Project Company.

     "Facility" means a power or steam generation facility or energy producing facility and related assets (including without limitation electric power transmission facilities or lines).

     "Fixed Charge Coverage Ratio" as of any date of determination means the ratio of (i) Adjusted Cash Flow for the period of the most recent four consecutive fiscal quarters for which financial information is available to (ii) the Adjusted Interest Expense for such period plus the Adjusted Interest Expense for such period with respect to any Indebtedness proposed to be Incurred by the Company and its Wholly Owned Subsidiaries; provided, however, that, in making such computation, the Adjusted Interest Expense attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided further, that in the event
(A) of the designation of any Restricted Subsidiary or Restricted Joint Venture to be an Unrestricted Company during or after such period, or (B) the Company or any Wholly Owned Subsidiary has made any Asset Sales, Designated Financings or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock), or has Incurred or repaid any Indebtedness (or any guarantee thereof has terminated), during or after such period, or any Project Company has been designated to be an Unrestricted Company (or redesignated as a Project Company) during or after such period, such computation shall be made on a pro forma basis as if such event had taken place on the first day of such period; and provided further that the Adjusted Cash Flow with respect to any acquisitions shall not exceed the net income attributable to the acquired assets for such period.

     "Fully Diluted Basis" means after giving effect to the exercise of any outstanding options, warrants or rights to purchase Voting Shares and the conversion or exchange of any securities convertible into or exchangeable for Voting Shares.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect and, to the extent optional, adopted by the Company on the Issue Date, consistently applied, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

     "guarantee" means, as applied to any obligation, contingent or otherwise, of any Person, (i) a guarantee, direct or indirect, in any manner, of any part or all of such obligation (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to insure in any way the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, including the payment of amounts drawn down under letters of credit.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means, as applied to any obligation, to create, incur, issue, assume, guarantee or in any other manner become liable with respect to, contingently or otherwise, such obligation, and "Incurred," "Incurrence" and "Incurring" shall each have a correlative meaning; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Project Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Project Company at the time it becomes a Project Company; and provided, further, that any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness as long as (i) such amendment, modification or waiver does not (A) increase the principal or premium thereof or interest rate thereon, (B) change to an earlier date the Stated Maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed, (C) if such Indebtedness is contractually subordinated in right of payment to the Notes, modify or affect, in any manner adverse to the Holders, such subordination, (D) if the Company is the obligor thereon, provide that a Project Company shall be an obligor, (E) if such Indebtedness is Non-Recourse Debt, cause such Indebtedness to no longer constitute Non-Recourse Debt or (F) violate, or cause the Indebtedness to violate, the provisions described under "-- Covenants -- Limitation on Payment Restrictions Affecting Project Companies" and "-- Limita-tion on Liens" and (ii) such Indebtedness would, after giving effect to such amendment, modification or waiver as if it were an Incurrence, comply with clause (i) of the first proviso to the definition of "Refinancing Indebtedness."

     "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any such premium is then due and owing) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person Incurred as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) Redeemable Stock of such Person and, in the case of any Subsidiary, any other Preferred Stock not owned by the Company or a Wholly Owned Subsidiary, in either case valued at, in the case of Redeemable Stock, the greater of its voluntary or involuntary maximum fixed repurchase price exclusive of accrued and unpaid dividends, or in the case of Preferred Stock that is not Redeemable Stock, its liquidation preference exclusive of accrued and unpaid dividends; (vi) all obligations of such Person in respect of Interest Rate Agreements and Currency Agreements; (vii) all obligations of the type referred to in clauses (i) through
(vi) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee, and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; provided, however, that Indebtedness shall not include trade accounts payable arising in the ordinary course of business. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Stock, such fair market value to be determined in good faith by the Board of Directors as evidenced by a board resolution. The amount of Indebtedness of any Person at any date shall be, with respect to unconditional obligations, the outstanding balance at such date of all such obligations as described above and, with respect to any contingent obligations at such date, the maximum liability determined by such Person's board of directors, in good faith, as, in light of the facts and circumstances existing at the time, reasonably likely to be Incurred upon the occurrence of the contingency giving rise to such obligation; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness as determined in accordance with GAAP.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates to or under which the Company or any Project Company is a party on the Issue Date or becomes a party thereunder.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any other investment in any other Person, or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or assets issued or owned by any other Person (whether by merger, consolidation, amalgamation, sale of assets or otherwise). For purposes of the provisions set forth under "-- Covenants -- Limitation on Restricted

Payments," (i) "Investment" shall include the portion (proportionate to the Company's Equity Interest in such Project Company) of the fair market value of the net assets of any Project Company at the time that such Project Company is designated an Unrestricted Company and shall exclude the fair market value of the net assets of any Unrestricted Company at the time that such Unrestricted Company is designated a Project Company, as the case may be, and (ii) any property transferred to or from an Unrestricted Company shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith as evidenced by a Board resolution.

     "Issue Date" means the date on which the Notes are originally issued under the Indenture.

     "Joint Venture" means a joint venture, partnership or other similar arrangement, whether corporation, partnership or other legal form.

     "Lien" means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     "Line of Business" means the direct or indirect construction, development, acquisition, servicing, ownership, improvement, operation and management of Facilities and consulting or advisory activities related thereto.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Available Cash" means, (A) with respect to any Designated Financing, the aggregate amount of cash received by the Company or a Restricted Subsidiary in repayment of Shareholder Loans in connection therewith; (B) with respect to any Restricted Designation Event, an amount equal to the fair market value of an Existing Subsidiary or Existing Joint Venture that is designated an Unrestricted Company; and (C) with respect to any Asset Sale, the cash or cash equivalent payments received by the Company or a Project Company in connection with such Asset Sale (including any cash received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as or when received and also including the proceeds of other property received when converted to cash or cash equivalents) net of the sum of, without duplication,
(i) all reasonable legal, title and recording tax expenses, reasonable commissions, and other reasonable fees and expenses incurred directly relating to such Asset Sale, (ii) all local, state, federal and foreign taxes required to be paid or accrued as a liability by the Company or any Project Company as a consequence of such Asset Sale, (iii) payments made to repay Indebtedness which is secured by any assets subject to such Asset Sale in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or by applicable law, be repaid out of the proceeds from such Asset Sale and (iv) all distributions required by any contract entered into other than in contemplation of such Asset Sale to be paid to any holder of an Equity Interest in such Project Company as a result of such Asset Sale, so long as such distributions do not exceed such holder's pro rata portion (based on such holder's proportionate Equity Interest) of the cash or cash equivalent payments described above, net of the amounts set forth in clauses (i)-(iii) above.

     "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock by any Person, the cash proceeds to such Person of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultancy and other fees actually incurred by such Person in connection with such issuance or sale and net of taxes paid or payable by such Person as a result thereof.

     "Non-Convertible Capital Stock" means, with respect to any Person, any Capital Stock of such Person which is not convertible into another security other than non-convertible common stock of such Person, provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     "Non-Recourse Debt" means Indebtedness of any Project Company (or of any other Person that directly or indirectly owns the Capital Stock of such Project Company as its sole assets) that is Incurred to acquire, develop, improve, construct or to provide working capital for a Facility owned by such Project Company, provided that such Indebtedness is without recourse to any assets of the Company or any Project Company other than the assets or Capital Stock of the Project Company Incurring such Indebtedness (or any other Person that directly or indirectly owns such Capital Stock as its sole assets) and the income and proceeds therefrom. Indebtedness that does not comply with the foregoing sentence because of a guarantee provided by the Company or another Project Company will nevertheless qualify as Non-Recourse Debt so long as such guarantee complies with the restrictions set forth under "-- Covenants -- Limitation on Incurrence of Indebtedness."

     "Offering" means the public offering and sale of the Notes.

     "Officers' Certificate" means a certificate signed by two Authorized Officers of the Company, one of whom must be the President or Chief Financial Officer of the Company. Each Officers' Certificate (other than certificates provided pursuant to TIA Section 314(a)(4)) shall include the statements provided for in TIA Section 314(e).

     "Operating Lease Obligations" means any obligation of the Company and its Restricted Subsidiaries on a Consolidated basis incurred or assumed under or in conjunction with any lease of real or personal property which, in accordance with GAAP, is not required to be classified and accounted for as a capital lease.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel, if so acceptable and unless otherwise specified, may be an employee of or counsel to the Company or the Trustee. Each such Opinion of Counsel shall include the statements provided for in TIA Section 314(e).

     "Permitted Investments" means (i) any Investment in any Restricted Subsidiary (or any Person that would become a Restricted Subsidiary as a result of such Investment) by the Company or any other Restricted Subsidiary or in the Company by any Restricted Subsidiary; (ii) any Restricted Joint Venture Investment; (iii) Investments in existence on the date of the Indenture and Investments pursuant to letters of intent or legally binding commitments in existence on the date of the Indenture; (iv) loans and advances made to employees of the Company in the ordinary course of business consistent with past practices; (v) loans and advances made by a Project Company to any Person in connection with the provision of services by such person to such Project Company, the construction by such Person of fuel transportation facilities for such Project Company or the construction by such Person of transmission facilities or lines interconnecting such Project Company's Facility with an electric power grid; (vi) any Investment in (a) obligations of the U.S. government and its agencies or instrumentalities; (b) bank deposits and bank obligations (including certificates of deposit, time deposits and bankers' acceptances); (c) floating rate securities and other instruments issued by governments or international development agencies; (d) commercial paper and other short-term corporate debt obligations; (e) money market funds; and (f) repurchase agreements with banks and broker-dealers with respect to securities described in clauses (a) through (d) above; (vii) Dollar Permitted Investments; and (viii) any loan made to or deposit made with any commercial banking institution rated A- or higher by S&P and A3 or higher by Moody's in connection with a substantially similar loan made by an affiliate of such commercial banking institution to the Company or a Wholly Owned Subsidiary.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "principal" of a Note means the principal of the Note plus, if applicable, the premium on the Note.

     "Project Companies" means the Restricted Subsidiaries and Restricted Joint Ventures and "Project Company" means any of them.

     "Rating Agencies" means (i) S&P and Moody's or (ii) if S&P or Moody's or both shall not make a rating of the Notes publicly available, an internationally recognized securities rating agency or agencies, as the case may be, selected by the Company which shall be substituted for S&P or Moody's or both, as the case may be.

     "Rating Category" means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories): (ii) with respect to Moody's any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and
(iii) the equivalent of any such category used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P, 1, 2 and 3 for Moody's) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB as well as from BB- to B+, will constitute a decrease of one gradation).

     "Rating Decline" means the occurrence of (i) or (ii) below on, or within 90 days after, the earliest of (A) the Company having become aware that a Change of Control has occurred, (B) the date of public notice of the occurrence of a Change of Control or (C) the date of public notice of the intention by AES or the Company to approve, recommend or enter into, any transaction which, if consummated, would result in a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration or possible downgrade by either of the Rating Agencies), (i) a decrease of the rating of the Notes by either Rating Agency by one or more rating gradations or
(ii) the failure by the Company to advise the Rating Agencies, in writing, of such occurrence or any subsequent material developments or to use its best efforts to obtain, from at least one Rating Agency, a written, publicly announced affirmation of its rating of the Notes, stating that it is not downgrading and is not considering downgrading the Notes.

     "Redeemable Stock" means any class or series of Capital Stock of any Person that (a) by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise is, or upon the happening of an event or passage of time would be, required to be redeemed (in whole or in part) on or prior to the first anniversary of the Stated Maturity of the Notes, (b) is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Notes (other than on a Change of Control or Asset Sale, provided that such Change of Control or Asset Sale shall not yet have occurred) or (c) is convertible into or exchangeable for Capital Stock referred to in clause (a) or clause (b) above or debt securities at any time prior to the first anniversary of the Stated Maturity of the Notes.

     "Refinancing Indebtedness" means indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances" and "refinanced" shall have a correlative meaning) any Indebtedness of the Company or a Project Company existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Project Company and Indebtedness of any Project Company that refinances Indebtedness of another Project Company) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) if the Indebtedness being refinanced is contractually subordinated in right of payment to the Notes, the Refinancing Indebtedness shall be contractually subordinated in right of payment to the Notes to at least the same extent as the Indebtedness being refinanced;
(ii) if the Indebtedness being refinanced is Non-Recourse Debt, such Refinancing Indebtedness shall be Non-Recourse Debt; (iii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refinanced or (b) after the Stated Maturity of the Notes; (iv) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (v) such Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium, swap breakage and defeasance costs) under the Indebtedness being refinanced; and provided, further, that (x) Refinancing Indebtedness shall not include Indebtedness of a Project Company that refinances Indebtedness of the Company; (y) the provisions of clauses (iii) and (iv) above shall not be applicable with respect to any Refinancing Indebtedness that refinances Shareholder Loans; and (z) Refinancing Indebtedness that refinances Shareholder Loans of any Person other than the Company or any of its Subsidiaries shall be pari passu or subordinated to the Shareholder Loans being refinanced.

     "Restricted Designation Event" means the designation by the Board of Directors of any Existing Subsidiary or Existing Joint Venture to be an Unrestricted Company.

     "Restricted Joint Venture" means any Eligible Joint Venture of the Company that is not designated an Unrestricted Joint Venture by the Board of Directors.


     "Restricted Joint Venture Investment" means any Investment which is made by the Company or a Restricted Subsidiary in a Restricted Joint Venture; provided that (i) at the time such Investment is made, no default or Event of Default shall have occurred and be continuing (or would result therefrom); (ii) the aggregate Investment in one or more Restricted Joint Ventures operating the same Facility does not exceed 15% of Consolidated Net Tangible Assets; provided that such restriction shall not apply to any investment in (A) Yangcheng International Power Generating Company Ltd. or its successors and (B) Tianjin TEDA-AES Power Co. Ltd. or its successors, and provided, further, that such restriction shall not apply to a single additional Investment of up to $100 million in the event that the Company does not make either of the Investments described in clauses (A) and (B); and (iii) any encumbrance or restriction on the ability of the Person in which the Investment is made to make the payments, distributions, loans, advances or transfers referred to in clauses (i) through
(iii) under "-- Covenants -- Limitations on Payment Restrictions Affecting Project Companies" that would apply immediately following the making of the Investment could be created or permitted to exist pursuant to clause (d), (g) or
(h) under "-- Covenants -- Limitation on Payment Restrictions Affecting Project Companies" or in the written opinion of the President or Chief Financial Officer of the Company (x) are not materially more restrictive, taken as a whole, than encumbrances and restrictions customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in substantially non-recourse project financings and (y) apply only to the assets of the Person in whom the Investment is made, the Capital Stock of such Person (or any other Person that, directly or indirectly owns such Capital Stock as its sole assets) and the income and proceeds therefrom.


     "Restricted Subsidiary" means any Subsidiary of the Company that is not designated an Unrestricted Subsidiary by the Board of Directors.

     "S&P" means Standard and Poor's Corporation and its successors.

     "Shareholder Loan" means Indebtedness of a Project Company that is payable to a holder of Equity Interests in such Project Company.

     "Special Proceeds Event" means (i) any Asset Sale of the assets, property or Capital Stock of any Existing Subsidiary or Existing Joint Venture (or any other person that directly or indirectly owns such Capital Stock as in sole assets), (ii) any Designated Financing or (iii) any Restricted Designation Event.

     "Special Proceeds" means, with respect to any Special Proceeds Event, the Net Available Cash from such Special Proceeds Event; provided that the Net Available Cash from a Special Proceeds Event relating to an Existing Subsidiary shall not constitute Special Proceeds if and to the extent that (A) the aggregate amount of Net Available Cash from all Special Proceeds Events excluded from the definition of Special Proceeds under this proviso after the Issue Date does not exceed $30 million; (B) at the date of such Special Proceeds Event, the Fixed Charge Coverage Ratio is greater than 2.25:1.0; and (C) with respect to any Asset Sale, the Facilities owned by each of the Existing Subsidiaries and each of the Existing Joint Ventures have commenced commercial operation; and provided further, that the Net Available Cash from any Special Proceeds Event relating to an Existing Joint Venture shall not constitute Special Proceeds if and to the extent that, (A) at the date thereof, the Fixed Charge Coverage Ratio is greater than 2.25:1.0 and (B) with respect to any Asset Sale, the Facilities owned by each of the Existing Subsidiaries and each of the Existing Joint Ventures have commenced commercial operation.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

     "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is contractually subordinated or junior in right of payment to the Notes or any other Indebtedness of the Company.

     "Subsidiary" means, as applied to any Person, any corporation or other entity of which a majority of the outstanding Voting Shares is, at the time, directly or indirectly, owned by such Person.


     "Taxing Authority" means any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

     "Unrelated Business" means any business other than the Line of Business.

     "Unrestricted Companies" means the Unrestricted Subsidiaries and Unrestricted Joint Ventures and "Unrestricted Company" means any of them.


     "Unrestricted Joint Venture" means (i) any Eligible Joint Venture that at the time of determination shall be designated an Unrestricted Joint Venture by the Board of Directors in the manner provided below; (ii) any Joint Venture of an Unrestricted Subsidiary or (iii) any Joint Venture of the Company that is not an Eligible Joint Venture. The Board of Directors may designate any Eligible Joint Venture (including any newly acquired or newly formed Eligible Joint Venture) to be an Unrestricted Joint Venture unless such Eligible Joint Venture owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Restricted Joint Venture; provided, that either (A) the Eligible Joint Venture to be so designated has total assets of $1,000 or less or
(B) if such Eligible Joint Venture has assets greater than $1,000, that such designation would be an investment permitted pursuant to the provisions under "-- Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Joint Venture to be a Restricted Joint Venture; provided, however, that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness pursuant to the first paragraph under "-- Covenants -- Limitation on Incurrence of Indebtedness" and
(y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions; provided, however, that the failure to so file such resolution and/or Officers' Certificate with the Trustee shall not impair or affect the validity of such designation.



     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Project Company that is not a Subsidiary or Joint Venture of the Subsidiary to be so designated; provided, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted pursuant to the provisions under "-- Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness pursuant to the first paragraph under "-- Covenants -- Limitation on Incurrence of Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions; provided, however, that the failure to so file such resolution and/or Officers' Certificate with the Trustee shall not impair or affect the validity of such designation.


     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case under clauses (i) or (ii) are not callable or redeemable before the maturity thereof.

     "Voting Shares," with respect to any Person, means the Capital Stock having the general voting power under ordinary circumstances to vote on the election of the members of the board of directors or other governing body of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) and, with respect to the Company, shall include the Class A Common Stock and the Class B Common Stock and any other Voting Shares of the Company.

     "Wholly Owned Subsidiary" means a Subsidiary (other than an Unrestricted Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

COVENANTS

     LIMITATION ON RESTRICTED PAYMENTS


     Under the terms of the Indenture, so long as any of the Notes are outstanding, the Company shall not, and shall not permit any Project Company to, directly or indirectly, (i) declare or pay (either in cash or property) any dividend on or make any distribution or similar payment of any sort in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving the Company) to the direct or indirect holders of its Equity Interests (other than dividends or distributions payable solely in its Non-Convertible Capital Stock or rights to acquire its Non-Convertible Capital Stock and dividends or distributions by a Project Company that are paid to the Company or a Wholly Owned Subsidiary and to the other holders of Equity Interests in such Project Company (A) in accordance with the joint venture contract, articles of association or other constituent document governing such Project Company or (B) as permitted by applicable law), (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or AES or, with respect to the Company, exercise any option to exchange any Equity Interests that by their terms are exchangeable solely at the option of the Company (other than into Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof or scheduled sinking fund payment thereon, any Subordinated Indebtedness or (iv) make any Investment, other than a Permitted Investment (each such payment described in clauses (i)-(iv) of this paragraph, a "Restricted Payment"), unless at the time of and after giving effect to the proposed Restricted Payments: (1) no Default or Event of Default shall have occurred and be continuing (or would result therefrom); (2) the Company would be permitted to Incur an additional $1.00 of Indebtedness pursuant to the provisions described in the first paragraph under "-- Limitation on Incurrence of Indebtedness," and (3) the aggregate amount of all such Restricted Payments subsequent to the Issue Date shall not exceed the sum of (A) 50% of aggregate Consolidated Net Income accrued during the period (treated as one accounting period) from December 1, 1996 to the end of the most recent fiscal quarter for which financial statements are available (or if such Consolidated Net Income is a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company after the Issue Date from the sale of Equity Interests (other than Redeemable Stock or Exchangeable Stock) of the Company to any person other than the Company, any of its Subsidiaries or an employee stock ownership plan; (C) the amount by which the principal amount of, and any accrued interest on, Indebtedness of the Company and its Restricted Subsidiaries (other than Shareholder Loans) is reduced on the Company's Consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the issue date of any Indebtedness of the Company or any Restricted Subsidiary converted or exchanged for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or the value of any other property, distributed by the Company or any such Restricted Subsidiary upon such conversion or exchange) and (D) an amount equal to the net reduction after the Issue Date in Investments in Unrestricted Companies resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Project Company from Unrestricted Companies, or from redesignations of Unrestricted Companies as Project Companies (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Unrestricted Company the amount of Investments previously made by the Company or any Project Company in such Unrestricted Company.


     The failure to satisfy the conditions set forth in clauses (2) and (3) of the first paragraph under "-- Limitation on Restricted Payments" shall not prohibit any of the following as long as the condition set forth in clause (1) of such paragraph is satisfied (except as set forth below):
(i) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the provisions described in the first paragraph under "-- Limitation on Restricted Payments," provided that, solely for purposes of this clause (i), it shall not be necessary to satisfy the condition set forth in clause (1) of the preceding paragraph at the date of payment if such clause is satisfied at the date of declaration; (ii) any purchase, redemption, defeasance, or other acquisition or retirement for value of Capital Stock of the Company or Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than stock issued or sold to a Subsidiary or to an employee stock ownership plan), provided that such purchase, redemption, defeasance or other acquisition or retirement shall not be included in the calculation of Restricted Payments made for purposes of clause (3) of the first paragraph under "-- Limitation on Restricted Payments," and provided, further, that the Net Cash Proceeds from such sale shall be excluded from sub-clause (B) of clause (3) of the first paragraph under "-- Limitation on Restricted Payments;" (iii) any purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of for cash (other than to a Subsidiary), new Indebtedness of the Company, provided, however, that (A) such new Indebtedness shall be contractually subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being so redeemed, repurchased, defeased, acquired or retired, (B) such new Indebtedness has a Stated Maturity either (1) no earlier than the Stated Maturity of the Indebtedness redeemed, repurchased, defeased, acquired or retired or (2) after the Stated Maturity of the Notes and (C) such Indebtedness has an Average Life equal to or greater than the Average Life of the Indebtedness redeemed, repurchased, defeased, acquired or retired, and provided, further, that such purchase, redemption, defeasance or other acquisition or retirement shall not be included in the calculation of Restricted Payments made for purposes of clause
(3) of the first paragraph under "-- Limitation on Restricted Payments;" (iv) any purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness upon a Change of Control or an Asset Sale to the extent required by the Indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, but only if (A) in the case of a Change of Control, the Company has made an offer to repurchase the Notes as described under "-- Change of Control" or (B) in the case of an Asset Sale, the Company or the applicable Project Company, as the case may be, has applied the Net Available Cash from such Asset Sale in accordance with the provisions described under "-- Limitation on Sales of Assets or Refinancings;" and (v) Restricted Payments not otherwise permitted by the foregoing provisions in an aggregate amount not in excess of $10 million.

     LIMITATION ON INCURRENCE OF INDEBTEDNESS

     Under the terms of the Indenture, the Company shall not, and shall not permit any Project Company to, directly or indirectly, Incur any Indebtedness, except that the Company may Incur Indebtedness if, after giving effect thereto, the Fixed Charge Coverage Ratio would be greater than (a) 1.75:1.0 through November 30, 1998, (b) 2.00:1.0 from December 1, 1998 through November 30, 2001, and (c) 2.25:1.0 thereafter.

     The foregoing provision will not limit the ability of the Company or any Project Company to Incur the following Indebtedness: (i) Indebtedness under the Notes and the Indenture; (ii) Refinancing Indebtedness; (iii) Indebtedness of the Company which is owed to and held by a Wholly Owned Subsidiary and Indebtedness of Project Company which is owed to and held by the Company or a Wholly Owned Subsidiary, provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company or by a Project Company, as the case may be; (iv) Acquired Indebtedness that is Non-Recourse Debt; (v) Indebtedness of the Company or a Project Company outstanding on the Issue Date; (vi) Indebtedness under any Currency Agreement or Interest Rate Agreement in each case entered into in the ordinary course of the financial management of the Company and the Project Companies and not for speculative purposes; provided that, in the case of any Currency Agreement, such Currency Agreement does not increase the Indebtedness of the obligor outstanding at any time other than as a

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result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; (vii) Indebtedness incurred in connection with a purchase of the Notes as required in connection with a Change of Control Triggering Event; provided that the aggregate principal amount of such indebtedness does not exceed 101% of the aggregate principal amount of the Notes purchased pursuant to such Change of Control Triggering Event (plus the amount of reasonable fees and expenses, including underwriting discounts and commissions, incurred by the Issuer or the Company in connection with obtaining such Indebtedness) and that such Indebtedness does not mature prior to the Stated Maturity of the Notes so purchased; (viii) Indebtedness referred to in clause (viii) of the definition of Permitted Investments; (ix) Non-Recourse Debt of a Project Company (other than any Existing Subsidiary); (x) Shareholder Loans to the extent that the aggregate principal amount of Shareholder Loans of a Project Company is not greater than an amount equal to the principal amount of Shareholder Loans of such Project Company payable to the Company or a Wholly Owned Subsidiary divided by the Company's percentage ownership of the Capital Stock of such Project Company; (xi) Non-Recourse Debt of any Existing Subsidiary Incurred to pay for construction cost overruns; provided that the aggregate principal amount of all such Non-Recourse Debt incurred under this clause (xi) shall not exceed $15 million; (xii) Non-Recourse Debt of any Existing Subsidiary Incurred to provide for working capital; provided that the aggregate principal amount outstanding at any time of all such Non-Recourse Debt under this clause
(xii) shall not exceed $10 million and (xiii) other Indebtedness Incurred by the Company or any Project Company (other than an Existing Subsidiary) in an aggregate principal amount outstanding at any time of not more than 5% of Consolidated Net Worth.


     Notwithstanding the provisions of this covenant described in the first two paragraphs above, the Indenture provides that the Company shall not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such repayment, prepayment, redemption, defeasance, retirement, refunding or refinancing is not prohibited under "-- Limitation on Restricted Payments" or unless such Indebtedness shall be contractually subordinated to the Notes at least to the same extent as such Subordinated Indebtedness.

     LIMITATION ON PAYMENT RESTRICTIONS AFFECTING PROJECT COMPANIES

     Under the terms of the Indenture, the Company shall not, and shall not permit any Project Company to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Project Company to (i) pay dividends to or make any other distributions on its Capital Stock, or pay any Indebtedness or other obligations owed to the Company or any other Project Company, (ii) make any loans or advances to the Company or any Project Company or (iii) transfer any of its property or assets to the Company or any other Project Company; provided, however, that the foregoing shall not apply to (a) any encumbrance or restriction existing pursuant to the Indenture or any other agreement or instrument as in effect or entered into on the Issue Date; (b) any encumbrance or restriction with respect to any Person or the assets of such Person acquired by the Company or any Project Company and existing at the time of such acquisition; provided, however, that such encumbrance or restriction was not Incurred in connection with or in contemplation of such Project Company becoming a Project Company; (c) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness referred to in clause (a) or (b) above or contained in any amendment or modification with respect to such Indebtedness; provided, however, that the encumbrances and restrictions contained in any such agreement, amendment or modification are no less favorable in any material respect with respect to the matters referred to in clauses (i), (ii) and (iii) above than the encumbrances and restrictions with respect to the Indebtedness being refinanced, amended or modified; (d) in the case of clause (iii) above, customary non-assignment provisions of (A) any leases governing a leasehold interest or
(B) any supply, license or other agreement entered into in the ordinary course of business of the Company or any Project Company; (e) any restrictions with respect to a Project Company imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Project Company pending the closing of such sale or dispositions;
(f) any encumbrances or restrictions imposed pursuant to the terms of Non-Recourse Debt incurred pursuant to clause (ix) of the covenant described under "-- Limitation on Incurrence of Indebtedness" above, provided that such encumbrances or restrictions in the written opinion of the President or Chief Financial Officer of the

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

Company, (x) are required in order to obtain such financing, (y) are not materially more restrictive, taken as a whole, then encumbrances and restrictions customarily accepted (or, in the absence of any industry custom, reasonably acceptable), in substantially non-recourse project financings and (z) apply only to the assets of the Project Company that has Incurred such Non-Recourse Debt, the Capital Stock of such Person (or any other Person that, directly or indirectly owns such Capital Stock as its sole assets) and the income and proceeds therefrom; (g) any encumbrance or restriction existing by reason of applicable law; and (h) any restriction under a joint venture, shareholders' or similar agreement to pay dividends or make other distributions, so long as there is a contemporaneous agreement providing for the payment of dividends or the making of distributions according to a schedule or calculation notwithstanding such restriction. Nothing contained in this "Limitation on Payment Restrictions Affecting Project Companies" covenant shall prevent the Company or any Project Company from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any Project Company that secure Indebtedness.

     LIMITATION ON LIENS

     Under the terms of the Indenture, the Company shall not, and shall not permit any Project Company to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties (including, without limitation, Capital Stock), whether owned at the date of such Indenture or thereafter acquired, unless contemporaneously therewith or prior thereto the Notes are equally and ratably secured other than (a) pledges or deposits made by such Person under workers' compensation, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for payment of Indebtedness) or leases to which such Person is a party, or deposits to secure statutory or regulatory obligations of such Person or deposits of cash or United States government bonds to secure surety, appeal or performance bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens, in each case, arising in the ordinary course of business and with respect to amounts not yet due or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be diligently prosecuting appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and for which appropriate provision, as shall be required in conformity with GAAP, if any, shall have been made; (d) Liens in favor of issuers or surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit may not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction or purchase of, or repairs, improvements or additions to, property; provided, however, that the Lien may not extend to any other property owned by the Company or a Project Company and the Indebtedness secured by the Lien may not be issued more than 270 days after the later of the acquisitions, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;
(g) Liens existing on the Issue Date; (h) Liens on property or shares of stock of a Person at the time such Person becomes a Project Company; provided, however, that any such Lien may not extend to any other property owned by the Company or any Project Company; (i) Liens on property at the time the Company or a Project Company acquires the property, including any acquisitions by means of a merger or consolidation with or into the Company or a Project Company; provided, however, that such Liens are not incurred in connection with, or in contemplation of, such merger or consolidation; and provided, further, that

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

the Lien may not extend to any other property owned by the Company or any Project Company; (j) Liens securing Indebtedness or other obligations of a Project Company owing to the Company or a Wholly Owned Subsidiary; (k) Liens incurred by a Person other than the Company or a Project Company on assets that are the subject of a Capitalized Lease Obligation to which the Company or a Project Company is a party; provided, however, that any such Lien may not secure Indebtedness of the Company or a Project Company (except by virtue of clause
(viii) of the definition of "Indebtedness") and may not extend to any other property owned by the Company or a Project Company; (l) Liens Incurred by a Project Company to secure Non-Recourse Debt Incurred pursuant to clauses (ix),
(xi) or (xii) of the second paragraph under "-- Limitation on Incurrence of Indebtedness" above, provided that such Liens (x) are required in order to obtain such financing, (y) are not materially more restrictive, taken as a whole, than Liens customarily accepted (or, in the absence of any industry custom, reasonably acceptable), in substantially non-recourse project financings and (z) apply only to the assets of the Person that has incurred such Non-Recourse Debt, the Capital Stock of such Person (or any other Person that, directly or indirectly owns such Capital Stock as its sole assets) and the income and proceeds therefrom; (m) Liens not in respect of Indebtedness consisting of the interest of the lessor under any lease Incurred in the ordinary course of business and not otherwise prohibited by the Indenture; (n) Liens which constitute banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract; (o) Liens incurred pursuant to the Security Agreement and (p) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i), provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased (other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of such Indebtedness).

     CHANGE OF CONTROL

     Under the terms of the Indenture, in the event of a Change of Control Triggering Event, the Company shall make an offer to purchase (a "Change of Control Offer") the Notes then outstanding at a purchase price of not less than 101% of the principal amount (excluding any premium) thereof plus accrued and unpaid interest to the Change of Control Purchase Date (as defined below) on the terms set forth in this provision. The date on which the Company shall purchase the Notes pursuant to this provision (the "Change of Control Purchase Date") shall be no earlier than 30 days, nor later than 60 days, after the notice referred to below is mailed, unless a longer period shall be required by law. The Company shall notify the Trustee in writing promptly after any Change of Control Triggering Event of the Company's obligation to offer to purchase all of the Notes.

     Notice of a Change of Control Offer shall be mailed by the Company to the Holders of the Notes at their last registered address (with a copy to the Trustee and the Paying Agent) within thirty (30) days after a Change in Control Triggering Event has occurred. The Change of Control Offer shall remain open from the time of mailing until a date not more than five (5) Business Days before the Change of Control Purchase Date. The notice shall contain all instructions and materials necessary to enable such Holders to tender (in whole or in part) the Notes pursuant to the Change of Control Offer. The notice, which shall govern the terms of the Change of Control Offer, shall state: (a) that the Change of Control Offer is being made pursuant to the Indenture; (b) the purchase price and the Change of Control Purchase Date; (c) that any Note not surrendered or accepted for payment will continue to accrue interest; (d) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; (e) that any Holder electing to have a Note purchased (in whole or in part) pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice (or otherwise make effective delivery of the Note pursuant to book-entry procedures and the related rules of the applicable depositories) at least five (5) Business Days before the Change of Control Purchase Date; and (f) that any Holder will be entitled to withdraw his or her election if the Paying Agent receives, not later than

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

three (3) Business Days prior to the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his or her election to have the Note purchased.

     On the Change of Control Purchase Date, the Company shall (i) accept for payment the Notes, or portions thereof, surrendered and properly tendered and not withdrawn, pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent, no later than 11:00 a.m. eastern standard time, money, in immediately available funds, sufficient to pay the purchase price of all the Notes or portions thereof so accepted and (iii) deliver to the Trustee, no later than 11:00 a.m. eastern standard time, the Notes so accepted together with an Officers' Certificate stating that such Notes have been accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the purchase price. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

     There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes at the time of any Change of Control.

     The Company will comply with all applicable tender offer rules, including, without limitation, Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES

     Under the terms of the Indenture, the Company shall not, and shall not permit any Project Company to, directly or indirectly, enter into, permit to exist, renew or extend any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of any assets or property or the rendering of any services) with any Affiliate of the Company (other than a Project Company) unless (i) the terms of such transaction or series of related transactions are (A) no less favorable to the Company or such Project Company as the case may be, than would be obtainable in a comparable transaction or series of related transactions in arm's-length dealings with an unrelated third party and (B) set forth in writing, if such transaction or series of related transactions involve aggregate payments or consideration in excess of $1,000,000, and (ii) with respect to a transaction or series of related transactions involving the sale, purchase, lease or exchange of property or assets having a value in excess of $5,000,000, such transaction or series of transactions has been approved by a majority of the disinterested members of the Board of Directors or, if there are no disinterested members of the Board of Directors, the Board of Directors of the Company shall have received a written opinion of an internationally recognized investment banking firm stating that such transaction or series of transactions is fair to the Company or such Project Company from a financial point of view.

     The foregoing provisions do not prohibit (i) the payment of reasonable fees to directors of the Company and the Project Companies who are not employees of the Company or a Project Company; (ii) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries not otherwise prohibited by the terms of the Indenture; (iii) the payment of any Restricted Payment which is expressly permitted to be paid pursuant to the second paragraph under "-- Covenants -- Limitation on Restricted Payments;" (iv) any issuance of securities or other reasonable payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements approved by the Board of Directors; (v) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;
(vi) loans or advances to employees in the ordinary course of business; (vii) any repurchase, redemption or other retirement of Equity Interests of the Company held by employees of the Company or any of the Project Companies upon death, disability or termination of employment at a price not in excess of the fair market value thereof approved by the Board of Directors or other governing body of such Project Company; (viii) the extension, renewal, entry into or payment pursuant to any services agreement with AES that provides for the payment by the Company to AES of fees on terms that are not more advantageous to AES than as provided under the Services Agreement as in effect on the Issue Date; and (ix) any agreement to do any of the foregoing. Any transaction which has been determined, in the written opinion of an independent internationally recognized investment banking firm, to be fair, from a financial point of view, to the Company or the applicable Project Company shall be deemed to be in compliance with this provision.

     LIMITATION ON SALES OF ASSETS AND REFINANCINGS

     Under the terms of the Indenture, the Company shall not, and shall not permit any Project Company to, consummate any Asset Sale other than to the Company or a Wholly Owned Subsidiary unless (i) the Company or such Project Company, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value, as determined, in good faith by the Board of Directors, as evidenced by a Board resolution, of the shares or assets disposed of pursuant to such Asset Sale, (ii) at least 75% of the consideration thereof received by the Company or such Project Company is in the form of cash or cash equivalents which are promptly converted into cash by the Person receiving such payment and (iii) an amount equal to 100% of the Net Available Cash is applied by the Company (or such Project Company, as the case may be) as set forth herein.

     Under the terms of the Indenture, to the extent that the fair market value (as determined in good faith by the Board of Directors, as evidenced by a Board resolution) of any asset, property or Capital Stock disposed of in any Asset Sale (other than an Asset Sale of the assets, property or Capital Stock of any Existing Subsidiary or Existing Joint Venture), together with the fair market value of all other assets, property, or Capital Stock sold, transferred or otherwise disposed of in such Asset Sales received during the twelve month period preceding the date of such Asset Sale, exceeds 5% of Consolidated Net Tangible Assets, then within 365 days (such period being the "Application Period") following the consummation of such Asset Sale, the Company or such Project Company shall apply the Net Available Cash from such Asset Sale as follows: (i) to the extent the Company or such Project Company elects, to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Project Company with Net Available Cash received by the Company or another Project Company or by means of an exchange of assets that achieves a similar effect); (ii) to the extent of the balance of such Net Available Cash after application in accordance with clause (i) and to the extent the Company or such Project Company elects (or is required by the terms of any Indebtedness or any Indebtedness of such Project Company), to prepay, repay or purchase Indebtedness of the Company (other than the Notes or Subordinated Indebtedness) or Indebtedness of any Project Company (other than Non-Recourse Debt, Indebtedness owed to the Company or an Affiliate of the Company or Preferred Stock); provided, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (ii) above, the Company or such Project Company shall retire such Indebtedness and cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (iii) as provided in the following paragraphs of this covenant.

     To the extent of the balance of the Net Available Cash after application in accordance with clauses (i) and (ii) of the preceding paragraph (the "Excess Proceeds"), the Company shall, within 30 days after the end of the Application Period, except as provided below, make an offer to purchase the Notes (an "Excess Proceeds Offer") at a purchase price of not less than 100% of the principal amount (excluding any premium) plus accrued and unpaid interest pursuant to and subject to the conditions set forth in the Indenture. To the extent that any Net Available Cash from any Asset Sale remains after an Excess Proceeds Offer, the Company or such Project Company may utilize such remaining Net Available Cash in any manner not otherwise prohibited by the Indenture.

     Under the Indenture, the Company shall not be required to make an Excess Proceeds Offer if the amount of Excess Proceeds is less than $5,000,000 for any particular Asset Sale (which lesser amounts shall not be carried forward for purposes of determining whether an Excess Proceeds Offer is required with respect to the Net Available Cash from any subsequent Asset Sale).

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company as an entirety to a Person in a transaction permitted under the covenant described under "-- Merger and Consolidation," the Successor Corporation (as defined below) shall be deemed to have sold the properties and assets of the Company not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

     Under the terms of the Indenture, the Company shall, within 30 days after the occurrence of any Special Proceeds Event, cause all Special Proceeds with respect to such Special Proceeds Event to be deposited into the Special Proceeds Account held by the Collateral Agent and shall, to the extent of the amounts on deposit in the Special Proceeds Account, except as provided below, make an offer to purchase the Notes (a "Special Proceeds Offer," and together with an Excess Proceeds Offer, an "Offer") at a purchase price of not less than 101% of the principal amount (excluding any premium) plus accrued and unpaid interest pursuant to and subject to the conditions set forth in the Indenture. To the extent that any Special Proceeds remain after a Special Proceeds Offer, the Collateral Agent shall retain such amounts on deposit in the Special Proceeds Account in the form of cash or Dollar Permitted Investments. Under the Indenture, the Company shall not be required to make a Special Proceeds Offer unless the amount held by the Collateral Agent in the Special Proceeds Account is greater than $5,000,000.

     The Company will make an Offer by mailing to each Holder, with a copy to the Trustee, within 30 days after the end of the relevant Application Period or Special Proceeds Event, a written notice that will specify the purchase date, which will not be less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date"), that will contain certain information concerning the business of the Company that the Company believes in good faith will enable the Holders to make an informed decision and that will contain information concerning the procedures applicable to the Offer (including, without limitation, the right of withdrawal) and the effect of such Offer on the Notes tendered. Holders that elect to have their Notes purchased will be required to surrender such Notes at least one Business Day prior to the Purchase Date. If at the expiration of the Offer period the aggregate purchase price of the Notes properly tendered by Holders pursuant to the Offer exceeds the amount of such Asset Sale Proceeds or Special Proceeds, as the case may be, the Notes or portions of Notes to be accepted for purchase will be selected by the Trustee in such manner as the Trustee deems to be fair and appropriate in the circumstances.

     If the Company is prohibited by applicable law from making the Offer or purchasing Notes thereunder, the Company need not make an Offer pursuant to this covenant for so long as such prohibition is in effect.

     The Company will comply with all applicable tender offer rules, including, without limitation, Rule 14e-1 under the Exchange Act, in connection with an Offer.


  MAINTENANCE OF CERTAIN CASH AMOUNTS


     Pursuant to the terms of the Indenture, at any time (x) prior to the later to occur of (i) the commencement of commercial operation of each of the Existing Joint Ventures and Existing Subsidiaries and (ii) January 1, 2000 or (y) at which the Fixed Charge Coverage Ratio is less than 2.0:1.0, the Company shall maintain (on an unconsolidated basis) cash and Permitted Investments of the type referred to in clauses (vi) and (vii) of the definition thereof (exclusive of any amounts held in the Debt Service Reserve Account or the Special Proceeds Account) in an amount equal to or greater than the Existing Project Company Net Cash Flow for the period from the Restricted Date to the date of determination. For purposes hereof, the "Restricted Date" means December 1, 1996 or, if the Fixed Charge Coverage Ratio shall at any time have been equal to or greater than 2.0:1.0, then the most recent date on which the Fixed Charge Coverage Ratio shall have decreased to below 2.0:1.0.

     LIMITATION ON THE ISSUANCE OF SUBSIDIARY CAPITAL STOCK.

     Pursuant to the terms of the Indenture, the Company shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of such Restricted Subsidiary's Capital Stock (including options, warrants or other rights to purchase shares of Capital Stock) except, to the extent not otherwise prohibited by the Indenture, (i) to the Company or another Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company or (ii) if the Net Cash Proceeds from such issuance or sale are applied, to the extent required to be applied, pursuant to the covenant described under "-- Limitation on Sales of Assets and Refinancings."

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

     LIMITATION ON CHANGES IN THE NATURE OF THE BUSINESS

     The Indenture provides that the Company and the Project Companies shall engage only in the Line of Business as well as any other activities reasonably related to the Line of Business.

     LIMITATION ON CERTAIN SUBSIDIARY INVESTMENTS

     The Indenture provides that the Company will not permit any Project Company with an interest in a Facility to make any Investment in or merge with any other Person with an interest in another Facility or in an Unrelated Business.

     Notwithstanding the foregoing, subject to any applicable restrictions imposed by the "Limitation on Restricted Payments" covenant described above, the Company may permit one or more of its Subsidiaries (each, an "Intermediate Holding Company") to serve as a holding company for the Company's direct and indirect interests in Facilities and Unrelated Businesses; provided that (i) each such Intermediate Holding Company's direct and indirect interest in any Facility or Unrelated Business shall be limited to the ownership of Capital Stock or Indebtedness of a Person with a direct or indirect interest in such Facility or Unrelated Business; (ii) no consensual encumbrance or restriction of any kind shall exist on the ability of any Intermediate Holding Company to make the payments, distributions, loans, advances or transfers referred to in clauses
(i) through (iii) of the first paragraph of the description of the "Limitations on Payment Restrictions Affecting Project Companies" covenant set forth above;
(iii) no Intermediate Holding Company shall incur, assume, create or suffer to exist any Indebtedness other than Indebtedness to the Company; and (iv) no Lien shall exist upon any assets of such Intermediate Holding Company whether now or hereafter acquired, except for Liens upon the Capital Stock of a Subsidiary of an Intermediate Holding Company securing Indebtedness of such Subsidiary.

     MAINTENANCE OF INSURANCE

     The Indenture provides that the Company shall cause each Project Company to maintain insurance policies covering such risks, in such amounts and with such terms as are normally carried by similarly situated foreign invested companies engaged in the Line of Business in the country in which such Project Company is located.

     GOVERNMENT APPROVALS, COMPLIANCE WITH LAWS

     The Indenture provides that the Company shall, and shall cause each Project Company to, at all times (i) obtain and maintain in full force and effect all government authorizations, approvals and consents relating to any Project Company or Facility and (ii) preserve and maintain good and valid title to its properties and assets (subject to the "Limitation on Liens" covenant), except in any such case where any failure to comply with clause (i) or (ii) would not reasonably be expected to have a material adverse effect on the business or results of operations of the Company and its Restricted Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations under the Indenture or the Notes.

     The Indenture also provides that the Company will, and will cause each Project Company to, comply with all applicable laws, rules, regulations and orders of, and all applicable restrictions imposed by, any governmental authority or regulatory body in respect of the conduct of its business and the ownership of its properties, except to the extent that any failure to comply therewith would not reasonably be expected to have a material adverse effect on the business or results of operations of the Company and its Restricted Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations under the Indenture or the Notes.

     OPERATION AND MAINTENANCE

     The Indenture provides that the Company shall, and shall cause each Project Company to, in all material respects operate and maintain each Facility in accordance with prudent industry operating and maintenance practices generally accepted in the Line of Business.

     MERGER AND CONSOLIDATION

     Under the terms of the Indenture, the Company shall not, in a single transaction or through a series of related transactions, consolidate, merge or amalgamate with or into any other corporation or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons unless: (i) either (A) the Company shall be the continuing Person, or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company as an entirety are transferred (the "Successor Corporation") shall be a corporation organized and existing under the laws of Bermuda, the United States (or any state thereof or the District of Columbia) or any other member country of the Organization for Economic Cooperation and Development and shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the trustee, all the obligations of the Company under the Indenture and the Notes; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; (iii) the Company shall have delivered, or caused to be delivered, to the Trustee (A) an Officer's Certificate stating that such consolidation, merger or amalgamation or such transfer complies with the "Merger and Consolidation" covenant under the Indenture and that all conditions precedent under the Indenture provided for or relating to such transaction have been complied with; (B) an Opinion of Counsel of local counsel of recognized standing as to the legal issues relating thereto; and (C) an Opinion of Counsel of United States independent counsel of recognized standing to the effect that the Holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such consolidation, merger or amalgamation or such transfer and will be subject to United States federal income tax (if subject to United States federal income tax at all either before or after such consolidation, merger or amalgamation or such transfer) on the same amount and in the same manner and at the same time as would have been the case if such consolidation, merger or amalgamation or such transfer had not occurred; (iv) the Successor Corporation shall expressly agree to indemnify each Holder of a Note against any tax, assessment or governmental charge payable by withholding or deduction thereafter imposed on such Holder or with respect to the payment of principal and interest on the Notes solely as a consequence of such consolidation, merger or amalgamation or such transfer; (v) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) or a Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred by such Person at the time of such transaction), the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (vi) immediately after giving effect to such transaction, on a pro forma basis, the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph under "-- Limitation on Indebtedness."

     Upon any such assumption by the Successor Corporation, except in the case of a lease, the Successor Corporation shall succeed to and be substituted for the Company under the Indenture and the Notes and the Company shall thereupon be released from all obligations under the Indenture and under the Notes and the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated. The Successor Corporation thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, all or any of the Notes issuable under the Indenture which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of the Successor Corporation instead of the Company and subject to all the terms, conditions and limitations prescribed in the Indenture, the Trustee shall authenticate and shall deliver any Notes which the Successor Corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under the Indenture as the Notes theretofore or thereafter issued in accordance with the terms of the Indenture as though all such Notes had been issued at the date of the execution of the Indenture.

     In the case of any such consolidation, merger, amalgamation or transfer, such changes in form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     The Indenture provides that the Company shall deliver to the Trustee and to the Holders, within 30 days after it files them with the Commission, copies of its annual and quarterly reports which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Indenture requires the Company to continue to file with the Commission and provide to the Trustee and to the Holders annual audited financial statements and quarterly unaudited financial statements, along in each case with a discussion and analysis thereof, all in the form the Company would be required to file were it subject to such reporting requirements. The Company shall not be obligated to file any such reports with the Commission if the Commission does not permit such filings. The Company shall also be required to deliver, together with each annual and quarterly financial statements delivered pursuant to this paragraph, a calculation of the Fixed Charge Coverage Ratio as of the end of the period to which such financial statements relate.

EVENTS OF DEFAULT

     "Events of Default" are defined in the Indenture as the following events:
(a) default for 30 days in payment of any interest installment due and payable on the Notes, (b) default in payment of the principal when due on any Note, or failure to redeem or purchase Notes when required pursuant to the Indenture or the Notes; (c) default in performance of any other covenants or agreements in the Indenture, the Notes or the Security Agreement for 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; (d) there shall have occurred either (i) a default by the Company or any Project Company under any instrument or instruments under which there is or may be secured or evidenced any Indebtedness of the Company or any Project Company (other than the Notes or any Non-Recourse Debt) having an outstanding principal amount of $5,000,000 (or its foreign currency equivalent) or more individually or in the aggregate that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity or (ii) a default by the Company or any Project Company in the payment when due of any portion of the principal under any instrument or instruments under which there is or may be secured or evidenced any Indebtedness of the Company or any Project Company (other than the Notes or any Non-Recourse Debt), and such unpaid portion exceeds $5,000,000 (or its foreign currency equivalent) individually or in the aggregate and is not paid, or such default is not cured or waived, within any grace period applicable thereto, unless such Indebtedness is discharged within 20 days of the Company or a Project Company becoming aware of such default; (e) any final judgment or order (not covered by insurance) for the payment of money shall be rendered against the Company or any Project Company in an amount in excess of $5,000,000 (or its foreign currency equivalent) individually or in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) and shall not be discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order in excess of $5,000,000 (or its foreign currency equivalent) individually or in the aggregate during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (f) (A) other than in accordance with the provisions of the Indenture or the Security Agreement, for any reason, other than the satisfaction in full and discharge of the obligations secured thereby, the Collateral Agent shall cease to have a first priority security interest in the Collateral or (B) other than in accordance with the provisions of the Indenture, the Company asserts in writing that the Security Agreement has ceased to be

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

or is not in full force and effect; or (g) certain events of bankruptcy or insolvency of the Company or any Restricted Subsidiary.

     If any Event of Default (other than an Event of Default described in clause
(g) with respect to the Company or any Restricted Subsidiary) occurs and is continuing, the Indenture provides that the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes by notice to the Company and the Trustee, may declare the principal amount of the Notes and any accrued and unpaid interest to be due and payable immediately. If an Event of Default described in clause (g) with respect to the Company or any Restricted Subsidiary occurs, the principal of and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of Notes. The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind any such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived other than the non-payment of principal of or interest on the Notes which shall have become due by such declaration. No such rescission shall affect any subsequent or other Default or Event of Default or impair any consequent right.

     The Company must file annually with the Trustee a certificate describing any Default by the Company in the performance of any conditions or covenants that has occurred under the Indenture and its status. The Company must give the Trustee written notice within 30 days of any Default under the Indenture that could mature into an Event of Default.

     The Trustee is entitled, subject to the duty of the Trustee during a Default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the Indenture at the direction of the Holders of the Notes or which requires the Trustee to expend or risk its own funds or otherwise incur any financial liability. The Indenture also provides that the Holders of a majority in principal amount of the Notes issued under the Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; however, the Trustee may refuse to follow any such direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other Holders of the Notes, or would involve the Trustee in personal liability.

     The Indenture provides that while the Trustee generally must mail notice of a Default or Event of Default to the Holders of the Notes within 90 days of occurrence, the Trustee may withhold notice to the Holders of the Notes of any Default or Event of Default (except in payment on the Notes) if the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Notes.

MODIFICATION OF THE INDENTURE

     Under the terms of the Indenture, the Company and the Trustee may, with the consent of the Holders of a majority in principal amount of the outstanding Notes, amend or supplement the Indenture, the Notes or the Security Agreement except that no amendment or supplement may, without the consent of each affected Holder, (i) reduce the principal of or change the Stated Maturity of any Note,
(ii) reduce the rate of or change the time of payment of interest on any Note,
(iii) change the currency or consideration of payment of the Notes, (iv) reduce the premium payable upon the redemption of any Note, or change the time at which any such Note may or shall be redeemed, (v) amend, change or modify the obligations of the Company to make or consummate any Change of Control Offer or Offer or modify any of the provisions or definitions with respect thereto, (vi) permit the release or termination of all or substantially all of the Liens of the Collateral Agent on the Collateral or deprive the Holders of all or substantially all of the security afforded by the Liens of the Security Agreement, (vii) release the Company from all of its obligations under the Indenture other than pursuant to the provisions described under "-- Covenants -- Merger and Consolidation," (viii) reduce the amount of Notes, the Holders of which must consent to an amendment or supplement, (ix) change the obligation of the Company to pay Additional Amounts or (x) change the provisions of the Indenture relating to waiver of past defaults, rights of Holders of the Notes to receive payments or the provisions relating to amendments of the Indenture that require the consent of Holders of each affected Note.

ACTIONS BY HOLDERS

     Under the terms of the Indenture, a Holder of Notes may not pursue any remedy with respect to the Indenture or the Notes (except actions for payment of overdue principal or interest), unless (i) the Holder has given notice to the Trustee of a continuing Event of Default, (ii) Holders of at least 25% in aggregate principal amount of the Notes have made a written request to the Trustee to pursue such remedy, (iii) such Holder or Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days of such request and offer and (v) the Holders of a majority in principal amount of the Notes have not given the Trustee an inconsistent direction during such 60-day period.

DEFEASANCE, DISCHARGE AND TERMINATION

     Defeasance and Discharge. The Indenture provides that the Company will be discharged from any and all obligations in respect of the Notes, and the provisions of the Indenture will no longer be in effect with respect to such Notes (except for, among other matters, certain obligations to register the transfer or exchange of such Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust, and the rights of Holders to receive payments of principal and interest thereon solely from the trust discussed below), on the 123rd day after the date of the deposit with the Trustee, in trust, of money, U.S. Government Obligations or a combination thereof that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and interest on such Notes when due in accordance with the terms of the Indenture and such Notes. Such a trust may only be established if, among other things, (i) the Company has delivered to the Trustee either (a) an Opinion of Counsel from recognized tax counsel (who may not be an employee of the Company) to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture or (b) a ruling of the Internal Revenue Service to such effect and (ii) no Default under the Indenture shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date of deposit and such deposit shall not result in or constitute a Default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound.


     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the obligations of the Company under certain of the provisions described under "-- Covenants" and the limitations contained in
(v) and (vi) under "-- Covenants -- Merger and Consolidation" shall be terminated; clauses (d), (e) and (f) under "-- Events of Default" shall be deemed not to be Events of Default under the Indenture, and the provisions described herein under "-- Ranking" shall not apply, upon the deposit with the Trustee or Paying Agent (as defined below) (other than the Company or a Subsidiary or Affiliate of the Company), in trust, of money, U.S. Government Obligations or a combination thereof that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and interest on the Notes issued thereunder when due in accordance with the terms of the Indenture and such Notes. Such a trust may only be established if, among other things, the provisions described in clause (ii) of the immediately preceding paragraph have been satisfied and the Company has delivered to the Trustee an Opinion of Counsel from a recognized tax counsel (who may not be an employee of the Company) to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.


     Defeasance and Certain other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes, as described in the immediately preceding paragraph, and such Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay principal of and interest on Notes on the respective dates on which such amounts are due but may not be sufficient to pay amounts due on such Notes at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.


UNCLAIMED MONEY


     Under the terms of the Indenture, subject to any applicable abandoned property law, the Trustee will pay to the Company upon request any money held by it for the payment of principal or interest that remains unclaimed for two years. After payment to the Company, Holders of Notes entitled to such money must look to the Company for payment as general creditors.

CONCERNING THE TRUSTEE AND PAYING AGENT


     Bankers Trust Company will act as Trustee under the Indenture and will initially be Paying Agent and Registrar for the Notes. The Company may have in the future other relationships with such bank.


GOVERNING LAW

     The laws of the State of New York will govern the Indenture, the Notes and the Security Agreement.

CONSENT TO JURISDICTION AND SERVICE OF PROCESS

     The Indenture provides that the Company will irrevocably appoint Prentice-Hall Corporation System, Inc. as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes brought in any federal or state court located in New York, New York and will irrevocably submit to the jurisdiction thereof.

FORM, DENOMINATION AND REGISTRATION

     The Notes will be issued in fully registered form, without coupons, in denominations of US$1,000 and integral multiples thereof. The Notes will be represented by a single Global Note, and, in certain limited circumstances, may be represented by Notes in definitive form registered in the name of individual purchasers or their nominees ("Certificated Notes"). Notes which have become mutilated, defaced, destroyed, lost or stolen may be replaced upon the terms set forth in the Indenture.

GLOBAL NOTE

     The Global Note will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the Global Note will be represented by, and transfers thereof will be effected only through, book-entry accounts of financial institutions acting on behalf of the actual purchasers of interests in the Global Note, as a direct or indirect participant in DTC. Investors may elect to hold interests in the Global Note through any of DTC or Euroclear or Cedel if they are participants of such systems, or indirectly through organizations which are participants in such systems.

CERTIFICATED NOTES

     If (i) DTC is at any time unwilling or unable to continue as depositary for the Global Note or ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be and, in either case, a successor depositary is not appointed by the Company within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, (ii) the Company determines that the Global Note shall be exchanged or exchangeable for Certificated Notes or (iii) an Event of Default has occurred and is continuing, then, in any such case, the Company will issue or cause to be issued Certificated Notes upon registration of, transfer of or in exchange for the Global Note. Certificated Notes will be registered in such names and in such denominations as DTC shall request. Subject to the terms of the Indenture, Certificated

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

Notes may be transferred by surrender of such Note at the Corporate Trust Office of the Trustee, or at the office of the transfer agent.

REGISTRATION AND PAYMENTS

     Beneficial interests in the Global Note may only be held in, and Certificated Notes will only be issued in, denominations of US$1,000 and integral multiples thereof. The Company will appoint the Trustee as registrar, principal paying agent and transfer agent of the Notes. In such capacities, the Trustee will be responsible for, among other things, (i) maintaining a record of the aggregate holdings of Notes represented by the Global Note and the Certificated Notes, and accepting Notes for exchange and registration of transfer, (ii) ensuring that payments of principal and interest in respect of the Notes received by the Trustee from the Company are duly paid to the depositaries or their respective nominees and any other Holders of any Notes and
(iii) transmitting to the Company any notices from Holders of any Notes.

     Upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the respective principal amounts of the individual beneficial interests represented by such Global Note to the accounts of Persons who have accounts with such depositary. Ownership of beneficial interests in the Global Note will be limited to Persons who have accounts with such depositary or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of Persons other than participants).

     So long as DTC, or its nominee, is the registered Holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer the interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and Cedel).

GLOBAL CLEARANCE AND SETTLEMENT

     Links have been established among DTC, Cedel and Euroclear to facilitate the initial issuance of the Notes and cross-market transfers of the Notes associated with secondary market trading. DTC will be linked to The Chase Manhattan Bank, a New York banking corporation, as depositary of the Euroclear system and Citibank, N.A. as depositary for Cedel (the "Depositaries"). The Notes will be tradeable as home market instruments in both the European and U.S. domestic markets.

     Although DTC, Euroclear and Cedel have agreed to the procedures provided below in order to facilitate transfers of Notes among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of the respective obligations under the rules and procedures governing their operations.

THE CLEARING SYSTEMS

     DTC, Euroclear and Cedel have advised the Company as follows:

     DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom own DTC, and may include the Underwriters. Indirect access to the DTC system is also available to others that clear through or maintain a custodial

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

relationship with a DTC participant, either directly or indirectly. Transfers of ownership or other interests in Notes in DTC may be made only through DTC participants. In addition, beneficial owners of Notes in DTC will receive all distributions of principal of and interest on the Notes from the Trustee through such DTC participant.

     Cedel. Cedel is incorporated under the laws of Luxembourg as a professional depositary. Cedel holds securities for its participants and facilities the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Cedel provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel interfaces with domestic markets in several countries. As a professional depositary, Cedel is subject to regulation by the Luxembourg Monetary Institute. Cedel participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Cedel is also available to others that clear through or maintain a custodial relationship with a Cedel participant either directly or indirectly.

     Distributions with respect to Notes held beneficially through Cedel will be credited to cash accounts of Cedel participants in accordance with its rules and procedures, to the extent received by the Depositary for Cedel.

     Euroclear. Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms an Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with Persons holding through Euroclear participants.

     Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the Depositary for Euroclear.

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

INITIAL SETTLEMENT

     Initial settlement for the Notes will be made in immediately available funds. All Notes will be issued in the form of global notes in book-entry form and will be deposited with the Trustee, as custodian for DTC. Investors' interests in Notes held in book-entry form by DTC will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Euroclear and Cedel will initially hold positions on behalf of their participants through their respective Depositaries.

     Investors electing to hold their Notes through DTC (other than through accounts at Euroclear or Cedel) must follow the settlement practices applicable to United States corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

     Investors electing to hold their Notes through Euroclear or Cedel accounts will follow the settlement procedures applicable to conventional Eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear Holders and of Cedel Holders on the business day following the settlement date against payment for value on the settlement date.

SECONDARY MARKET TRADING

     Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

     Trading between DTC participants. Secondary market trading between DTC participants (other than Depositaries) will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in same-day funds using DTC's Same Day Funds Settlement System.

     Trading between Euroclear and/or Cedel participants. Secondary market trading between Euroclear participants and/or Cedel participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedel and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in same-day funds.

     Trading between DTC seller and Euroclear or Cedel purchaser. When Notes are to be transferred from the account of a DTC participant (other than the Depositaries) to the account of a Euroclear participant or a Cedel participant, the purchaser must send instructions to Euroclear or Cedel through a participant at least one business day prior to settlement. Euroclear or Cedel, as the case may be, will instruct the relevant Depositary to receive the Notes against payment. Payment will then be made by such Depositary to the DTC participant's account against delivery of the Notes. Payment will include interest accrued on the Notes from and including the last interest payment date to and excluding the settlement date, on the basis of a calendar year consisting of twelve 30 day calendar months. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the respective Depositary to the DTC participant's account against delivery of the Notes. After settlement has been completed, the Notes will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Euroclear participant's or Cedel participant's account. Credit for the Notes will appear on the next day (European time) and cash debit will be back-valued to, and the interest on the Notes will accrue from, the value date (which would be the preceding day when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade date fails), the Euroclear or Cedel cash debit will be valued instead as of the actual settlement date.

     Euroclear participants or Cedel participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Euroclear or Cedel. Under this approach, they may take on credit exposure to Euroclear or Cedel until the Notes are credited to their accounts one day later.

     As an alternative, if Euroclear or Cedel has extended a line of credit to them, participants can elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Cedel participants purchasing Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the Notes were credited to their accounts. However, interest on the Notes would accrue from the value date. Therefore, in many cases, the investment income on Notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant's particular cost of funds.

     Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending Notes to the relevant Depositary for the benefit of Euroclear participants or Cedel participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a crossmarket transaction will settle no differently than a trade between two DTC participants.

     Finally, day traders that use Euroclear or Cedel and that purchase Notes from DTC participants for credit to Euroclear participants or Cedel participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

          (1) borrowing through Euroclear or Cedel for one day (until the purchase side of the day trade is reflected in their Euroclear account or Cedel account) in accordance with the clearing system's customary procedures;

          (2) borrowing the Notes in the United States from a DTC participant no later than one day prior to settlement, which would give the Notes sufficient time to be reflected in the borrower's Euroclear account or Cedel account in order to settle the sale side of the trade; or

          (3) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear participant or Cedel participant.

     Trading between Euroclear or Cedel seller and DTC purchaser. Due to the time zone differences in their favor, Euroclear participants or Cedel participants may employ their customary procedures for transactions in which Notes are to be transferred by the respective clearing system through the relevant Depositary to another DTC participant. The seller must send instructions to Euroclear or Cedel through a participant at least one business day prior to settlement. In these cases, Euroclear or Cedel will instruct its Depositary to credit the Notes to the DTC participant's account against payment. Payment will include interest accrued on the Notes from and including the last interest payment date to and excluding the settlement date, on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest accrued to the excluding the first day of the following month. Payment will then be made by the respective Depositary to the DTC participant's account against delivery of the Notes. The payment will then be reflected in the account of the Euroclear participant or Cedel participant the following day, and receipt of the cash proceeds in the Euroclear or Cedel participant's account will be back-valued to the value date (which would be the preceding day when settlement occurs in New
York). If the Euroclear participant or Cedel participant has a line of credit with its respective clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over the one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Euroclear or Cedel participant's account would instead be valued as of the actual settlement date.

     As is the case with respect to sales by a DTC participant to a Euroclear or Cedel participant, participants in Euroclear and Cedel will have their accounts credited the day after their settlement date. See "-- Trading between DTC Seller and Euroclear or Cedel Purchaser" above.

                                    TAXATION

     The following is a summary of certain material Bermuda and United States federal income tax consequences applicable to an investor in connection with the purchase, ownership and sale of the Notes.

     The discussion below does not purport to address Bermuda or U.S. federal income tax consequences applicable to specific potential investors, nor does the discussion address the special tax rules applicable to certain categories of investors such as banks, dealers in securities, tax-exempt entities and insurance companies. In addition, it does not address any tax consequences arising under the tax laws of any state or locality of the United States. Prospective investors should therefore consult their tax advisors as to the particular tax consequences to them of any investment in the Notes.

BERMUDA TAXATION

     In the opinion of Conyers, Dill and Pearman, Bermuda Counsel to the Company, the following is a summary of the material Bermuda tax consequences relevant to the purchase, ownership and disposition of the Notes.

     Under current law in Bermuda there is no income, capital gains or withholding tax, corporation or profits tax, capital transfer tax, estate duty or inheritance tax payable by the Company or the Holders, other than Holders ordinarily resident in Bermuda.

     No stamp duty will be imposed in Bermuda on the issuance of the Notes. No stamp duty is payable in Bermuda on any transfer of the Notes or on any agreement for the transfer of the Notes.

     The Company has obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event of there being enacted in Bermuda any legislation imposing withholding or other tax computed on profits or income, or computed on any capital assets gain or appreciation or any tax in the nature of an estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to the Company or to any of its operations or to the Notes except insofar as such tax applies to persons ordinarily resident in Bermuda.

     As an exempted company, the Company is liable to pay in Bermuda a registration fee upon its authorized share capital and the premium on its issued shares at a rate not exceeding $25,000 per annum.

UNITED STATES TAXATION

     The following is a summary of certain United States Federal income tax considerations for original purchasers of the Notes. This summary is based upon existing United States Federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States Federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as Notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations). In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their Notes as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended. Prospective investors should consult their tax advisors regarding the United States Federal, state, local, and foreign income and other tax considerations of owning and disposing of the Notes.

     For purposes of this summary, a "U.S. Holder" is an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or any state or political subdivision thereof, an estate that is subject to United States Federal income taxation without regard to the source of its income, or a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust.

     U.S. HOLDERS

     Interest. Interest payable on the Notes will be includible in the income of a U.S. Holder in accordance with such holder's normal method of accounting and will constitute foreign source income for United States

Federal income tax purposes. If any foreign taxes are imposed in respect of payments on the Notes, a U.S. Holder may be eligible, subject to a number of complex limitations, for a foreign tax credit.

     Sale, Redemption or Other Disposition. A U.S. Holder will recognize capital gain or loss upon the sale, redemption or other disposition of a Note in an amount equal to the difference between the amount realized from such disposition and his tax basis in the Note. Such gain or loss will be long-term if the Note is held for more than one year. Any such capital gain will generally be treated as United States source income. Although the matter is subject to some uncertainty, any such loss may be treated as foreign source loss for United States Federal income tax purposes.

     NON-U.S. HOLDERS

     An investment in the Notes by a non-U.S. Holder will not give rise to any United States Federal income tax consequences, unless the interest received on, or any gain recognized on the sale or other disposition of, the Notes by such holder is treated as effectively connected with the conduct by such holder of a trade or business in the United States or, in the case of gains derived by an individual, such individual is present in the United States for 183 days or more and certain other requirements are met.

     Payments in respect of the Notes may be subject to information reporting to the United States Internal Revenue Service and to back-up withholding tax at the rate of 31%. In order to avoid back-up withholding on payments of interest and principal made in the United States, a non-U.S. Holder of the Notes must generally complete, and provide the payor with, a Form W-8 ("Certificate of Foreign Status"), or other documentary evidence, certifying that such holder is an exempt foreign person or otherwise establish an exemption from backup withholding.

                     CERTAIN FOREIGN ISSUER CONSIDERATIONS

     The discussion below is based on the advice of Conyers, Dill & Pearman, Bermuda counsel to the Company.


     Application will be made for the permission of the Bermuda Monetary Authority for the issuance of the Notes by the Company up to an aggregate amount of $180,000,000. Although it is expected that such permission will be obtained, there can be no guarantee that the application will be successful. In addition, a copy of this Registration Statement will be filed with the Registrar of Companies in Bermuda pursuant to the Companies Act 1981 of Bermuda.


     IT MUST BE DISTINCTLY UNDERSTOOD THAT, IN GRANTING SUCH PERMISSION AND UPON ACCEPTING THIS REGISTRATION STATEMENT FOR FILING, THE BERMUDA MONETARY AUTHORITY AND THE REGISTRAR OF COMPANIES IN BERMUDA WILL ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY SCHEMES OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED WITH REGARD TO THEM.

     The Company has been classified as a non-resident, for exchange control purposes, of the Bermuda Exchange Control area by the Bermuda Monetary Authority. The transfer of Notes between persons regarded as resident outside Bermuda for exchange control purposes and the issue and redemption of the Notes to or by such persons may be effected without specific consent under the Exchange Control Act 1972 of Bermuda and regulations made thereunder. Issues and transfers of Notes involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under such Act. The Company, by virtue of being a non-resident of Bermuda for exchange control purposes, is free to acquire, hold and sell any foreign currency and security without restriction under the laws of Bermuda.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated        , 1996 (the "Underwriting Agreement"), the underwriters
named below (the "Underwriters") have severally agreed to purchase, and the Company has agreed to sell to them, the respective principal amounts of the Notes set forth opposite their names below:


                                                                              PRINCIPAL
                                                                              AMOUNT OF
                                     NAME                                       NOTES
    -----------------------------------------------------------------------  ------------
    Morgan Stanley & Co. Incorporated......................................  $
    Donaldson, Lufkin & Jenrette Securities Corporation....................
              Total........................................................  $180,000,000
                                                                              ===========


     The Underwriting Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the Notes is subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

     The Underwriters initially propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus and part to certain dealers at prices that represent concessions not
in excess of      % of the principal amount of the Notes. The Underwriters may
allow, and such dealers may reallow, concessions not in excess of      % of the
principal amount of the Notes to certain other dealers. After the initial public offering, the offering price and other selling terms may be varied from time to time by the Underwriters.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

     The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing the Notes on any securities exchange or for quotation through any inter-dealer quotation system. The Company has been advised by Morgan Stanley & Co. Incorporated that it presently intends to make a market in the Notes as permitted by applicable laws and regulations. Morgan Stanley & Co. Incorporated is not obligated, however, to make a market in any of the Notes and any such market making may be discontinued at any time without notice at the sole discretion of Morgan Stanley & Co. Incorporated. No assurances can be given as to the liquidity of, or the trading market for, the Notes.

     Representatives of the Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.


     Each of Morgan Stanley & Co. Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation and certain of their respective affiliates have provided, and may continue to provide, investment banking services to the Company.



                                 LEGAL MATTERS


     Certain legal matters in connection with this Offering will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom (International), for the Underwriters by Davis Polk & Wardwell, New York, New York. Certain legal matters pertaining to the laws of the People's Republic of China will be passed upon by Commerce & Finance Law Office, Beijing, China. Legal matters pertaining to Bermuda law will be passed upon by Conyers, Dill & Pearman, Hamilton, Bermuda.

                                    EXPERTS

     The Consolidated Financial Statements included in this Prospectus for the period ended November 30, 1994 and the year ended November 30, 1995 have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGES
                                                                                        -----
CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Auditors......................................................   F-2
  Consolidated Statements of Operations for the period ended November 30, 1994, the fiscal year ended November 30, 1995 and the nine months ended August 31, 1995 and
     August 31, 1996 (unaudited)......................................................   F-3
  Consolidated Balance Sheets as of November 30, 1994, November 30, 1995 and August
     31, 1996 (unaudited).............................................................   F-4
  Consolidated Statements of Shareholders' Equity for the period ended November 30,
     1994, the fiscal year ended November 30, 1995 and the nine months ended August
     31, 1996 (unaudited).............................................................   F-6
  Consolidated Statements of Cash Flows for the period ended November 30, 1994, the fiscal year ended November 30, 1995 and the nine months ended August 31, 1995 and
     August 31, 1996 (unaudited)......................................................   F-8
  Notes to Consolidated Financial Statements..........................................   F-9

                         REPORT OF INDEPENDENT AUDITORS

TO THE SHAREHOLDERS OF
AES CHINA GENERATING CO. LTD.

     We have audited the accompanying consolidated balance sheets of AES China Generating Co. Ltd. and its subsidiaries as of November 30, 1994 and 1995 and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from December 7, 1993 (inception) to November 30, 1994 and for the year ended November 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AES China Generating Co. Ltd. and its subsidiaries as of November 30, 1994 and 1995, and the results of their operations and cash flows for the period from December 7, 1993 (inception) to November 30, 1994 and for the year ended November 30, 1995 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE TOUCHE TOHMATSU

Hong Kong
January 25, 1996

                         AES CHINA GENERATING CO. LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            FISCAL PERIOD
                                                           ENDED NOVEMBER        NINE MONTHS ENDED
                                                                 30,                AUGUST 31,
                                                          -----------------   -----------------------
                                                           1994      1995        1995         1996
                                                          -------   -------   ----------   ----------
                                                                                    (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Electricity sales.....................................  $    38   $   702    $    916     $  6,553
  Construction delay fee................................       --       680          --          400
                                                          -------   -------     -------      -------
          Total revenues................................       38     1,382         916        6,953
Operating costs and expenses:
  Costs of sales........................................       68       635         496        3,867
  Development, selling, general and administrative
     expenses...........................................    6,927     9,259       6,920        5,229
                                                          -------   -------     -------      -------
          Total operating costs and expenses............    6,995     9,894       7,416        9,096
                                                          -------   -------     -------      -------
Operating loss..........................................   (6,957)   (8,512)     (6,500)      (2,143)
Other income/(expense):
  Interest income.......................................    6,589    10,529       8,060        5,001
  Interest expense......................................       --        --          --         (679)
  Equity in earnings of affiliates......................       --       206         102          441
                                                          -------   -------     -------      -------
Income/(loss) before income taxes and minority
  interest..............................................     (368)    2,223       1,662        2,620
  Income taxes..........................................       --        --          --          455
  Minority interest.....................................        3        85          93          218
                                                          -------   -------     -------      -------
Net income/(loss).......................................  $  (371)  $ 2,138    $  1,569     $  1,947
                                                          -------   -------     -------      -------
Net income/(loss) per share.............................  $ (0.03)  $  0.12    $   0.09     $   0.12
                                                          =======   =======     =======      =======
Weighted average number of shares.......................   14,817    17,391      17,487       15,649
                                                          =======   =======     =======      =======

                See notes to consolidated financial statements.

                         AES CHINA GENERATING CO. LTD.

                          CONSOLIDATED BALANCE SHEETS

                                                                 AS OF NOVEMBER 30,      AS OF
                                                                 -------------------   AUGUST 31,
                                                                   1994       1995        1996
                                                                 --------   --------   ----------
                                                                                       (UNAUDITED)
                                                                    (IN THOUSANDS, EXCEPT PAR
                                                                    VALUES AND SHARE AMOUNTS)
                                             ASSETS
Current Assets:
  Cash and cash equivalents....................................  $ 95,486   $125,684    $  92,043
  Investments -- held-to-maturity..............................    91,633     41,609        6,657
  Investments -- available-for-sale............................        --      2,995        5,911
  Accounts receivable from related parties.....................        41        463        4,179
  Interest receivable..........................................       976        293          139
  Inventory....................................................        18         31          956
  Prepaid expenses and other current assets....................       380        422        1,530
                                                                 --------   --------     --------
          Total current assets.................................   188,534    171,497      111,415
Property, Plant and Equipment:
  Electric generating facilities...............................     3,592      6,468       59,303
  Equipment, furniture and leasehold improvements..............       632      1,233        2,260
  Accumulated depreciation and amortization....................      (107)      (665)      (2,221)
  Construction in progress.....................................     6,969     39,555       74,442
                                                                 --------   --------     --------
          Total property, plant and equipment, net.............    11,086     46,591      133,784
Other Assets:
  Project development costs....................................        --      1,083          892
  Investments in and advances to affiliates....................        --      2,566       19,185
  Investments -- held-to-maturity..............................    10,941         --           --
  Note receivable..............................................        --      7,500        4,214
  Deposits and other assets....................................       309        634          812
                                                                 --------   --------     --------
          Total other assets...................................    11,250     11,783       25,103
                                                                 --------   --------     --------
          TOTAL................................................  $210,870   $229,871    $ 270,302
                                                                 ========   ========     ========

                See notes to consolidated financial statements.

                         AES CHINA GENERATING CO. LTD.

                                                                 AS OF NOVEMBER 30,      AS OF
                                                                 -------------------   AUGUST 31,
                                                                   1994       1995        1996
                                                                 --------   --------   ----------
                                                                                       (UNAUDITED)
                                                                    (IN THOUSANDS, EXCEPT PAR
                                                                    VALUES AND SHARE AMOUNTS)
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable -- The AES Corporation......................  $    902   $    214    $   1,747
  Accounts payable.............................................        85        537        1,817
  Payable for repurchase of shares.............................        --     10,011           --
  Payable for investment purchase..............................        --      2,995           --
  Accrued liabilities..........................................     1,080      1,430        1,372
  Accrued liabilities for construction.........................        --         --        7,618
  Loans from minority shareholders -- current portion..........        --        351        1,365
  Notes payable................................................        --      1,000          481
                                                                 --------   --------     --------
          Total current liabilities............................     2,067     16,538       14,400
Long-Term Liabilities:
  Deferred income taxes........................................        --         --          455
  Loans from minority shareholders.............................        --      6,666       33,982
                                                                 --------   --------     --------
          Total long-term liabilities..........................        --      6,666       34,437
Minority Interest..............................................     7,219     19,082       33,345
Commitments and Contingencies
Shareholders' Equity:
  Class A common stock -- par value $0.01 per share,
     (50,000,000 shares authorized; 1995 -- 10,216,000 shares
     issued; 1996 -- 8,134,100 shares issued and outstanding
     after deducting retirement of treasury stock).............       102        102           81
  Class B common stock -- par value $0.01 per share,
     (50,000,000 shares authorized; 7,500,000 shares issued and
     outstanding)..............................................        75         75           75
  Additional paid-in capital...................................   201,762    201,762      183,980
  Retained earnings/(accumulated deficit)......................      (371)     1,767        3,714
  Cumulative translation adjustment............................        16        250          270
  Treasury stock, at cost, (1,912,600 shares at November 30,
     1995).....................................................        --    (16,371)          --
                                                                 --------   --------     --------
          Total shareholders' equity...........................   201,584    187,585      188,120
                                                                 --------   --------     --------
          TOTAL................................................  $210,870   $229,871    $ 270,302
                                                                 ========   ========     ========

                See notes to consolidated financial statements.

                         AES CHINA GENERATING CO. LTD.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                CLASS A              CLASS B
                                                             COMMON STOCK          COMMON STOCK
                                                          -------------------   ------------------
                                                            SHARES     AMOUNT    SHARES     AMOUNT
                                                          ----------   ------   ---------   ------
                                                            (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE DECEMBER 7, 1993................................          --    $ --           --    $ --
Issuance of Class B common stock........................          --      --    7,500,000      75
Issuance of Class A common stock........................  10,216,000     102           --      --
Foreign currency translation............................          --      --           --      --
Net loss for the period.................................          --      --           --      --
                                                          ----------    ----    ---------     ---
BALANCE NOVEMBER 30, 1994...............................  10,216,000     102    7,500,000      75
Purchase of treasury stock..............................          --      --           --      --
Foreign currency translation............................          --      --           --      --
Net income for the year.................................          --      --           --      --
                                                          ----------    ----    ---------     ---
BALANCE NOVEMBER 30, 1995...............................  10,216,000     102    7,500,000      75
Purchase of treasury stock (unaudited)..................          --      --           --      --
Retirement of treasury stock (unaudited)................  (2,081,900)    (21)          --      --
Foreign currency translation (unaudited)................          --      --           --      --
Net income for the period (unaudited)...................          --      --           --      --
                                                          ----------    ----    ---------     ---
BALANCE AUGUST 31, 1996 (unaudited).....................   8,134,100    $ 81    7,500,000    $ 75
                                                          ==========    ====    =========     ===

                See notes to consolidated financial statements.

                         AES CHINA GENERATING CO. LTD.

                        TREASURY STOCK
                  ---------------------------
                    RETAINED
   ADDITIONAL      EARNINGS/       CUMULATIVE
    PAID-IN       (ACCUMULATED     TRANSLATION                                  SHAREHOLDERS'
    CAPITAL         DEFICIT)       ADJUSTMENT       SHARES         AMOUNT          EQUITY
   ----------     ------------     ----------     ----------     ----------     -------------
                            (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
    $      --        $   --           $ --                --     $       --       $      --
       49,925            --             --                --             --          50,000
      151,837            --             --                --             --         151,939
           --            --             16                --             --              16
           --          (371)            --                --             --            (371)
   ----------     ------------     ----------     ----------     ----------     -------------
      201,762          (371)            16                --             --         201,584
           --            --             --        (1,912,600)       (16,371)        (16,371)
           --            --            234                --             --             234
           --         2,138             --                --             --           2,138
   ----------     ------------     ----------     ----------     ----------     -------------
      201,762         1,767            250        (1,912,600)       (16,371)        187,585
           --            --             --          (169,300)        (1,432)         (1,432)
      (17,782)           --             --         2,081,900         17,803              --
           --            --             20                --             --              20
           --         1,947             --                --             --           1,947
   ----------     ------------     ----------     ----------     ----------     -------------
    $ 183,980        $3,714           $270                --     $       --       $ 188,120
     ========     ==========       ========        =========      =========      ==========

                See notes to consolidated financial statements.

                         AES CHINA GENERATING CO. LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FISCAL PERIOD ENDED       NINE MONTHS ENDED
                                                                  NOVEMBER 30,              AUGUST 31,
                                                              ---------------------   -----------------------
                                                                1994        1995         1995         1996
                                                              ---------   ---------   ----------   ----------
                                                                              (IN THOUSANDS)(UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)...........................................  $    (371)  $   2,138   $    1,569    $  1,947
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................        107         476          348       1,321
  Provision for deferred taxes..............................         --          --           --         455
  Minority interest.........................................          3          85           93         218
  Equity in earnings of affiliates..........................         --        (206)        (102)       (441)
  Dividend from affiliates..................................         --          --           --         447
  Change in assets and liabilities:
    Accounts receivable from related parties................        (41)       (422)        (748)     (3,373)
    Interest receivable.....................................       (976)        683          369         246
    Inventory, prepaid expenses and other current assets....       (398)        (55)         126      (1,851)
    Deposits................................................       (309)        (82)         (98)        (90)
    Accounts payable and accrued expenses...................      2,067         114         (206)      2,755
                                                              ---------   ---------     --------   ---------
         Net cash provided by operating activities..........         82       2,731        1,351       1,634
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock..................    201,939          --           --          --
Contributions and loans from minority shareholders..........         --      13,535        4,000       1,117
Proceeds from notes payable.................................         --       1,000           --         481
Repayment of Notes Payable..................................         --          --           --      (1,000)
Repurchase of Class A common stock..........................         --      (6,360)      (3,793)    (11,443)
                                                              ---------   ---------     --------   ---------
         Net cash provided by/(used in) financing
           activities.......................................    201,939       8,175          207     (10,845)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and construction in progress..........     (3,274)    (29,544)     (11,848)    (37,552)
Purchase of short-term investments..........................   (195,943)   (169,187)    (156,719)    (38,082)
Proceeds from the sale/maturity of investments..............     93,369     230,152      191,479      67,123
Investments in and advances to affiliates...................         --      (2,360)      (1,250)     (8,500)
Project development costs and other assets..................       (687)     (2,269)        (923)     (3,205)
Investment in note receivable...............................         --      (7,500)          --      (4,214)
                                                              ---------   ---------     --------   ---------
         Net cash provided by/(used in) investing
           activities.......................................   (106,535)     19,292       20,739     (24,430)
                                                              ---------   ---------     --------   ---------
         Increase/(decrease) in cash and cash equivalents...     95,486      30,198       22,297     (33,641)
CASH AND CASH EQUIVALENTS,
  Beginning of year/period..................................         --      95,486       95,486     125,684
                                                              ---------   ---------     --------   ---------
  End of year/period........................................  $  95,486   $ 125,684   $  117,783    $ 92,043
                                                              =========   =========     ========   =========

SUPPLEMENTAL DISCLOSURE:

     In 1994, the Company's joint venture partner in Xiangci-AES contributed capital in the form of work-in-progress and equipment of $7.2 million.

     In 1995, the Company's joint venture partners in Wuxi-AES-CAREC and Wuxi-AES-Zhonghang contributed capital in the form of work-in-progress and equipment of $5.3 million. At November 30, 1995, the Company had recorded the purchase of investments and the purchase of treasury stock for $3.0 million and $10.0 million, respectively. Payments for such purchases were made subsequent to year-end.

     In April 1996, the Company's joint venture partner in Jiaozuo Wan Fang contributed capital and shareholder loans of $38.4 million in the form of land use rights, construction-in-progress, equipment and receivables, net of accounts payable (unaudited).

                See notes to consolidated financial statements.

                         AES CHINA GENERATING CO. LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     AES China Generating Co. Ltd. ("AES Chigen" or the "Company"), a Bermuda company, was incorporated on December 7, 1993, to develop, acquire, finance, construct, own and manage electric power generation facilities in the People's Republic of China (the "PRC"). The Company is an effectively controlled affiliate of The AES Corporation ("AES"). As of August 31, 1996, AES owned approximately 48% of the outstanding common stock of the Company. AES Chigen was a development stage company in 1994.

     As detailed in note 12, an Agreement and Plan of Amalgamation, dated as of November 12, 1996 has been signed which, if approved by the Class A shareholders of the Company and subject to the satisfaction of certain conditions, would result in AES owning the entire outstanding common stock of the Company (unaudited).

     Fiscal Periods -- Statements of operations and cash flows are presented for the period from December 7, 1993 (inception), to November 30, 1994 and for the year ended November 30, 1995.

     Accounting Principles -- The Company has prepared its financial statements on the basis of United States generally accepted accounting principles.

     Principles of Consolidation -- The consolidated financial statements of the Company include the accounts of AES Chigen and its subsidiaries. Investments in 50% or less owned affiliates over which the Company exercises significant influence, but not control, are accounted for by the equity method. Intercompany transactions and balances have been eliminated. In 1994, the Company acquired an interest in Hunan Xiangci-AES Hydro Power Company Ltd. ("Xiangci-AES") for cash which approximated the fair value of net tangible assets acquired. In the second quarter of 1996, a subsidiary of the Company acquired a controlling interest in Jiaozuo Wan Fang Power Company Limited ("Jiaozuo Wan Fang") for cash which approximated the fair value of net tangible assets acquired (unaudited). The acquisitions were accounted for as purchases.

     Cash and Cash Equivalents -- The Company considers cash on hand, deposits in banks, certificates of deposit and short-term marketable securities with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents consists mainly of short-term commercial paper and US Treasury bills.

     Investments -- Debt and equity securities which the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Debt and equity securities which might be sold prior to maturity are classified as available-for-sale and carried at approximate fair value. Material unrealized gains and losses related to available-for-sale investments, net of applicable taxes, are reflected in a separate component of shareholders' equity. The Company determines the appropriate classification of securities at the time of purchase and evaluates such classification as of each balance sheet date.

     Inventory -- Inventory, valued at lower of cost (principally weighted average method) or market value, consists of spare parts, materials and fuel supplies used for the production of electricity.

     Property, Plant and Equipment -- Property, plant and equipment is stated at cost including the cost of improvements. Depreciation, after consideration of salvage value, is computed using the straight-line method over the estimated composite lives of the assets, which range from three to 25 years. Maintenance and repairs are charged to expense as incurred.

     Construction in Progress -- Construction progress payments, engineering costs, insurance costs, wages, interest and other costs relating to construction in progress are capitalized. Construction in progress balances are transferred to electric generating facilities when the related assets or group of assets are ready for their intended use. Capitalized interest during construction was $0.3 million in 1995 and $2.0 million for the nine months ended August 31, 1996 (unaudited).

                         AES CHINA GENERATING CO. LTD.

     Revenue Recognition -- Revenues from the sale of electricity are recorded based upon output delivered and capacity provided at rates as specified under contract terms. Most of the Company's power plants rely primarily on one power sales contract with a single customer for the majority of its revenues. One customer accounted for 100% of electricity sales revenues in 1994 and 1995, and for the nine months ended August 31, 1995 (unaudited). Two customers accounted for 11% and 89%, respectively, of electricity sales revenues for the nine months ended August 31, 1996 (unaudited). The failure of any customer to fulfill its contractual obligations could have a substantial negative impact on AES Chigen's revenues. However, the Company does not anticipate non-performance by the customers under these contracts. Fees for construction delay paid by Cili Power Company, the contractor of Xiangci-AES, to compensate the Company for lost generation in respect of an expansion facility, are recognized as revenue when earned.

     Project Development Costs -- Project development costs generally represent costs incurred after achieving certain project related milestones prior to the acquisition of generating assets or the start of physical construction. These costs represent amounts incurred for professional services, salaries, permits, options and other related costs. These costs are transferred to construction in progress during the construction phase and to electric generating facilities after commencement of operations.

     Income Taxes -- Income taxes are provided based on an asset and liability approach for financial accounting and reporting of income taxes. Deferred income tax liabilities or benefits are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion of, or all of, a deferred tax asset will not be realized.

     Net Income/(Loss) Per Share -- Net income/(loss) per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents result from dilutive stock options. The effect of such common stock equivalents on net income/(loss) per share is computed using the treasury stock method. The weighted average number of shares used in computing net income/(loss) per share were 14,817,000 and 17,391,000 for 1994 and 1995, respectively, and 17,487,000 and 15,649,000 for the nine months ended August 31, 1995 and 1996, respectively (unaudited). Primary and fully diluted earnings per share are the same.

     Stock Options -- Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" has been issued and will be adopted by the Company in the year ended November 30, 1997. The statement includes an optional new method for recognizing compensation expense for employee stock options. The Company is continuing to evaluate whether or not it will change to the new recognition method and, as a result, the Company has not yet determined the effect of adopting SFAS No. 123.

     Foreign Currency Translation -- The Company's financial reports are prepared using the United States dollar as the reporting currency. For subsidiaries whose functional currency is deemed to be other than the United States dollar, asset and liability accounts are translated at period-end rates of exchange and revenue and expenses are translated at average exchange rates prevailing during the year. Translation adjustments are included as a separate component of shareholders' equity.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates. Actual results could differ from those estimates.

     Reclassifications -- Certain reclassifications have been made to prior period amounts to conform with the 1996 presentation.

                         AES CHINA GENERATING CO. LTD.

2.  INVESTMENTS

     The Company's investments are classified as either held-to-maturity or available-for-sale. The amortized cost and estimated fair value as of November 30, 1994 and 1995 and as of August 31, 1996 (unaudited), of the investments classified as held-to-maturity and available-for-sale were approximately the same. The short-term investments were invested as follows:

                                                                  AS OF
                                                               NOVEMBER 30,          AS OF
                                                           --------------------   AUGUST 31,
                                                             1994        1995        1996
                                                           --------     -------   -----------
                                                                                  (UNAUDITED)
                                                                     (IN THOUSANDS)
    HELD-TO-MATURITY
    US Treasury and government agency securities.........  $ 21,747     $32,617     $ 2,657
    Securities issued by foreign central governments.....     4,988          --          --
    Foreign certificates of deposit......................    22,977       3,000       4,000
    Corporate bonds......................................    19,942          --          --
    Floating rate notes..................................    30,853       5,992          --
    Asset-backed securities..............................     2,067          --          --
                                                           --------     -------      ------
                                                           $102,574     $41,609     $ 6,657
                                                           ========     =======      ======
    AVAILABLE-FOR-SALE
    US Treasury and government agency securities.........  $     --     $ 2,995     $ 5,911
                                                           ========     =======      ======

3.  INVESTMENTS IN AND ADVANCES TO AFFILIATES

     The Company's investments in and advances to affiliates consists of a 25% ownership interest in Yangchun Fuyang Diesel Power Co. Ltd. and, from August 1996 (unaudited), a 25% ownership interest in Wuhu Shaoda Electric Power Development Company Ltd.("Wuhu Shaoda") and a subordinated loan to the project.

4.  NOTE RECEIVABLE

     In August 1995, the Company provided a non-interest bearing loan in the amount of $7.5 million to China Power International Holding Limited to develop and invest in Wuhu Shaoda with a condition that the loan will convert to a minority equity investment in the project upon obtaining approvals from the PRC government. In August 1996, the loan successfully converted to a minority equity investment in the project.

     As of August 31, 1996, Jiaozuo Wan Fang had provided an interest bearing loan in the amount of $4.2 million through Zhongyuan Trust and Investment Company to Henan Electric Power Corporation for the construction of interconnection and transmission facilities. (Unaudited).

5.  LOANS FROM MINORITY SHAREHOLDERS

     As of November 30, 1995, loans from minority shareholders represented debt provided by the Company's joint venture partners, Wuxi Power Industry Company ("Wuxi Power") and China National Aero-Engine Corporation ("CAREC") to Wuxi-AES-CAREC Gas Turbine Power Co. Ltd. ("Wuxi-AES-CAREC") and Wuxi-AES-Zhonghang Power Co. Ltd., ("Wuxi-AES-Zhonghang"). The loans are secured by the land use rights and all assets of the joint venture companies and bear interest at 13% per annum through the end of 1995 and 15% per annum thereafter. Principal and interest are repayable in 20 semi-annual installments beginning July 1, 1996.

                         AES CHINA GENERATING CO. LTD.

     As of August 31, 1996 loans from minority shareholders also included a loan in the amount of $24.7 million from Jiaozuo Aluminum Mill to Jiaozuo Wan Fang. The total commitment amounts to $29.3 million. The loan is unsecured and bears interest at 15.3% per annum and a service fee to the lender at 3% per annum. The loan is divided into two tranches in equal amounts. Interest on the first tranche of the loan is payable quarterly in arrears following commercial operation of unit one. Interest on the second tranche of the loan is payable quarterly in arrears following commercial operation of unit two. Principal of the first tranche is repayable in 27 quarterly installments beginning January 1, 1998 and the principal of the second tranche is payable in 25 quarterly installments beginning July 1, 1998. (Unaudited).

     Scheduled maturities of loans from minority shareholders as of November 30, 1995 and August 31, 1996 are as follows:

             AS OF NOVEMBER 30,                                AS OF AUGUST 31,
                    1995                                             1996
    ------------------------------------             -------------------------------------
                                                                  (UNAUDITED)
    (IN THOUSANDS)
    1996........................  $  351             1997........................  $ 1,365
    1997........................     702             1998........................    3,401
    1998........................     702             1999........................    4,825
    1999........................     702             2000........................    4,825
    2000........................     702             2001........................    4,825
    Thereafter..................   3,858             Thereafter..................   16,106
                                  ------                                           -------
                                  $7,017                                           $35,347
                                  ======                                           =======

6.  NOTES PAYABLE

     At November 30, 1995 notes payable consisted primarily of a short-term bank loan to Wuxi-AES-CAREC. The note is guaranteed by Wuxi County Power Fuel Company, bears interest at 8.4% per annum and is repayable within one year.

     At August 31, 1996, short-term bank loans totaling $.4 million to Xiangci-AES were outstanding. The loans are secured by the buildings of the joint venture, bear interest from 10.7% to 14.5% per annum and are repayable within one year. In addition, a short-term bank loan of $.1 million to Wuxi-AES-CAREC was outstanding. The note is guaranteed by Wuxi County Power Fuel Company, bears interest at 12.1% per annum and is repayable within one year. (Unaudited).

7.  COMMITMENTS AND CONTINGENCIES

     As of November 30, 1995, the Company had an outstanding commitment to invest an aggregate of $3.6 million (none at August 31, 1996 -- unaudited) in the form of shareholder loans to Wuxi-AES-CAREC and Wuxi-AES-Zhonghang.

     As of November 30, 1995, Xiangci-AES has approximately a $3.1 million ($1.6 million at August 31, 1996 -- unaudited) cash reserve to complete construction of the expansion facility. Upon completion of the facility, any portion of this amount not utilized will be paid by Xiangci-AES to Cili Power Company, as contractor.

     On December 22, 1995, the Company, through its wholly-owned subsidiary, AES Tian Fu Power Co. Ltd., committed to invest in Sichuan Fuling Aixi Power Co. Ltd. $8.5 million in the form of equity investment and $23.5 million in the form of shareholder loans. As of August 31, 1996, approximately $5.8 million was invested in the joint venture as an equity contribution (unaudited).

                         AES CHINA GENERATING CO. LTD.

     During the nine months ended August 31, 1996, the Company through its wholly-owned subsidiary, AES China Holding Company (L) Limited, committed to invest an aggregate of $18.0 million in the form of a subordinated term loan to Wuhu Shaoda. As of August 31, 1996, $9.1 million of the committed term loan was advanced to the joint venture. (Unaudited).

     In April 1996, Wuhu Shaoda entered into a $65.0 million syndicated senior loan agreement with a group of nine banks ("lenders") to finance the construction of the power plant. As a condition to the extension of the facility, AES China Holding Company (L) Limited, and the other joint venture partners (together referred to as "Partners"), entered into an undertaking and subordination deed with the lenders and Wuhu Shaoda whereby, the Partners committed to fund any construction cost overrun and working capital deficit of the project in proportion to each Partner's respective equity contribution percentage in the joint venture up to $6.0 million. (Unaudited).

     In April 1996, the Company committed to invest an aggregate of approximately $68.3 million in the form of shareholder loans to Jiaozuo Wan Fang. In October 1996 the Company funded $20.0 million of its shareholder loan commitment. As of August 31, 1996, Jiaozuo Wan Fang had an outstanding commitment to provide a loan of $5.7 million through Zhongyuan Trust and Investment Company to Henan Electric Power Corporation for the construction of interconnection and transmission facilities. (Unaudited).

     The Company has initialed or signed several joint venture contracts which become effective under Chinese law following receipt of certain government approvals. These joint venture contracts are also subject to the satisfaction or waiver of certain conditions precedent specified in the joint venture contracts. Until the appropriate governmental approvals have been obtained and all conditions precedent have been satisfied or waived, the Company regards the initialing or signing of a joint venture contract as being a preliminary step in the development of an electric power generation project and therefore does not recognize amounts under these joint venture contracts as commitments.

8.  SHAREHOLDERS' EQUITY

CLASS A COMMON STOCK

     On March 2, 1994, the Company issued 10,000,000 shares of Class A common stock in a public offering. On April 4, 1994, the underwriters for the offering exercised a portion of the over-allotment option granted to them in connection with the initial public offering and the Company sold an additional 216,000 shares of Class A common stock. In connection with the offering, the Company registered its Class A common stock with the United States Securities and Exchange Commission and its shares were approved for quotation on the National Association of Securities Dealers Automated Quotation National Market System. The net proceeds of the offering amounted to $151.9 million.

     The holders of AES Chigen's Class A common stock are entitled, voting as a class, to elect one-half of the Board of Directors of the Company. However, the voting rights of certain holders, if any, of 20% or more of the Class A shares will be restricted in accordance with the Company's Bye-laws.

     The holders of Class A common stock had a one-time right to require the Company to repurchase their respective Class A shares if by February 23, 1997 the Company had not invested or entered into binding commitments to invest at least $50.0 million in one or more electric power generation projects in the PRC on which construction had commenced. The Company has entered into such commitments and therefore the Class A shareholders no longer have the right to require repurchase. As a result, the Class A common stock has been reclassified into shareholders' equity.

                         AES CHINA GENERATING CO. LTD.

CLASS B COMMON STOCK

     On December 29, 1993, AES, pursuant to a Stock Purchase and Shareholder's Agreement (the "Stock Purchase Agreement") between AES and the Company purchased 7,500,000 shares of Class B common stock. The net proceeds of the sale amounted to $50.0 million.

     The holders of Class B common stock are entitled, voting as a class, to elect one-half of the Board of Directors of the Company. As of November 30, 1995 and 1994, there were 7,500,000 shares of Class B common stock outstanding, all of which were owned by AES.

     Under the Stock Purchase Agreement, AES agreed that it would not transfer any Class B shares before February 23, 1996. AES also agreed not to dispose of more than 3,750,000 Class B shares plus 50% of any Class B shares acquired subsequent to AES's initial purchase of Class B common stock (excluding certain shares issued upon reinvestment by AES of performance fees received by it under the Services Agreement (see Note 9) between the Company and AES) until the earlier of the tenth anniversary of the effective date of the offering and the termination of the Services Agreement. Upon the sale or transfer by AES of any Class B common stock, such shares convert to Class A common stock. Upon the sale or transfer by AES in one or more transactions of more than approximately 50% of the Class B common stock acquired by AES, the Class B common stock will convert into Class A common stock and the right of AES to elect one-half of the Board of Directors of the Company will terminate.

     The Stock Purchase Agreement also provides AES with a preemptive right to purchase additional Class B common stock in the event the Company issues additional Class A common stock. AES also has agreed not to acquire any Class A common stock until such time as all of the shares of Class B common stock have been converted to shares of Class A common stock.

TREASURY STOCK

     On April 4, 1995, the Company announced a plan to repurchase up to an additional 2,042,000 shares of its Class A common stock. Prior to the announcement of the plan, the Company had purchased 168,000 shares of Class A common stock through unsolicited block transactions. As of November 30, 1995, the Company had repurchased a total of 1,912,600 shares of its Class A common stock. During the nine months ended August 31, 1996, the Company repurchased a further 169,300 shares of Class A common stock (unaudited). The aggregate repurchase of shares approximates 20% of the shares of Class A common stock issued and were acquired at an average price of $8.55 per share. As of August 31, 1996, the Company had retired all the shares of treasury stock.

TRANSFER OF FUNDS FROM SUBSIDIARIES AND AFFILIATES

     Nearly all of the monetary assets of the Company's subsidiaries and 50% or less owned affiliates are denominated in Renminbi. The conversion of Renminbi into US dollars and the remittance of US dollars abroad require PRC Government approvals. At August 31, 1996, the Company's share of the net assets of its subsidiaries amounted to $67.1 million. (Unaudited).

                         AES CHINA GENERATING CO. LTD.

STOCK OPTIONS

     In 1994, the Company adopted the AES China Generating Co. Ltd. Incentive Stock Option Plan (the "Plan"). In March 1995, the Company's shareholders approved an increase in the total number of shares available for issuance upon exercise of options granted to employees from 875,000 to 2,000,000 shares of Class B common stock and an increase in the maximum number of shares issuable upon exercise of options that can be granted to an individual from 250,000 to 500,000 shares of Class B common stock. At November 30, 1995, there were 548,941 shares reserved for future grants under the Plan. A summary of stock option activity for the period from December 7, 1993 (inception) through November 30, 1994, for the year ended November 30, 1995 and for the nine months ended August 31, 1996 is as follows:

                                                                                      NINE MONTHS
                                                        PERIOD ENDED    YEAR ENDED       ENDED
                                                        NOVEMBER 30,   NOVEMBER 30,   AUGUST 31,
                                                            1994           1995          1996
                                                        ------------   ------------   -----------
                                                                       (IN SHARES)    (UNAUDITED)
    Outstanding at beginning of period/year...........          --         752,500     1,451,059
    Exercised during the period/year..................          --              --            --
    Forfeited during the period/year..................                          --      (272,821)
    Granted during the period/year (from $8.50 to
      $16.00).........................................     752,500         698,559       229,189
                                                           -------       ---------     ---------
    Outstanding -- end of period/year (from $8.50 to
      $16.00).........................................     752,500       1,451,059     1,407,427
                                                           =======       =========     =========
    Eligible for exercise -- end of period/year.......          --         150,500       358,112
                                                           =======       =========     =========

     All options granted under the Plan have an exercise price equal to 100% of the market price at the date the option was granted. For the options granted in 1994 and 1995, options granted expire in ten years from the date of grant and generally become eligible for exercise in installments of 20% at the end of each of the first five years following the grant date. Certain options granted during 1995 become eligible for exercise in installments of 20% at the end of one year following the date of grant with an additional 20% of the shares vesting on the later of each of the second, third, fourth and fifth anniversaries of the date of grant or the date the market price reaches, for a sixty-day consecutive period, a price per share of $15.00, $20.00, $25.00 and $30.00, respectively. Options granted in 1996 generally become eligible for exercise over a two year period (unaudited).

9.  RELATED PARTIES

     AES Chigen has entered into a Project Services Agreement with AES (the "Services Agreement") whereby AES will exclusively provide development, construction management and operations services to the Company. The Services Agreement has an initial term of five years commencing December 1993 with three five-year renewal terms. Management fees under the Services Agreement totalled $.4 million and $.1 million for the period ended November 30, 1994 and for the year ended November 30, 1995, respectively, and $.3 million for the nine months ended August 31, 1996 (unaudited). The Services Agreement provides that for the first five years that the agreement is in effect AES will invest the after-tax proceeds of certain performance fees in additional shares of Class B common stock.

     The Company has entered into a Non-Competition and Non-Disclosure Agreement with AES which provides that AES will not compete with the Company in China to develop, acquire, construct, own, or operate electric power generation facilities for a period of ten years beginning December 1993, or for the period ending three years after the Services Agreement is terminated, whichever is longer. The Company has agreed not to compete with AES in the remaining parts of Asia with respect to electric power generation activities.

                         AES CHINA GENERATING CO. LTD.

     Pursuant to the service agreement between Wuxi-AES Zhonghang and Wuxi-AES-CAREC, and the construction service agreement between Wuxi-AES-CAREC, CAREC and Wuxi Power Industry Company ("Wuxi Power"), CAREC and Wuxi Power are responsible for the construction of the combined cycle plant on a cost-plus basis. The amount paid to CAREC and Wuxi Power for the construction during 1995 and the nine months ended August 31, 1996 was approximately $.2 million and $.9 million (unaudited), respectively.

     As of November 30, 1994 and 1995, accounts receivable from related parties represented the amounts due from Cili Power Company, a joint venture partner in Xiangci-AES, for sale of electricity.

     As of August 31, 1996, accounts receivable from related parties consisted of amounts due from Cili Power Company and the Xishan City Electricity Management Office, an associated Company of the joint venture partner in Wuxi-AES-CAREC, for sale of electricity (unaudited).

10.  INCOME TAXES

     The Company's PRC joint ventures are entitled to a two-year tax exemption from national and local income taxes commencing from the first profitable year of operations, after taking into account any losses brought forward from prior years, followed by a 50% reduction in tax rates for the next three years ("tax holidays"). No PRC income tax was incurred during 1994 and 1995 and during the nine months ended August 31, 1996 (unaudited) as the joint ventures were either within the exemption period of the tax holidays or had not yet commenced commercial operations.

     As of November 30, 1994 and 1995, there were no material temporary differences between tax basis and financial reporting, therefore, no provision for deferred tax was recorded.

     As of August 31, 1996, a deferred tax liability amounting to approximately $.5 million was provided for, mainly for timing differences arising from deferred expenses and accelerated depreciation of property, plant and equipment under the PRC tax rules (unaudited).

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of financial instruments, including cash and cash equivalents, investments, note receivable and payables for repurchase of shares and investment purchase, were equal to their approximate fair value as of November 30, 1994 and 1995 and as of August 31, 1996 (unaudited) because of the relatively short maturities of these investments. As of November 30, 1995 and as of August 31, 1996 (unaudited), the carrying value of loans from minority shareholders and the note payable approximated fair value determined by the estimated discount rate a prospective seller would pay to a credit-worthy third party to assume the obligation.

12.  SUBSEQUENT EVENTS (UNAUDITED)

     In September 1996, Chengdu AES -- Kaihua Gas Turbine Power Company Ltd., a joint venture, was established to construct, own and operate a 48 MW natural gas-fired power plant in Chengdu City, Sichuan Province. The Company committed to invest an aggregate of approximately $18.0 million in the form of equity contributions and shareholder loans to the joint venture.

     In October 1996, Anhui Liyuan-AES Power Company Ltd. and Hefei Zhongli Energy Company Ltd, two cooperative joint ventures, were established to construct, own and operate a 115.2 MW combined cycle power plant in Hefei, Anhui Province. The Company has a 70% ownership interest in the projects and has committed to invest an aggregate of approximately $37.0 million in the form of equity contributions and shareholder loans to these two joint ventures.

     The Company and AES have entered into an Agreement and Plan of Amalgamation, dated as of November 12, 1996, pursuant to which a wholly owned subsidiary of AES would amalgamate (the

                         AES CHINA GENERATING CO. LTD.

"Amalgamation") with the Company and each share of the Company's Class A common stock outstanding prior to the Amalgamation will thereafter represent the right to require shares of AES common stock. The Agreement and Plan of Amalgamation is subject to various conditions, including the approval of the holders of the Class A Common Stock of the Company. In the Amalgamation, all outstanding options to acquire Class B Common Stock in the Company under the Company's Incentive Stock Option Plan would be converted into options to acquire shares of AES common stock.

13.  INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     In the Company's opinion, all adjustments necessary for a fair presentation of the unaudited results for the nine months ended August 31, 1995 and 1996, respectively, are included. All such adjustments are accruals of a normal and recurring nature. The results of operations for the nine months ended August 31, 1996 are not necessarily indicative of the results of operations for the full year.

                  APPENDIX A -- THE PEOPLE'S REPUBLIC OF CHINA

     THE INFORMATION SET FORTH IN THIS APPENDIX HAS BEEN EXTRACTED FROM VARIOUS INTERNATIONAL ORGANIZATION, GOVERNMENT AND PRIVATE PUBLICATIONS. THE COMPANY MAKES NO REPRESENTATION AS TO THE ACCURACY OF THE INFORMATION; FURTHERMORE, NO REPRESENTATION IS MADE THAT ANY CORRELATION EXISTS BETWEEN THE PEOPLE'S REPUBLIC OF CHINA OR ITS ECONOMY IN GENERAL AND THE PERFORMANCE OF THE COMPANY. ALTHOUGH STATISTICS WITH RESPECT TO THE ECONOMY OF CHINA GENERALLY ACCORD WITH OBSERVED ECONOMIC TRENDS, SOME STATISTICS MAY NOT CORRESPOND TO WESTERN MEASURES, OR MAY BE FLAWED BY INEFFECTIVE COLLECTION METHODS OR OTHER PROBLEMS. DUE TO SUCH FACTORS, STATISTICAL INFORMATION REGARDING THE ECONOMY OF CHINA MAY BE INACCURATE OR NOT COMPARABLE TO STATISTICAL INFORMATION WITH RESPECT TO THE U.S. OR OTHER ECONOMIES.

                         THE PEOPLE'S REPUBLIC OF CHINA

AREA AND POPULATION

     The PRC is the third largest country in the world in terms of land area. It has a territory of approximately 3.7 million square miles.

     The PRC has widely varied topography, with mountain ranges, deserts and highlands (which account for approximately two-thirds of PRC territory) located generally in the West, and coastal plains and river basins located generally in the East. There are three principal river basin systems in Eastern China: the Yellow River in the North, the Yangtze River in central China and the Pearl River in the South, each of which supports intensive agricultural, industrial and transportation activities.

     By the end of 1995, the population of the PRC was over 1.2 billion. It is the world's most populous country, with about one-fifth of the world's population. Over the last forty years, the PRC has witnessed significant urbanization; in 1949, urban population accounted for about 11% of the total population increasing to approximately 29% by the end of 1995.

POLITICAL OVERVIEW

     The People's Republic of China was founded in 1949. The PRC Government is organized pursuant to the Constitution of the PRC (the "Constitution"). The current Constitution was adopted by the National People's Congress ("NPC") in 1982 and has been amended on a number of occasions since, most recently in 1993. Administratively, the PRC is divided into 23 provinces, three municipalities administered directly under the Central Government and five autonomous regions. The three municipalities which report directly to the Central Government are Beijing, Shanghai and Tianjin. Chongqing is the fourth such municipality which was recently approved by the Central Government. The autonomous regions are Guangxi, Inner Mongolia, Ningxia, Tibet and Xinjiang. Below the provinces and autonomous regions are prefectures, municipalities, counties, municipal districts and townships. Below the municipalities directly under the Central Government are municipal districts and counties.

     Pursuant to the Constitution, the NPC is the highest ranking organ of state authority. The Constitution provides for the election of members of the NPC by provinces, autonomous regions, municipalities directly under the control of the Central Government and by the armed forces. The NPC currently consists of approximately 2,900 representatives elected to serve five-year terms. The NPC meets annually and, when not in session, acts through its standing committee.

     The NPC is authorized to amend and supervise the implementation of the Constitution, adopt and amend national laws and regulations and elect and remove the President, the Premier and Vice President of the PRC, the Chairman of the Central Military Commission, the Chairman of the Supreme People's Court and State Councilors and Ministers in charge of ministries. The NPC has final authority on all major matters of state, including the review and approval of the PRC's general economic and social program and budgets and the ratification of treaties and agreements with other states and multilateral organizations.

     While the NPC is the highest policy and law-making body, the State Council is the highest administrative organ of the state. The State Council is composed of the Premier, Vice Premiers, State Councilors, ministers in charge of ministries, directors of commissions, the Auditor-General and the Secretary-General. The State Council is responsible for the supervision and coordination of all ministries and commissions at the state level as well as all administrative agencies at local levels. It prepares and supervises the implementation of the State Plan and budget. It is authorized to adopt administrative rules, regulations and orders, and may amend or override administrative orders, directives and regulations issued by administrative agencies at both the national and local levels. Forty-one ministries, commissions and agencies, including the People's Bank of China ("PBOC"), are currently under the authority of the State Council.

     The Communist Party of China ("CPC") was established in 1921 and has been the governing political party since 1949. The highest body of leadership of the CPC is the National Party's Congress and the Central Committee elected thereby. The National Party's Congress is convened by the Central Committee, which implements resolutions adopted by the Congress and exercises leadership over the CPC. When the Central Committee of the CPC is not in session, the CPC's Political Bureau and its Standing Committee exercise the functions and powers of the Central Committee. The full session of the Central Committee is convened by the Political Bureau and held at least annually.

                               ECONOMIC OVERVIEW

THE PRC ECONOMY

     In 1978, the PRC began implementing an economic reform program in an effort to revitalize the PRC's economy and improve its citizens' standard of living. These policies marked a shift from a more rigid, centrally-planned economy to a more mixed economy. The doctrine of a "socialist market economy" was endorsed at the Fourteenth Party Congress of the CPC held in October 1992, the eighth session of the NPC held in March 1993 and in the Decision of the CPC Central Committee on Issues Concerning the Establishment of a Socialist Market Economic Structure. The concept was formally adopted at the Third Plenary Session of the Fourteenth Central Committee of the CPC convened in November 1993 ("1993 Decision"). As part of the economic reforms, managers of enterprises have been granted more decision-making powers and responsibilities in relation to matters such as production, marketing, use of funds and employment of staff. The 1993 Decision stated that additional powers and responsibilities would be granted to State-owned enterprises in the future. The PRC Government has also implemented policies designed to attract foreign investment and technology.

     The PRC Government is also gradually relaxing many of its controls over producer prices. Although some products are still controlled and distributed by the PRC Government at planned prices, the range of products subject to planned prices has been reduced since 1992. Products which are not subject to the State Plan are generally sold at prices determined by market conditions. In addition, a State-owned enterprise which has fulfilled its production obligations under the State Plan may obtain additional raw materials and sell products in excess of the State Plan at market prices.

     The following table sets out major economic indicators of the PRC from 1991 to 1996:

             MAJOR ECONOMIC INDICATORS: PEOPLE'S REPUBLIC OF CHINA

                                                                1991     1992     1993     1994        1995           1996
                                                                -----    -----    -----    -----    -----------    -----------
                                                                                                    (Projected)    (Projected)
Growth Rate of GDP...........................   % Change          8.0     13.2     13.4     11.8         9.8            8.9
Agricultural Output..........................   % Change          2.4      4.1      4.0      3.5         4.0            4.5
Industrial Output............................   % Change         13.3     20.8     20.4     16.3        12.0           10.0
Services Output..............................   % Change          5.5      9.3      9.3     10.0        10.0           10.0
Per Capita GDP...............................   % Change          6.8     12.1     12.1     10.4         8.5            7.6
Gross Domestic Investment....................   % of GDP         35.3     38.2     42.1     39.5        39.6           39.3
Gross Domestic Savings.......................   % of GDP         39.1     40.0     40.0     40.5        40.5           39.5

                                                                1991     1992     1993     1994        1995           1996
                                                                ----     ----     ----     ----        ----           ----
                                                                                                    (Projected)    (Projected)
Consumer Prices..............................   % Change          3.0      5.3     13.0     21.7        15.0            8.0
Money Supply (M2)............................   % Change         26.5     31.2     24.0     34.4        22.0           22.0
Merchandise Exports f.o.b. (1)...............   US$ Billion      58.9     69.6     75.7     98.7       113.5          124.9
                                                % Change         14.4     18.1      8.8     30.5        15.0           10.0
Merchandise Imports f.o.b. (1)...............   US$ Billion      50.2     64.4     86.3     95.4       111.6          122.7
                                                % Change         16.8     27.8     33.8     10.5        16.5           10.0
Balance of Trade.............................   US$ Billion       8.6      5.1     10.7      3.4         2.0            2.2
Current Account Balance......................   US$ Billion      13.3      6.4    (11.6)     4.4         1.0            1.0
                                                % of GDP          3.5      1.4     (2.1)     0.9         0.2            0.2
External Debt Outstanding....................   US$ Billion      59.6     69.2     83.8     99.9       106.0          114.0
Total Reserves Minus Gold (1)................   US$ Billion      43.7     20.6     22.4     52.9         N/A            N/A
Debt Service Ratio...........................   % of Exports     11.8     10.2     10.7     11.3        10.2            9.6
Avg. Annual Exchange Rate....................   US$1=RMBY         5.3      5.5      5.8      8.6         N/A            N/A

---------------

Source: Asian Development Bank, Asian Development Outlook 1994, 1995 and 1996.

(1) International Monetary Fund, International Financial Statistics Yearbook
     (1995).

     As indicated in the table above, industrial output in the PRC has grown rapidly since 1990. The last decade of economic reform has resulted in a change in the PRC's industrial patterns. In the first three decades after 1949, the PRC placed greater emphasis on heavy industry than light industry. As a result of these policies the growth rate of heavy industry consistently outperformed that of light industry. In recent years, growth in industrial output has become more balanced between light and heavy industry.

     The inflation rate in the PRC has experienced significant fluctuation over the last few years. Consumer price increases of 20.5% in 1988 brought about the imposition of severe austerity measures, including the implementation of tight monetary policies by the PBOC late that year. In 1990, the inflation rate was reduced substantially to 2.1%, the lowest since 1984, and remained at 2.9% in 1991. The decline in inflation was attributable to suppressed demand and tight control over prices and credit.

     In 1992 the austerity measures were relaxed, and inflation increased to 5.4% in 1992, 13.2% in 1993 and 21.7% in 1994. To combat this rebounding inflation, the PRC Government has adopted a number of measures to strengthen "macroeconomic control" of the economy. These measures had the effect of causing the Renminbi to appreciate against foreign currencies reducing speculative activities, increasing individual bank deposits, and reducing the prices of certain commodities. These measures included, among others, increasing interest rates on bank loans and deposits and postponing certain planned price reforms. These measures have helped to reverse the rebound in inflation, with the rate of inflation slowing to 8.6% in the first ten months of 1996.

ECONOMIC STRUCTURE

     The PRC's economy is currently comprised of four principal sectors: enterprises owned by the State, by collectives or by individuals and other enterprises including enterprises with foreign investment. State-owned enterprises percentage of total output value has been decreasing. In 1995, State-owned enterprises accounted for approximately 34.0% of the PRC's gross value of industrial output while enterprises owned by collectives and individuals accounted for approximately 36.6% and 12.9%, respectively. The fastest growing sectors of the economy are other types of enterprises, including enterprises with foreign investment, which accounted for almost 15% of the PRC's gross value of industrial output in 1994, representing an increase of approximately 74.3% over that of 1993.

     The following table sets forth the composition of and growth in gross value of industrial output by the different sectors of the PRC's economy from 1991 to 1994.


                                          1991              1992              1993              1994
                                     ---------------   ---------------   ---------------   ---------------
                                              OUTPUT            OUTPUT            OUTPUT            OUTPUT
                                     OUTPUT   GROWTH   OUTPUT   GROWTH   OUTPUT   GROWTH   OUTPUT   GROWTH
                                     (%)(1)   (%)(2)   (%)(1)   (%)(2)   (%)(1)   (%)(2)   (%)(1)   (%)(2)
                                     ------   ------   ------   ------   ------   ------   ------   ------
State-owned........................   56.2      8.6     51.5     12.4     47.0      5.7     37.3      6.5
Collective.........................   33.0     18.4     35.1     37.3     34.0     35.0     37.7     24.9
Individual.........................    4.8     25.9      5.8     47.0      8.0     66.2     10.1     56.3
Other ownership....................    6.0     50.1      7.6     64.8     11.1     92.5     14.8     74.3


---------------

Sources: PRC State Statistical Bureau Statistical Yearbook of China (1996); 1992 Statistical Communique.

(1) Sector output as percentage of gross value of total industrial output. Columns may not add up to 100% because of rounding.

(2) At comparable year-to-year prices.

     While the overall gross value of industrial output grew at around 24.2% for 1994, the output of State-owned enterprises grew at around 6.5% compared to a growth rate of 24.9% for collectively-owned enterprises and a growth rate of 56.3% and 74.3%, respectively, for individually owned and other enterprises for 1994.

     The PRC Government relies predominantly on the income of State-owned enterprises for its revenues. These enterprises dominate major industrial sectors such as energy and raw materials, heavy industries, transportation and communications. Inefficient and loss-making State-owned enterprises have become a source of public criticism and debate within the PRC, since subsidies to such enterprises accounted for a significant part of persistent state budget deficits. There have been demands for State-owned enterprises to be placed under greater financial discipline.

     One goal of recent management and other reforms is to reduce state subsidies to loss-making State-owned enterprises so these enterprises will assume sole responsibility for their own profits and losses. Another goal is to reform the income tax system so that the Central Government will be able to collect additional revenues on a more equitable basis from more sectors of the economy, including the coastal provinces and non-State owned enterprises. The PRC Government has announced reforms to its tax system which include providing equal tax treatment for domestic and foreign firms. Regulations for domestic firms became effective on January 1, 1994. In addition, effective April 1, 1996, the PRC Government cancelled customs duty and import-related tax exemptions for equipment and raw materials to be imported by foreign-invested enterprises as part of their capital contribution.

     One important aspect of the economic reforms addresses the relationship between ownership on the one hand and management responsibilities and incentives on the other hand. The PRC Government has introduced legislation which allows the development of various forms of enterprise ownership and the relaxation of State control. These reforms have resulted primarily in the development of small-scale collectively -- and individually-owned investment enterprises and enterprises with foreign investment, particularly in southern China and in the special economic zones.

     Recent reforms also have allowed selected State-owned enterprises to be converted into joint stock limited companies and to issue shares to public and private investors (including their employees). A significant number of these State-owned enterprises after being converted into joint stock limited companies have been granted listings on the Shanghai Securities Exchange or the Shenzhen Stock Exchange, the two emerging stock markets in the PRC. A number of State-owned enterprises listed on these domestic stock exchanges have sold "B" shares to foreign investors, and a smaller number have sold shares in public offerings in Hong Kong, the United States and other jurisdictions, followed by listings on the relevant local stock exchanges. These listings provide a new source of funding for State-owned enterprises in the PRC.

     Collectively-owned enterprises are mostly located in rural areas and concentrated in industries with lower demands on capital and technology or with greater consumer orientation. Collectively-owned enterprises are not subject to mandatory control under the State Plan, but are only under the guidance of the State Plan. This allows them more operational flexibility than State-owned enterprises in general, but entitles them to fewer state subsidies.

ECONOMIC PLANS AND DEVELOPMENT

     Since 1953, the development of the PRC's economy has been characterized by the adoption, of Five-Year Plans. The implementation of these plans is carried out under the supervision of the State Planning Commission, which reports directly to the State Council. The Ninth Five-Year Plan for National Economic and Social Development for 1996 to 2000, along with a ten-year program which extends to 2010, was approved on March 17, 1996 by the NPC ("Plan").


     The major target raised in the Plan for the years 2000 to 2010 is to double GNP. No economic growth rate targets are given. In addition, the Plan emphasizes the further opening of the PRC to the outside world. The Plan seeks to curb the pressure of high inflation, the shortage of State financial capacity and weak macro-control ability.


     The Plan also calls for the establishment of an economic structure consistent with a socialist planned economy based on public ownership and market regulation. In addition, emphasis is placed on the further opening of the PRC to the outside world by expanding economic and technological exchanges with other countries. The Plan also seeks to relieve supply bottle-necks which have arisen from rapid growth during the 1980's and to allocate resources to the priority areas of agriculture, energy, transportation, telecommunications and basic materials industries.

                               FOREIGN INVESTMENT

     In 1979, the PRC promulgated its first joint venture law, and thereafter, a number of related laws, administrative rules and regulations, which provide a framework within which foreign investment activities are conducted and regulated. Foreign investments in the PRC may take a number of forms, including equity joint ventures, cooperative joint ventures and wholly foreign-owned enterprises.

     An equity joint venture enterprise is a distinct legal entity established and registered in the PRC as a limited liability company. The parties to an equity joint venture have rights to share in the profits of the joint venture in proportion to their respective contributions to the registered capital of the joint venture. Equity joint ventures are considered as PRC legal persons with the right to own, use and dispose of property. In contrast with an equity joint venture, a cooperative joint venture may be structured as an entity similar to a partnership (in which case it will not be separately qualified as a legal person under Chinese law) or it may be structured as a limited liability company (in which case it will be qualified as a legal person under Chinese law). In a cooperative joint venture structured as a partnership, each PRC and foreign party is responsible for paying its own taxes on profits derived from the venture and bears its own liability for risks and losses. A wholly foreign-owned enterprise is owned completely by one or more foreign investors and does not involve any PRC joint venture parties. The establishment of wholly foreign-owned enterprises is restricted or prohibited in certain specified industries, such as broadcasting, publishing, domestic commerce, foreign trade or telecommunications.

     Under the Provisional Regulations on Guiding the Direction of Foreign Investment issued by the PRC Government in 1995, key infrastructure areas, such as power and transportation, have been targeted as encouraged sectors for foreign investment in China.

     The following table sets forth direct foreign investment in the PRC for 1991 through 1995:

            DIRECT FOREIGN INVESTMENT IN THE PRC (DISBURSED AMOUNTS)

                                          1991        1992        1993        1994        1995
                                         -------    --------    --------    --------    --------
                                                            (IN MILLIONS OF $)
Equity Joint Ventures (1).............   $2,299.0   $6,114.6    $15,347.8   $17,932.5   $19,078.0
Cooperative Joint Ventures (1)........      763.6    2,122.5      5,237.6     7,120.2     7,536.0
Wholly Foreign-owned enterprises......    1,134.7    2,520.3      6,505.6     8,035.6    10,317.0
                                         --------   --------    ---------   ---------   ---------
Total.................................   $4,197.3   $10,757.4   $27,091.0   $33,088.3   $36,931.0

---------------

Sources: MOFTEC, Almanacs of China's Foreign Economic Relations and Trade, (1991-1995); PRC State Statistical Bureau, 1996 Statistical Survey.

(1) Represents amounts actually contributed by non-Chinese investors.

     In 1994, approximately 47,547 new investment contracts were approved with an aggregate value of $82.68 billion. During 1995, approximately 37,011 new investment contracts were approved with an aggregate value of $91.3 billion. The number of registered equity joint ventures, cooperative joint ventures and wholly foreign-owned enterprises increased from 84,000 in 1992 to 206,096 in 1994. The PRC Government began to change its policies regarding the types of preferred foreign investments in 1994. Pursuant to current government policy guiding foreign investment, infrastructure, energy and transportation sectors have become the focus of foreign investment.

                            ENVIRONMENTAL PROTECTION

     In recent years, the PRC has addressed a range of environmental problems associated with rapid economic development, including industrial air pollution, and water pollution, waste disposal, high rates of forest resource consumption and desertification. The PRC has promulgated several national environmental laws, some 20 national regulations and over 200 national standards for water, air and ecological protection. The PRC plans to spend over RMBY 200 billion, or approximately .9% of GNP on a purchasing power parity basis, on environmental protection projects by the turn of the century. In addition, the PRC Environmental Protection Agency has publicly identified 3,000 enterprises, primarily State-owned enterprises, said to account for over 60 percent of industrial pollution in the country.

     The Environmental Protection Law, passed in 1989, requires the filing and approval of an environmental impact report at the design, construction and start-up stages of all construction projects. This report must evaluate the pollution caused by and the ecological impacts of the construction project and specify its preventative measures. The relevant department in charge of environmental protection, which may be at the national, provincial and/or local levels, must confirm that the project conforms to applicable technology-based and ambient quality standards before issuing its approval. The State Planning Commission and its local counterparts are prohibited from approving a construction project until after the environmental protection authority has issued its own approval. Pollution sources are also required to report their pollution discharges in terms of types and amounts of pollutants discharged into the water and air, and to secure discharge permits for their wastewater discharges and airborne emissions and, from April 1, 1996, solid waste shipments to ensure compliance with relevant emissions standards. The PRC's environmental authorities impose a uniform fee on all industrial wastewater discharges and pollution fees for discharges of waste substances in excess of applicable standards. Fines and other sanctions may be imposed for violations of laws, regulations or decrees.

            FOREIGN EXCHANGE CONTROLS AND EXCHANGE RATE INFORMATION

GENERAL

     The Renminbi is currently not a freely convertible currency. The PRC Government imposes control over its foreign currency reserves in part through control over foreign trade and through foreign exchange regulation. The State Administration of Exchange Control is responsible for matters relating to foreign exchange administration, while the PBOC specializes in foreign exchange operations.

     The PRC issued interim regulations on foreign exchange control in December 1980 to provide a basis for the control of foreign exchange transactions. These interim regulations were followed by a series of implementing rules promulgated by the SAEC which together established the legal framework for foreign exchange control in the PRC. Such legislation prohibits the circulation, use or pledging of foreign currency within the PRC and the sale and purchase of foreign currency without authorization.

     Foreign exchange transactions involving Renminbi must take place either at official foreign exchange adjustment centers ("swap centers") or through the China Foreign Exchange Trading Center ("CFETC"), an inter-bank foreign exchange trading market. Swap centers are institutions administered by the PRC Government designed to facilitate the trading of Renminbi and foreign currencies. Swap centers were first established pursuant to the Provisions of the State Council for the Encouragement of Foreign Investment, promulgated in October 1986, and were designed to provide a controlled setting under which Renminbi could be exchanged for foreign currencies at rates approaching market levels. When swap centers were first introduced, they were affected to a large extent by the chronic shortages of foreign exchange suffered by the PRC at that time and by additional measures and rules which were promulgated to implement the operations of swap centers. With the relative success of the PRC's export drive since 1988, strict controls over imports and the accumulation of relatively large foreign surpluses, foreign currency availability (especially in the southern part of the PRC) has increased and "swapping" of Renminbi for foreign currency at regional swap centers to satisfy the foreign currency needs of both domestic and foreign investment enterprises has become more common. SAEC through its local branches has established swap centers in many cities in the PRC.

     In April 1994, the CFETC was created in Shanghai pursuant to new regulations to coordinate foreign exchange transactions nationwide among domestic enterprises according to standardized rules and to replace the two-tier exchange rate system that consisted of the official rate and the swap center rates. At the end of 1995, the CFETC had linked 373 banks and financial institutions in 25 cities in the PRC. The CFETC and the swap centers are regulated by PRC Government policies and administered by the SAEC. The PRC Government has stated that swap centers will be merged with the CFETC in the future.

     Prior to January 1, 1994, China had a dual-track foreign exchange system. Under this system the SAEC published an official exchange rate at which foreign exchange transactions would take place at authorized financial institutions (which rate reflected over the past ten years a consistent devaluation of the Renminbi against the U.S. dollar). At the same time, foreign exchange transactions could be effected with government permission at the swap centers at prices set in part by supply and demand. Significant variances developed in 1992 and 1993 between the official SAEC exchange rate and the swap center rates.

     Effective January 1, 1994, a new unitary, managed floating-rate system was introduced to replace the dual foreign exchange system. Under the new system, the PBOC sets and publishes daily a base exchange rate (the "PBOC Rate") with reference primarily to the supply and demand of Renminbi against the U.S. dollar in the market during the prior day. The PBOC also takes into account other factors such as the general conditions in the international foreign exchange markets. Authorized banks and financial institutions are allowed to quote buy and sell rates for Renminbi within a specified range around the daily PBOC Rate. Currently, the PBOC allows Renminbi trading within a range of .25% above and below the daily PBOC Rate.

     Upon adoption of the new managed floating-rate system, the PRC Government announced that the PBOC would try to balance the demand for and supply of foreign currencies in China and stabilize the Renminbi exchange rate mainly through macro-economic measures, including management of monetary policy and interest rates.

NEW FOREIGN EXCHANGE LAWS AND REGULATIONS

     Several new foreign exchange laws and regulations were promulgated in 1996 by the PRC Central Government.


     The PRC Foreign Exchange Control Regulations, which were promulgated by the State Council and took effect on April 1, 1996, require that domestic enterprises (including foreign investment enterprises) operating in the PRC must price and sell their goods and services in the PRC in Renminbi unless such enterprises have special authority to do otherwise. Foreign investment enterprises may retain foreign currency received in capital account transactions and a portion of the foreign currency received from current account transactions. Any foreign exchange revenues received by domestic enterprises must be sold to foreign exchange banks in the PRC. In early 1996, the PBOC and the SAEC first enacted experimental regulations on a trial basis in four Chinese localities in order to allow foreign investment enterprises to use both swap centers and designated foreign exchange banks to convert currencies and to open special purpose foreign currency accounts for currency transactions as well as capital expenditures. On June 20, 1996, the PBOC issued an announcement and promulgated the Administrative Regulations on Foreign Exchange Conversions, Sales and Payment, which took effect on July 1, 1996, effectively allowing foreign investment enterprises in other parts of the PRC to enjoy the same treatment as those in the four experimental localities. For current account transactions, domestic enterprises (including foreign investment enterprises) and institutions are permitted to buy foreign exchange from State-designated banks on presentation of appropriate documentation establishing the existence of import contracts or in exchange for Renminbi on presentation of payment notes from overseas financial institutions. Such enterprises also are permitted to purchase foreign exchange for the import of certain products subject to quotas, import permits and registration controls. Domestic enterprises are permitted to apply to purchase foreign exchange for the payment of dividends that have been authorized as payable in foreign currency. However, capital account transactions in foreign currency are still subject to SAEC approval.


     The conversion of Renminbi into foreign currency to be used for payment and remittance abroad to a foreign party of dividends and other distributions require, among other things, either the presentation to the designated foreign exchange bank of properly authorized board resolutions or the presentation to a swap center of SAEC approvals permitting the conversion and remittance. The conversion into foreign currency of Renminbi to be used for the payment of principal or interest with respect to foreign currency loans requires, among other things, presentation to the designated foreign exchange bank or swap center of the foreign debt registration certificate issued by the SAEC upon the registration of the foreign currency loan. The SAEC has authority to establish ceilings on the total amount of foreign currency income that a foreign investment enterprise may retain from its current transactions. Such ceilings are to be set by reference to the level of foreign capital actually invested in the enterprise and the foreign currency cash flow needs of the enterprise.

     The new foreign exchange laws and regulations are intended to be a further step in the direction of achieving China's goal of full convertibility of the Renminbi for current account items by the year 2000.

HISTORICAL EXCHANGE RATE

     From 1985 to the end of 1993, the official exchange rate, which was set by the SAEC ("Official Exchange Rate"), experienced a gradual but significant depreciation against major foreign currencies, falling from an average of RMBY
3.20 to $1.00 in 1985 to RMBY 5.81 to $1.00 at the end of 1994. During the first half of 1994, the Renminbi to US dollar exchange rate remained stable, rising slightly by June 30, 1994 to RMBY 8.6526 to $1.00. The gradual upward trend continued in the second half of 1994 and the first six months of 1995, reaching RMBY 8.4462 to $1.00 at the end of 1994 and RMBY 8.3211 to $1.00 on June 30, 1995. The Renminbi traded in a narrow range during the last half of 1995 and in the first quarter of 1996, ending 1995 at RMBY 8.3374 to $1.00 and the first quarter of 1996 at RMBY 8.3538 to $1.00.


     On November 26, 1996, the PBOC Rate (as reflected by the Noon Buying Rate) was RMBY8.3312 to $1.00.

     The following table sets forth (a) the Official Exchange Rate and the exchange rate at the Shanghai Swap Center for 1991 through 1994 and (b) the PBOC Rate (as reflected by the Noon Buying Rate) and the exchange rate at the Shanghai Swap Center in 1995 and the first quarter of 1996:

                                 EXCHANGE RATES

                            OFFICIAL EXCHANGE RATE/PBOC RATE(1)              SHANGHAI SWAP CENTER RATE
                         -----------------------------------------   -----------------------------------------
        PERIOD           PERIOD END   AVERAGE(2)    HIGH     LOW     PERIOD END   AVERAGE(2)    HIGH     LOW
-----------------------  ----------   ----------   ------   ------   ----------   ----------   ------   ------
                              (EXPRESSED IN RMBY PER US$1.00)             (EXPRESSED IN RMBY PER US$1.00)
1991...................    5.4478       5.3343     5.4478   5.2352     5.8980       5.8534     5.9290   5.7490
1992...................    5.7662       5.5214     5.9007   5.4124     7.7060       6.7497     7.7700   5.8970
1993...................    5.8145       5.7769     5.8245   5.7076     8.7000       8.7207     10.9230  7.7180
1994...................    8.4662       8.6303     8.7409   8.4662     8.4461       8.5790     8.7080   8.4459
1995...................    8.3374       8.3685     8.4584   8.3203     8.3174       8.3494     8.4448   8.2764
1st Quarter, 1996......    8.3538       8.3429     8.3538   8.3338     8.3339       8.3229     8.3365   8.3079

---------------

Sources: Official Exchange Rates are as reported as the Noon Buying Rates. Shanghai Swap Center Rates have been obtained from the Shanghai Swap Center.

(1) For periods prior to 1994, the Official Exchange Rate; for subsequent periods, the PBOC Rate.

(2) Determined by averaging the rates on the last business day of each month during the relevant period.

                    NATURAL RESOURCES AND ENERGY PRODUCTION

     Although the PRC is rich in natural resources, its overburdened transportation network has not been able to provide efficient delivery of these resources. According to the PRC's current Five-Year Plan, attempts are being made to overcome this difficulty by improving infrastructure. The main energy source used by the PRC is coal and the nation is the world's largest coal producer. In 1995, production of coal reached 1.23 billion tons. The current Five-Year Plan provides for the PRC's coal output in the year 2000 to reach 1.4 billion tons. Crude oil production in the PRC reached 149 million tons in 1995 and is expected to reach 155 million tons in 2000. In addition, hydroelectric power is expected to be developed further as an important energy source.

     The following table sets forth the PRC's energy production and consumption for 1988 through 1994:

                       ENERGY PRODUCTION AND CONSUMPTION

                                TOTAL PRODUCTION           AS % OF TOTAL PRODUCTION          TOTAL CONSUMPTION
                                  (IN MILLION       --------------------------------------      (IN MILLION
                                 METRIC TONS OF                          NATURAL    HYDRO-    METRIC TONS OF
                                    SCE)(1)         COAL    CRUDE OIL      GAS      ELECTRIC      SCE)(1)
                                ----------------    ----    ---------    -------    ------   -----------------
1988...........................       958.0         73.1%      20.4%        2.0%      4.5%          930.0
1989...........................     1,016.4         74.1       19.3         2.0       4.6           969.3
1990...........................     1,039.2         74.2       19.0         2.0       4.8           987.0
1991...........................     1,048.4         74.1       19.2         2.0       4.7         1,037.8
1992(2)........................     1,072.6         74.3       18.9         2.0       4.8         1,091.7
1993...........................     1,110.6         74.0       18.7         2.0       5.3         1,159.9
1994...........................     1,187.3         74.6       17.6         1.9       5.9         1,227.4
1995...........................     1,287.3         75.5       16.7         1.8       6.0         1,290.0(3)

---------------

Source: PRC State Statistical Bureau, China Statistical Yearbook (1996).

(1) Excludes bio-energy, solar, geothermal and nuclear energy. All fuels converted to Standard Coal Equivalent ("SCE") with thermal equivalent of 7,000 kilocalories per kilogram: 1 kg of coal = 0.714 kg of SCE; 1 kg of oil = 14.3 kg of SCE; 1 cubic meter of natural gas = 1.33 kg of SCE; hydroelectric converted to SCE based on coal required to produce equivalent thermal electric power.

(2) The amount by which 1992 consumption exceeded production was covered by reserves and imports.

(3) Total energy consumption for 1995 is an estimated figure.

                                 FOREIGN TRADE

     Foreign trade is important to the PRC's economic reform program. Imports provide access to the advanced technologies and techniques which the PRC needs to modernize its economy, while exports provide the PRC with the foreign exchange required to purchase such technologies and techniques. As part of its economic reform program, the PRC also is modernizing its foreign trade system. Prior to 1978, foreign trade was highly centralized and all imports and exports were controlled by the then Ministry of Foreign Trade through a series of specialized foreign trade corporations. In 1978, the PRC Government began to decentralize foreign trade. Several Central Government agencies and regional authorities have since established their own trading corporations. In 1982, the Ministry of Foreign Economic Relations and Trade was formed following a merger of the various bodies formerly responsible for monitoring foreign trade and investment, including the Ministry of Foreign Trade. The name of the Ministry of Foreign Economic Relations and Trade was changed in 1993 to the Ministry of Foreign Trade and Economic Cooperation.

     The PRC's foreign trade has grown since 1978 in both quantity and range. Trading partners now include about 200 countries and regions. From 1978 to 1995, the value of total merchandise trade grew from $6.0 billion to $280.9 billion.

     In 1994, the PRC's foreign trade yielded a trade surplus of $5.3 billion, following 1993's trade deficit of $12.2 billion, which represented the first trade deficit in four years. Exports in 1995 reach $148.8 billion, which represented an increase of 23% over that of 1994, and imports reached $132.1 billion, representing an increase of 14.2% over that of 1994.

     The PRC currently enjoys MFN trading status with the United States which is subject to annual renewal. MFN status allows China to maintain those trading privileges enjoyed by all normal trading partners of the United States. The PRC has retained MFN privileges since 1980. On March 31, 1996, United States President Clinton formally informed the US Congress of his intention to seek a further unconditional one-year renewal of China's MFN status with the United States. Congress gave final approval to the President's request on June 27, 1996. Rescission of MFN status would subject PRC exports to the United States to significantly higher tariffs.

                                  LEGAL SYSTEM

     The PRC is still in the process of developing a comprehensive system of laws. A significant number of laws and regulations dealing, in particular, with economic matters and foreign investment, protection of intellectual property, taxation, technology transfer and trade have been promulgated since 1978 when the PRC first embarked on its economic reform policy. The Constitution was amended in December 1982 to authorize foreign investment and to guarantee the "lawful rights and interests" of foreign investors in the PRC.

     As mentioned above, national laws are promulgated by the NPC. The State Council, certain of the entities affiliated with the State Council and the people's congresses at the provincial and municipal levels are also vested with the power to promulgate administrative measures, rules and regulations having the force of law.

     The legal system in the PRC is a civil system based on written statutes. Decided cases do not constitute binding precedents, although such cases are sometimes referred to for guidance. The main legislation governing the judicial system is The Law of the People's Courts of the People's Republic of China concerning the Organization of the Judicial System, which came into effect on January 1, 1980 and was amended September 2, 1983. The main legislation which sets forth general principles for civil relations, including business transactions, is The General Principles of Civil Law, enacted by the NPC in April of 1986. The General Principles of Civil Law is divided into seven broad categories: general principles, subjects of civil law, contract, property, civil liability, remedies and special provisions governing foreign economic relations. The main legislation governing civil procedure is The Law of the People's Republic of China on Civil Procedure ("Civil Procedure Law") which came into effect on April 9, 1991.

     All foreign individuals, enterprises and other entities are given the same rights and obligations as PRC individuals, enterprises and other entities in instituting or defending proceedings in courts. If, however, the rights and obligations of PRC individuals, enterprises or other entities to institute or defend legal proceedings are subject to any restrictions in foreign jurisdictions, then reciprocal restrictions may be imposed by PRC courts on the rights and obligations of the individuals, enterprises and other entities of such jurisdictions to institute or defend legal proceedings in the PRC. All foreign individuals, enterprises and other entities who wish to retain legal counsel in instituting or defending any proceedings in a PRC court must retain lawyers qualified in the PRC.

     All civil cases are decided by the court on the basis of a majority vote and are subject to a two-tier procedure, with cases being heard first by a first instance court and then subject to appeal to an appellate court. Courts in the PRC are divided into four levels: the Supreme People's Court at the national level, the High People's Courts at the provincial level, the Intermediate People's Courts at the municipal and prefectural levels and the basic-level People's Courts at the county level. At each level, there is a criminal division, a civil division, an economic division and an administrative division. The Supreme People's Court is the highest judicial establishment in the PRC. It is responsible for supervising all other courts. In case of uncertainty in relation to the interpretation of any law, rule or regulation, the Supreme People's Court may be asked to provide an opinion on the interpretation of such law, rule or regulation in specific cases.

     If a legally binding judgment or ruling is given by a PRC court, but the party against whom such judgment or ruling is to be enforced is not present or does not have any assets in the PRC, the person seeking enforcement may apply to the appropriate foreign court for recognition and enforcement of such judgment or ruling. Alternatively, where there is an applicable international treaty or other arrangement for reciprocal enforcement of judgments between the PRC and the country in which the PRC judgment or ruling is sought to be enforced, the PRC court may be asked to seek the enforcement of such judgment or ruling in such foreign country. If a PRC court is asked to recognize or enforce a judgment or ruling given by a foreign court, such judgment or ruling will be recognized and enforced only where there is an applicable international treaty or other arrangement for reciprocal enforcement of judgments between the PRC and the country of the court by which such judgment or ruling is given. The enforcement of such judgment or ruling, however, must not violate the public security, state sovereignty or basic principles of the law of the PRC nor contradict the public interest of the PRC. If it is necessary to enforce such judgment or ruling, the PRC court will issue an enforcement order and will proceed with enforcement in accordance with PRC law.

     Foreign arbitral awards may be enforced in the PRC in accordance with the Civil Procedure Law, which provides that an application for enforcement shall be submitted to the Intermediate People's Court of the place where the party subject to execution is domiciled or where such party's property is located. Application for enforcement shall be handled pursuant to international treaties to which the PRC is a party, most importantly the Convention on the Recognition and Enforcement of Foreign Arbitral Awards ("New York Convention"), to which the PRC acceded in 1987. As of January 1, 1993, 89 countries were parties to the New York Convention, including the United States and the United Kingdom.

     There is no express requirement, as in the case of foreign court judgments and rulings, that foreign arbitral awards which are brought for enforcement in the PRC must not violate the public security, state sovereignty or basic principles of the law of the PRC nor contradict the public interest of the PRC. Thus, the Civil Procedure Law and the New York Convention allow PRC courts significantly less basis for rejecting an application for enforcement of a foreign arbitral award than exists in the case of foreign court judgments or rulings. A consistent record of enforcement of foreign arbitral awards, however, has yet to develop.

     The Arbitration Law of the People's Republic of China ("Arbitration Law"), which became effective on September 1, 1995, is applicable to disputes involving foreign parties, and the parties thereto may, pursuant to their arbitration agreement, submit their dispute to arbitration before a foreign-related arbitration committee constituted in accordance with the Arbitration Law. The arbitration rules to be applied by the arbitration committee shall be formulated in accordance with the Arbitration Law and the Civil Procedure Law. There is no material difference between the Arbitration Law and previous PRC legal principles on a foreign-related arbitration and enforcement of foreign-related arbitration awards.

     The China International Economic and Trade Arbitration Commission ("CIETAC"), established in Beijing under the auspices of the China Council for the Promotion of International Trade ("CCPIT"), is one of two domestic arbitration organizations in the PRC charged with arbitrating foreign-related disputes. CIETAC's arbitration rules, which were formulated pursuant to the Arbitration Law and became effective on October 1, 1995, provide that CIETAC has jurisdiction over any dispute arising from "international economic and trade transactions" with respect to which an arbitration agreement selecting CIETAC arbitration has been reached. However, according to the practices of the CIETAC, it will not accept disputes between a foreign-investment enterprise (which is considered as a Chinese legal person) and a Chinese domestic entity even if both parties chose CIETAC arbitration in the contract because CIETAC does not view such dispute between two Chinese legal persons as "foreign-related."

     The CIETAC's arbitration rules provide that an award rendered by a CIETAC tribunal shall be final and binding on the parties. The Civil Procedure Law also provides that a PRC court may only refuse to enforce a CIETAC final award in the event of certain procedural errors relating to the jurisdiction of CIETAC over a given dispute or the failure by an arbitration tribunal to abide by CIETAC rules, and may also deny execution of the award in the event that it determines that doing so would be against the "public interest."

                 APPENDIX B -- GLOSSARY OF POWER INDUSTRY TERMS

availability...............  A percentage of the total amount of hours the electric generating facility is available to produce energy during a specified time period.

base load plant............  A plant or a generator which under normal operating conditions would run continuously to meet the system's base load or minimum constant level of electric demand.

capacity...................  The load for which a generating unit, generating station, or other electrical apparatus is rated either by the user or by the manufacturer.

commercial operation.......  The status of an electric generating unit following the completion of its commissioning when the electric generating unit is capable of producing and transmitting electricity to the utility's system at a given level on a sustained basis.

demand.....................  For an integrated electricity system, the amount of consumer demand for power at any point in time, including transmission and distribution losses.

design capacity............  Future planned installed capacity, in addition to currently installed capacity.

dispatch...................  The schedule of production for all the generating units on a power system, generally varying from moment to moment to match production with demand. As a verb, to dispatch a plant means to direct the plant to run.

GW*........................  Gigawatt. One thousand MW.

GWh........................  Gigawatt-hour. One thousand MWh. GWh is typically used as a measure for the annual energy production of large power plants.

heat rate..................  A measure of a generating station's thermal efficiency, generally expressed in Btu (British thermal unit) per net kWh.

kV.........................  Kilovolt -- One thousand volts.

kW*........................  Kilowatt -- One thousand watts.

kWh........................  Kilowatt-hour -- The standard unit of energy used in the electric utility industry. One kWh is the amount of energy that would be produced by a generator producing one thousand watts for one hour.

load.......................  With respect to a power generating plant or a generator, the extent to which it is being used at a particular time.

MW*........................  Megawatt. One thousand kW. The installed capacity of power plants is generally expressed in MW.

MWh........................  Megawatt-hour. One thousand kWh.

nameplate capacity or
installed capacity.........  The full-load continuous rating of a generator, prime mover or other electrical equipment under specified conditions as designated by its manufacturers.

outage.....................  An interruption that fully or partially curtails the electric generating facility's output of electricity.

peaking plant..............  A generating station which is normally operated only to provide power during maximum load periods.

transmission line..........  An electrical connection between two points on a power system for the purpose of transferring high voltage electrical energy between the points. Generally, a transmission line consists of large wires or conductors held aloft by towers.

TW*........................  Terawatt. One thousand GW.

TWh........................  Terawatt-hour. One thousand GWh. TWh is typically used as a measure of the annual energy output of a region or country.
---------------

* References to MW, GW and TW in the Prospectus are to approximate measures of capacity. The actual capacity of electric generating power plants varies depending on temperature, elevation and other factors.

                      (LOGO) AES CHINA GENERATING CO. LTD.

                           (LOGO) of Hong Kong Y97312

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


            SEC Registration filing fee..............................  $   54,546
            NASD filing fee..........................................       2,500
            Printing and engraving expenses..........................     200,000
            Blue sky fees and expenses (including counsel)...........      15,000
            Rating agencies' fees and expenses.......................     250,000
            Accounting fees and expenses.............................      50,000
            Legal fees and expenses..................................     470,000
            Trustee fees.............................................       5,000
            Miscellaneous............................................      22,954
                                                                       ----------
              Total..................................................  $1,066,091
                                                                       ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 98 of the Companies Act 1981 of Bermuda (the "Act") provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such officer, director, or auditor may be guilty in relation to the Company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act. The Company has adopted provisions in its Bye-laws that provide that the Company will indemnify its officers and directors against any liability which they might incur or sustain in connection with their offices and trusts with respect to the Company or any other entity for whom any of them acted at the request of the Company, except in cases where such liability arises from willful negligence, willful default, fraud or dishonesty of which such officer or director may be guilty in relation to the Company.

ITEM 16.  EXHIBITS

(a) Exhibits.

     The following is a list of exhibits to this Amendment No. 1 to the Registration Statement:


  1.1   Form of Underwriting Agreement.*
  4.1   Form of Indenture Between Bankers Trust, as Trustee and AES China Generating Co. Ltd.*
  4.2   Form of Note (included in 4.1).*
  4.3   Form of Security Agreement.*
  5.1   Opinion of Conyers, Dill & Pearman regarding the legality of securities being registered.*
  5.2   Opinion of Skadden, Arps, Slate, Meagher & Flom (International) regarding the legality of securities being registered.*
 12.1   Statement re: Computation of Ratios.*
 23.1   Consent of Conyers, Dill & Pearman (set forth in their opinion filed as Exhibit 5.1 to the Registration Statement).*
 23.2   Consent of Skadden, Arps, Slate, Meagher & Flom (International) (included in their opinion filed as Exhibit 5.2).*
 23.3   Consent of Deloitte Touche Tohmatsu.**
 24.1   Power of Attorney (contained on the signature pages of this Registration Statement)**
 25.1   Statement of Eligibility of Trustee (bound separately).*


---------------

  * To be filed by amendment

 ** Previously filed


(b) Financial Statement Schedules.

     All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Amendment No. 2 to the Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, Country of the People's Republic of China, on this 27th day of November, 1996.


                                          AES CHINA GENERATING CO. LTD.

                                          By:/s/  JEFFERY A. SAFFORD
                                                 Jeffery A. Safford
                                                  Vice President,
                                            Chief Financial Officer and
                                                      Secretary


              SIGNATURE                               TITLE                        DATE
-------------------------------------  ------------------------------------ ------------------
                *                      President and Chief Executive        November 27, 1996
-------------------------------------  Officer (Principal Executive
          Paul T. Hanrahan             Officer)

        /s/  JEFFERY A. SAFFORD        Vice President, Chief Financial      November 27, 1996
-------------------------------------  Officer and Secretary (Principal
         Jeffery A. Safford            Financial and Accounting Officer)

                  *                    Chairman of the Board and Class B    November 27, 1996
-------------------------------------  Director
            Roger W. Sant

                  *                    Vice Chairman and Class B Director   November 27, 1996
-------------------------------------
           Dennis W. Bakke

                  *                    Vice Chairman and Class B Director   November 27, 1996
-------------------------------------
       Robert F. Hemphill, Jr.

                  *                    Class B Director                     November 27, 1996
-------------------------------------
           Thomas Tribone

                  *                    Class B Director                     November 27, 1996
-------------------------------------
         Thomas I. Unterberg

                  *                    Class A Director                     November 27, 1996
-------------------------------------
            William Dykes

                  *                    Class A Director                     November 27, 1996
-------------------------------------
            Xiliang Feng

                  *                    Class A Director                     November 27, 1996
-------------------------------------
          Dr. Victor Hao Li

              SIGNATURE                               TITLE                        DATE
-------------------------------------  ------------------------------------ ------------------
                  *                    Class A Director                     November 27, 1996
-------------------------------------
         William H. Taft, IV



     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment No. 2 to the Registration Statement solely in the capacity of the duly authorized representative of AES China Generating Co. Ltd. in the United States, in the City of Arlington, State of Virginia, on this 27th day of November, 1996.


                                          Authorized Representative in the
                                          United States

                                                            *
                                          --------------------------------------
                                                     Dennis W. Bakke

*By: /s/     JEFFERY A. SAFFORD
     ---------------------------------
            Jeffery A. Safford
             Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                                             SEQUENTIALLY
NUMBER                              DESCRIPTION OF EXHIBITS                         NUMBERED PAGE
------       ---------------------------------------------------------------------- -------------
  1.1     -- Form of Underwriting Agreement.*......................................
  4.1     -- Form of Indenture Between Bankers Trust, as Trustee and AES China
             Generating Co. Ltd.*..................................................
  4.2     -- Form of Note (included in 4.1).*......................................
  4.3     -- Form of Security Agreement.*..........................................
  5.1     -- Opinion of Conyers, Dill & Pearman regarding the legality of securities being registered.*.........................................
  5.2     -- Opinion of Skadden, Arps, Slate, Meagher & Flom (International)
             regarding the legality of securities being registered.*...............
 12.1     -- Statement re: Computation of Ratios.*.................................
 23.1     -- Consent of Conyers, Dill & Pearman (set forth in their opinion filed as Exhibit 5.1 to the Registration Statement).*.......................
 23.2     -- Consent of Skadden, Arps, Slate, Meagher & Flom (International)
             (included in their opinion filed as Exhibit 5.3).*....................
 23.3     -- Consent of Deloitte Touche Tohmatsu.**................................
 24.1     -- Power of Attorney (contained on the signature pages of this
             Registration Statement)**
 25.1     -- Statement of Eligibility of Trustee (bound separately).*..............


---------------

* To be filed by amendment

** Previously filed